Exhibit 2.1

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

Execution Version

EQUITY PURCHASE AGREEMENT

BY AND AMONG

STAR HOIST INTERMEDIATE, LLC,

COLUMBUS MCKINNON CORPORATION

AND

ROYAL NY COMPANY HOLDINGS, LLC

DATED AS OF JANUARY 13, 2026

i

SCHEDULES

Permitted Liens Schedule Seller Carve-Out Obligations Working Capital Schedule Disclosure Schedules
Schedule 1.1 Schedule 2.6(b)(v)(L) Schedule 6.1(b) Schedule 6.16 Schedule 6.17 Schedule 6.17(b) Schedule 6.17(i)	Business Products Required Consents Certain Covenant Limitations Certain Affiliate Agreements Additional Covenants Milwaukee Tool Contracts Escalation/Cure Process

EXHIBITS

Exhibit A	Accounting Principles
Exhibit B	Trademark License Agreement
Exhibit C	Contribution Agreement
Exhibit D	Coffing Services Agreement
Exhibit E	Royal-CMCO Supply Agreement
Exhibit F	CMCO-Royal Supply Agreement
Exhibit G	Transition Services Agreement
Exhibit H	Seller Bring Down Certificate
Exhibit I	Assignment
Exhibit J	Buyer Bring Down Certificate
Exhibit K	Tax Allocation Principles
Exhibit L	Patent License-Back Agreement

EQUITY PURCHASE AGREEMENT

This Equity Purchase Agreement (this “Agreement”) is made and entered into as of January 13, 2026, by and among (i) Star Hoist Intermediate, LLC, a Delaware limited liability company (“Buyer”), (ii) Royal NY Company Holdings, LLC, a Delaware limited liability company (the “Company”) and (iii) Columbus McKinnon Corporation, a New York corporation (“Seller”). Each of Buyer, the Company and Seller is also referred to herein as a “Party” and, collectively, as the “Parties.” Capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings set forth in Section 1.1.

RECITALS

WHEREAS, Seller has formed the Company to receive all of the Contributed Assets pursuant to the Contribution, as described in the Contribution Agreement;

WHEREAS, concurrently with the execution and delivery by Seller and the Company of this Agreement, Seller and the Company have entered into the Contribution Agreement, pursuant to which Seller will assign, transfer, contribute, convey and deliver to Buyer, all of Seller’s right, title and interest in, to and under all of Contributed Assets prior to the Closing on the terms and conditions set forth in the Contribution Agreement (the “Contribution”);

WHEREAS, Seller owns beneficially and of record all of the issued and outstanding limited liability company interests of the Company (the “Interests”);

WHEREAS, on the terms and subject to the conditions of this Agreement, Buyer desires to purchase from Seller and Seller desires to sell to Buyer, the Interests from and after the Contribution in exchange for cash and the other good and valuable consideration set forth in this Agreement; and

WHEREAS, immediately following the Closing, Buyer shall own beneficially and of record all of the Interests.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings contained herein and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1 Certain Definitions. For purposes of this Agreement, capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings set forth below.

“2027 Fiscal Year” means the period commencing on April 1, 2026 and ending on March 31, 2027.

“2028 Fiscal Year” means the period commencing on April 1, 2027 and ending on March 31, 2028.

“Accelerated Earn-Out Payment” means an amount equal to $25,000,000 in cash multiplied by a fraction, (a) the numerator of which is the number of days in the period beginning on the first day of the 2027 fiscal year of the Company and ending on the date of the consummation of the Sale of the Company, and (b) the denominator of which is equal to the total number of days in the 2027 fiscal year of the Company and the 2028 fiscal year of the Company.

“Accounting Firm” has the meaning set forth in Section 2.4(b) hereof.

“Accounting Principles” means: (i) the accounting principles, policies, practices, methodologies and procedures included in Exhibit A attached hereto; (ii) to the extent not inconsistent with clause (i) above, consistent with accounting principles, policies, categorizations, practices, methods, estimation methods and bases as were used in the preparation of the Carveout Financial Information as of September 30, 2025; and (iii) to the extent not covered by clauses (i) and (ii) above, GAAP. In the event of a conflict, clause (i) will have priority over clauses (ii) and (iii), and clause (ii) will have priority over clause (iii).

“Accrued Taxes” shall mean the unpaid Taxes of the Company for any Pre-Closing Tax Period for which a Tax Return has not yet been filed prior to the Closing Date and which Tax Return is not yet due under applicable Law (taking into account extensions) as of the Closing Date determined as if the taxable period of the Company ended as of the end of the day of the Closing Date. The calculation of the amount described in the immediately preceding sentence shall (A) exclude any Tax assets (other than as described in clause (C)) or deferred Tax liabilities, (B) be computed in accordance with the past practice of the Seller to the extent permitted by applicable Law and (C) be reduced, but not below zero, by any estimated or similar Tax payments made by the Seller not yet credited to an otherwise unpaid Tax.

“Acquisition Proposal” means any inquiry, proposal, or offer from any Person (other than Buyer or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of (a) all or any portion of the capital stock or other ownership interests in (i) the Company, or (ii) any Affiliate of Seller that owns or leases any material Contributed Assets, or (b) all or any portion of the Business or the Contributed Assets, except, in the case of clause (b), the disposition of assets in the Ordinary Course of Business; provided, however, an Acquisition Proposal shall not include an inquiry, proposal or offer from any Person to acquire all or substantially all of Seller’s issued and outstanding capital securities or assets.

“Administrative Agent” has the meaning set forth in the definition of “JPMorgan Credit Agreement.”

“Affiliate” with respect to any Person, means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person. As used in this definition, the term “control,” including the correlative terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by Contract or otherwise.

“Agreed Amount” has the meaning set forth in Section 7.7(b) hereof.

“Agreement” has the meaning set forth in the Preamble hereof.

“AI Technologies” means any and all machine learning, deep learning, generative and other artificial intelligence technologies, including algorithms, software or machine-based systems that (a) parse data contextually to provide or analyze information, (b) imitate cognitive human intelligence, or (c) use neural networks, statistical learning algorithms or reinforcement learning.

“Allocation” has the meaning set forth in Section 6.5(e)(i) hereof.

“Antitrust Laws” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or constituting anticompetitive conduct.

“Back-to-Back Arrangement” has the meaning set forth in Section 2.7(b).

“Base Purchase Price” means $210,000,000.

“Binder Agreement” has the meaning set forth in Section 6.3(a) hereof.

“Business” means the business of developing, manufacturing, selling and distributing: (i) the powered and manual chain hoist, lifting equipment and trolley products listed on Schedule 1.1(a) and related parts and components therefor and (ii) the graded and custom chain solutions products listed on Schedule 1.1(b) and related parts and components therefor; provided, however the “Business” shall not include the development, manufacture or distribution of Little Mule® products or any related parts or components therefor. For the avoidance of doubt, the “Business” shall include the development, manufacture and distribution of (x) the Chester® products listed on Schedule 1.1(c) (the “Chester Products”) and any related parts or components therefor and the Coffing® products listed on Schedule 1.1(d) (the “Coffing Products”) and any related parts or components therefor.

“Business Confidential Information” has the meaning set forth in Section 6.17(a).

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in New York, New York.

“Business Employee” has the meaning set forth in Section 3.13(a) hereof.

“Business Products” means the products listed on Schedule 1.1.

“Buyer” has the meaning set forth in the Preamble hereof.

“Buyer Documents” has the meaning set forth in Section 5.1 hereof.

“Buyer Indemnified Parties” means Buyer and its Affiliates (including, following the Closing, the Company) and their respective equityholders, officers, directors, managers, employees, agents, partners, members, counsel, accountants, financial advisors, engineers, consultants, other advisors, successors and assigns.

“Buyer Released Parties” has the meaning set forth in Section 6.9(b) hereof.

“Buyer Releasing Parties” has the meaning set forth in Section 6.9(a) hereof.

“Carveout Financial Information” has the meaning set forth in Section 3.4(a) hereof.

“Cash” means, without duplication, cash and cash equivalents of the Company, including checks, commercial paper, treasury bills, cash on deposit and over-the-counter bank deposits as of 12:01 a.m. Eastern Time on the Closing Date, which shall include deposits in transit, transfers, and checks held by the Company and be net of outstanding checks.

“Chester Products” has the meaning set forth in the definition of “Business.”

“Claim Dispute Period” has the meaning set forth in Section 7.7(b) hereof.

“Claimed Amount” has the meaning set forth in Section 7.7(a) hereof.

“Clayton Act” means the Clayton Act of 1914.

“Closing” has the meaning set forth in Section 2.5 hereof.

“Closing Date” has the meaning set forth in Section 2.5 hereof.

“Closing Item” has the meaning set forth in Section 2.4(a) hereof.

“Closing Statement” has the meaning set forth in Section 2.4(a) hereof.

“CMCO-Royal Supply Agreement” means that certain Supply Agreement, to be entered into as of the Closing Date by and among Buyer, the Company and Seller, substantially in the form attached hereto as Exhibit F.

“COBRA” means Section 4980B of the Code and Title I, Part 6 of ERISA, as amended from time to time, and the applicable rulings and regulations thereunder.

“Code” means the Internal Revenue Code of 1986, as amended, and any reference to any particular Code Section shall be interpreted to include any revision of or successor to that Section regardless of how numbered or classified.

“Coffing Products” has the meaning set forth in the definition of “Business.”

“Coffing Services Agreement” means that certain Interim Operating and Transitional Services Agreement, to be entered into as of the Closing Date by and among Buyer, the Company and Seller, substantially in the form attached hereto as Exhibit D.

“Commitment Letter” has the meaning set forth in Section 5.7(b).

“Company” has the meaning set forth in the Preamble hereof.

“Company Documents” has the meaning set forth in Section 3.1 hereof.

“Company Employee Benefit Plan” has the meaning set forth in Section 3.14(a) hereof.

“Company Guaranteed Debt” shall mean indebtedness of Seller that is guaranteed by the Company and for which the Company’s guarantee therefor will be terminated upon the Closing.

“Company Proprietary Rights” has the meaning set forth in Section 3.10(a) hereof.

“Company Software” means any and all Software owned or purported to be owned by the Company, or owned or purported to be owned by Seller (in relation to the Business).

“Confidentiality Agreement” means that certain Letter Agreement, dated as September 26, 2025, by and between Pacific Avenue Capital Partners, LLC and Seller.

“Company Proprietary Rights” has the meaning set forth in Section 3.10(a) hereof.

“Company Source Code” has the meaning set forth in Section 3.10(j) hereof.

“Competitor” means any Person that directly competes with the Company or Seller (in relation to the Business) in the design, manufacture, marketing or sale of products or services that are materially similar to the Business’s products or services.

“Contested Amount” has the meaning set forth in Section 7.7(b) hereof.

“Continuing Employees” has the meaning set forth in Section 6.13 hereof.

“Contract” means any written or oral contract, agreement, sale or purchase order, license, sublicense or Lease (including any amendments thereto) or other legally binding undertaking or commitment.

“Contribution Agreement” means, collectively, those certain Contribution Agreements entered into as of the date hereof by and among Seller and the Company attached hereto as Exhibit C.

“Contributed Assets” has the meaning set forth in the Contribution Agreement.

“Contribution” has the meaning set forth in the Recitals hereof.

“Control” has the meaning set forth in the definition of “Affiliate.”

“Current Government Contracts” means each Government Contract, the period of performance of which has not yet expired or been terminated or for which final payment has not yet been received.

“Damages” includes any loss, damage (other than punitive damage, except to the extent paid in a Third Party Claim pursuant to a final non-appealable Order or a settlement entered into in accordance with Section 7.5), injury, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable out-of-pocket attorneys’ fees), charge or cost (including reasonable out-of-pocket costs of investigation).

“Data Protections Laws” means all applicable Laws relating to the privacy, security and Processing of Personal Information, data breach notification, biometric information or biometric identifiers, website privacy policies, wiretapping, marketing communications, the interception or privacy of electronic communications, the tracking or monitoring of online activity, data/web scraping or the Processing of Personal Data, including but not limited to: (i) the UK Data Protection Act 2018; (ii) the EU General Data Protection Regulation (“GDPR”); (iii) the UK GDPR; (iv) the Privacy and Electronic Communications Regulations 2003 (SI 2003/2426); (v) the US Federal Trade Commission Act; (vi) the US Controlling the Assault of Non-Solicited Pornography and Marketing Act; (vii) the US Telephone Consumer Protection Act; (viii) the California Invasion of Privacy Act; (ix) the California Consumer Privacy Act, as amended by the California Privacy Rights Act and its implementing regulations; (x) other U.S. state data privacy laws, including the Virginia Consumer Data Protection Act, the Colorado Privacy Act, the Texas Data Privacy and Security Act, the Delaware Personal Data Privacy Act, the Iowa Consumer Data Protection Act, the Montana Consumer Data Privacy Act, the Nebraska Data Privacy Act, the New Hampshire Privacy Act, the New Jersey Privacy Act, the Oregon Consumer Privacy Act, the Utah Consumer Privacy Act; (xi) the Fair Credit Reporting Act; and (xii) 28 C.F.R. 202 et seq., promulgating Executive Order 14117 “Preventing Access to Americans’ Bulk Sensitive Personal Data and United States Government-Related Data by Countries of Concern” (“Data Security Program”).

“Data Room” means the online virtual data room hosted by Donnelley Financial Solutions entitled, “Project Royal,” as established by the Seller or its representatives in connection with the transactions contemplated hereby.

“Debt Financing” means any debt financing, whether in the form of debt securities, a credit or loan facility or otherwise, obtained or proposed to be obtained by Buyer or any of its Affiliates, the proceeds of which are intended to be used to consummate the Transactions at Closing.

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

“Dispute Notice” has the meaning set forth in Section 2.4(b) hereof.

“DLA” has the meaning set forth in Section 9.11 hereof.

“DOJ” means the United States Department of Justice.

“Earn-Out Adjustment Event” means the discontinuation, sale or exclusive license of any line of Business Products to a non-Affiliated third party; provided, that, that the release of a Business Product update (e.g., Product X 3.0) shall not be deemed to be an Earn-Out Adjustment Event for the previous iteration of such Business Product (e.g., Product X 2.0), so long as both the Net Sales from the previous iteration of such Business Product (e.g., Product X 2.0) and the updated Business Product (e.g., Product X 3.0) shall be both be counted in Total Net Sales; provided further that in the event that Seller discontinues, or is the process of discontinuing any Business Products or line of Business Products, prior to the Closing Date, such discontinuation shall not constitute an Earn-Out Adjustment Event.

“Earn-Out Payment” means an amount equal to $25,000,000 in the event that Total Net Sales is greater than the Earn-Out Target Net Sales Amount. For the avoidance of doubt, Seller shall not be entitled to any Earn-Out Payment in the event Total Net Sales is equal to or less than the Earn-Out Target Net Sales Amount.

“Earn-Out Period” means the period commencing on the first day of the 2027 Fiscal Year and ending on the last day of the 2028 Fiscal Year.

“Earn-Out Statement” has the meaning set forth in Section 2.9(a).

“Earn-Out Target Net Sales Amount” means $[***]; provided that if at any time during the Earn-Out Period, an Earn-Out Adjustment Event that is not a Sale of the Company occurs, the Earn-Out Target Net Sales Amount shall be reduced by the allocable percentage ascribed to the applicable line of Business Products on Schedule 1.2 hereof.

“Encumbrance Documents” has the meaning set forth in Section 3.7(c)(vii) hereof.

“Employee Benefit Plan” has the meaning set forth in Section 3.14(a) hereof.

“Environmental Laws” means all Laws concerning human health or safety, pollution or protection of the environment or natural resources, including any and all applicable Laws governing the handling, use, generation, treatment, recycling, storage, transportation, disposal, manufacture, registration, distribution, formulation, packaging, labelling, or Release of, or exposure to, Hazardous Materials.

“Equity Interests” means, with respect to any Person, all of the shares or quotas of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, trust rights, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), and all of the other ownership or profit interests of such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Investors” has the meaning set forth in Section 5.7(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 3.14(d) hereof.

“Estimated Closing Statement” has the meaning set forth in Section 2.3 hereof.

“Estimated Indebtedness” has the meaning set forth in Section 2.3 hereof.

“Estimated Transaction Expenses” has the meaning set forth in Section 2.3 hereof.

“Estimated Working Capital” has the meaning set forth in Section 2.3 hereof.

“Excess Amount” has the meaning set forth in Section 2.4(d) hereof.

“Federal Trade Commission Act” means the Federal Trade Commission Act of 1914.

“Final Indebtedness” has the meaning set forth in Section 2.4(a) hereof.

“Final Purchase Price” means an amount equal to (i) the Base Purchase Price, (ii)(x) plus the amount, if any, that Final Working Capital is greater than the Target Working Capital or (y) minus the amount, if any, that Final Working Capital is less than the Target Working Capital, (iii) minus the Final Indebtedness, (iv) minus the Final Transaction Expenses.

“Final Transaction Expenses” has the meaning set forth in Section 2.4(a) hereof.

“Final Working Capital” has the meaning set forth in Section 2.4(a) hereof.

“Financing” has the meaning set forth in Section 5.7(b).

“Fraud” means, with respect to any Party, knowing and intentional actual common law fraud under the Laws of the State of Delaware committed by such Party in the making of any representation or warranty made by such Party and set forth in Article III, Article IV or Article V of the Agreement; provided, that such knowing and intentional actual common law fraud may only be deemed to exist if, as of the date of this Agreement, the Party against whom relief is sought had actual knowledge (as opposed to imputed or constructive knowledge) of the underlying breach of the representation or warranty and the express intention that the other Party would rely on such representation or warranty to its detriment. For the avoidance of doubt, “Fraud” does not include, and no claim may be made in relation to this Agreement or the transactions contemplated hereby for: (a) equitable fraud, promissory fraud, unfair dealings fraud, any torts (including a claim for fraud) based on negligence or recklessness, any claim based on constructive knowledge, recklessness, negligent misrepresentation or (b) any other fraud based claim or theory of liability other than knowing and intentional actual fraud. A claim for Fraud may only be made against the Party committing such Fraud.

“Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization; Authority; Enforceability), Section 3.2(a) through (e) (Noncontravention), Section 3.3 (Capitalization), Section 3.12 (Brokerage), Section 3.18(a) and (b) (Title to Assets), Section 4.1 (Organization; Authority; Enforceability), Section 4.2 (Ownership), Section 4.3(a) through (e) (Noncontravention) Section 4.5 (Brokerage), Section 5.1 (Organization; Authority; Enforceability), Section 5.2 (Brokerage) and Section 5.6 (Investment Intent).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governing Documents” means (i) in the case of a corporation, its certificate of incorporation (or analogous document) and bylaws; (ii) in the case of a limited liability company, its certificate of formation (or analogous document) and limited liability company operating agreement; or (iii) in the case of a Person other than a corporation or limited liability company, the documents by which such Person (other than an individual) establishes its legal existence or which govern its internal affairs.

“Governmental Entity” means any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction.

“Government Bid” means any active bid, proposal, offer or quote for supplies, services or construction, whether solicited or unsolicited, made by the Company prior to the date hereof that, if accepted, would result in a Government Contract.

“Government Contract” means any written Contract between the Company and (i) any Governmental Entity or (ii) any prime contractor to a Governmental Entity in its capacity as a prime contractor.

“Hazardous Materials” means any substance, material or waste that is defined, listed or regulated as hazardous or toxic, or as a pollutant or contaminant, or with respect to which liability or standards of conduct are imposed under any applicable Environmental Law, including without limitation petroleum and related by-products and breakdown products, asbestos in any form, toxic mold and per- and polyfluoroalkyl substances, and polychlorinated biphenyls.

“Improvements” has the meaning set forth in Section 3.7(c)(ii) hereof.

“Information Security Reviews” has the meaning set forth in Section 3.10(n) hereof.

“Indebtedness” means, with respect to the Company, without duplication: (i) all indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money; (ii) all indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security; (iii) all indebtedness for borrowed money of any Person for which the Company has guaranteed payment; (iv) all capitalized lease obligations recorded as capital or finance leases in the Carveout Financial Information; (v) the aggregate dollar amount of any drawn or undrawn letters of credit, bankers acceptances, or other guarantees; (vi) any Accrued Taxes; (vii) the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement, including committed but unspent capital expenditures; (viii) any accounts payable for the purchase of property, plant and equipment, (ix) all unfunded or underfunded pension plan and deferred compensation liabilities, defined benefit pension liabilities, multi-employer plan liabilities (and any withdrawal liabilities associated therewith), statutory severance, and other post-employment benefits; (x) all outstanding loans, deferred liabilities, and obligations associated with COVID-19 legislation (including the Coronavirus Aid, Relief and Economic Security Act, Pub. L. No. 116-136, including other guidance published with respect thereto by any Governmental Entity); (xi) all indebtedness and obligations secured by any Lien (other than Permitted Liens); (xii) any deductions, returns, chargebacks, rebates or other price reductions granted or paid in connection with any product or service; (xiii) all obligations related to warranties upon any Product manufactured prior to Closing, including the costs associated with those claims set forth on Schedule 3.21, and any other anticipated Liabilities related to warranties upon any Product; (xiv) all Liabilities and reserves in respect of premiums, penalties, “make whole amounts,” breakage costs, change of control payments, costs, expenses and other payment obligations that would arise if all Indebtedness referred to in the foregoing clauses (i) through (xiii) was prepaid (or, in the case of any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement, or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks, unwound and settled) in full at such time; (xv) for any item of Indebtedness referred to in the foregoing clauses (i) through (xiv), the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon; and (xvi) to the extent any item of Indebtedness referred to in the foregoing clauses (i) through (xv) cannot be repaid at such time (e.g., as a result of an irrevocable advance notice requirement), all interest on and other accretion of such Indebtedness that occurs between such time and the earliest time that repayment may occur (e.g., if notice was delivered at such time); provided, that “Indebtedness” shall not include (A) accounts payable to trade creditors, purchase commitments incurred in the Ordinary Course of Business, accrued expenses and deferred revenues, in each case to the extent included as current Liabilities in the calculation of Working Capital, (B) any indebtedness of the type referred to in the foregoing clauses (i) through (v) of the Company with respect to which the obligee is the Company, (C) any amounts reflected in Transaction Expenses or Liabilities in the Working Capital, (D) any amounts that are incurred by or are the responsibility of Buyer under this Agreement, (E) any obligations arising from any financing, debt or other similar arrangements of Buyer or any of its Affiliates or obligations incurred by or on behalf of Buyer or any of its Affiliates or (F) operating lease liabilities. To the extent any Indebtedness will be retired or discharged at the Closing, “Indebtedness” shall also include the amounts necessary and sufficient to retire such Indebtedness with respect to the Company, including principal and/or scheduled payments, accrued interest or finance charges, and other fees, penalties or payments necessary to retire such Indebtedness with respect to the Company at Closing only to the extent such items are paid off at Closing.

“Indebtedness for Borrowed Money” means, in aggregate, the Indebtedness described in clauses (i) and (ii) of the definition of Indebtedness.

“Indemnified Persons” has the meaning set forth in Section 6.10(a) hereof.

“Indemnitees” means the Buyer Indemnified Parties or Seller Indemnified Parties, as applicable.

“Indemnitor” has the meaning set forth in Section 7.5(a) hereof.

“Initial Purchase Price” means an amount equal to (i) the Base Purchase Price, (ii) (x) plus the amount if any, that Estimated Working Capital is greater than the Target Working Capital or (y) minus the amount, if any, that Estimated Working Capital is less than the Target Working Capital, (iii) minus the Estimated Indebtedness, (iv) minus the Estimated Transaction Expenses.

“Interests” has the meaning set forth in the Recitals hereof.

“Invention Assignment Agreements” has the meaning set forth in Section 3.10(f) hereof.

“Inventory” has the meaning set forth in Section 3.4(e) hereof.

“IP Contracts” has the meaning set forth in Section 3.9(a)(vi) hereof.

“IRS” has the meaning set forth in Section 3.14(a) hereof.

“IT Systems” means all computer and information systems, servers, network and telecommunications equipment, Software (including Software provided as a service), databases and other computer hardware owned, leased, licensed or used by the Company, or owned, leased, licensed or used by Seller (in relation to the Business), including without limitation cloud computing services operated by third Persons.

“Knowledge” as used in the phrases “to the Knowledge of the Company” or phrases of similar import means the actual knowledge of, after reasonable due inquiry of direct reports, Spencer Darr, Lance Lacombe and Jon Adams.

“JPMorgan Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of May 14, 2021, as amended from time to time by and among the Seller, JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”), the other agents parties thereto, the other lenders party thereto, as amended or otherwise modified from time to time.

“Laws” means all laws, statutes, ordinances, codes, rules, regulations, injunctions, judgments, and Orders of Governmental Entity, including common law. All references to “Law” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company.

“Leases” means all leases, licenses, concessions and other agreements pursuant to which the Company holds any Leased Real Property.

“Lenders” means each of the Persons that have committed to provide any Debt Financing, together with their respective Affiliates and representatives involved in any Debt Financing and the respective successors and permitted assigns of the foregoing.

“Liabilities” means any and all debts, liabilities, obligations, claims or commitments, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Liens” means, with respect to any specified asset, any and all liens, mortgages, hypothecations, claims, encumbrances, options, pledges, preferences, priorities, licenses, easements, covenants, restrictions and security interests thereon.

“Material Adverse Effect” means any fact, development, condition, circumstance, event, change, occurrence or effect (an “Effect”) that, individually or in the aggregate, has, or would reasonably be expected to have, a material and adverse effect on either (x) the Seller’s ability to perform its obligations under this Agreement or consummate the Transactions or (y) the Business, operations, assets or Liabilities, financial condition or results of operations of the Company, taken as a whole; provided, however, solely in the case of clause (y) that none of the following (either alone or in combination with any other item listed in this sentence) will constitute a Material Adverse Effect, or will be considered in determining whether a Material Adverse Effect has occurred: (a) Effects that are the result of factors generally affecting any of the industries, sectors or markets in which the Company and the Business operates; (b) Effects generally affecting the global, national, regional or local regions in which the Company and the Business operates, including economic factors and any changes in markets for or costs of commodities, raw materials or other supplies, products or services; (c) any change in the currency, financial, banking, commodities or securities markets (including any disruption thereof or changes in interest rates or exchange rates or changes in equity prices); (d) changes in Law or GAAP or the interpretation or enforcement thereof; (e) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire, storm, drought, weather condition, power outage or other natural disaster, act of god, or force majeure event; (f) any political, regulatory, legislative or social conditions, including the general shutdown of the government of the United States; (g) the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any United States territories, possessions or diplomatic or consular offices or upon any United States military installation, equipment or personnel; (h) any epidemic, pandemic or disease outbreak, or any Law, directive, pronouncement or guideline issued by a Governmental Entity, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak, any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement; (i) any Effect arising out of the announcement (intentional or otherwise) or pendency of the transactions contemplated by this Agreement, including (i) losses or threatened losses of, or any adverse change in the relationship with employees, customers, suppliers, distributors, financing sources, licensors, licensees or others having relationships with the Company or Business and (ii) the initiation of litigation or other Proceedings by any Person with respect to this Agreement or any of the transactions contemplated hereby; (j) any failure of the Company to achieve any periodic earnings, revenue, expense, sales or other estimated projection, forecast or budget (it being understood that the underlying facts giving rise to such failure may be taken into account in determining whether a Material Adverse Effect has occurred); (k) any downgrade or threatened downgrade in the rating assigned to the Company by any rating agency; (l) any Effects arising from the application of Antitrust Laws (including any action or judgment arising under Antitrust Laws) to the transactions contemplated by this Agreement; (m) any Effect arising from any action taken (or omitted to be taken) by a Party expressly required by this Agreement; (n) any Effects arising from any action taken (or omitted to be taken) by Seller or the Company at the written request of or with the written consent of Buyer or its Affiliates; and (o) any consequences arising from any breach of this Agreement or any document contemplated hereby by Buyer, except in the case of clauses (a)-(h), to the extent that such Effect has a disproportionate adverse effect on the Company, as compared to the adverse impact such Effect has on other Persons operating in the industries or markets in which the Company operate, in which case such disproportionate adverse effect may be taken into account in determining whether there has been, or could reasonably be expected to be, a Material Adverse Effect.

“Material Contract” has the meaning set forth in Section 3.9(b) hereof.

“New Plans” has the meaning set forth in Section 6.13 hereof.

“Net Sales” means, with respect to a given period of time, the aggregate amount of (a) gross revenues recognized from all Purchase Orders for such period of time, less (b) [***], less (c) [***], less (d) [***], in each of the cases of the immediately preceding clauses (a) through (d) as calculated (i) [***] (ii) [***], and (iii) in accordance with the accounting principles, policies, categorizations, practices, methods, estimation methods and bases (including management judgement) as were used in the preparation of the Carveout Financial Information as of September 30, 2025 applied on a basis consistent with Seller’s past practices as of immediately prior to the date hereof.

“Non-Assignable Transferred Asset” has the meaning set forth in Section 2.7(b).

“Non-Party Affiliate” has the meaning set forth in Section 6.15 hereof.

“Notice of Claim” has the meaning set forth in Section 7.7(a) hereof.

“Open Source Software” means any Software that is licensed pursuant to a license or other agreement commonly referred to as an “open source,” “free software,” “copyleft” or “community source code” license, (including but not limited to any code or library licensed under the GNU Affero General Public License, GNU General Public License, GNU Lesser General Public License, BSD License, Apache License, Mozilla Public License, MIT License, Common Public License, Server Side Public License, any derivative of any of the foregoing licenses, or any other public source code license arrangement), including without limitation any license defined as an open source license by the Open Source Initiative as set forth on www.opensource.org.

“Order” means any order, decree, injunction, judgment, ruling, award, assessment, sanction or writ issued, filed or imposed by any Governmental Entity or arbitrator having competent jurisdiction, in each case that is binding on the applicable Person.

“Ordinary Course of Business” has the meaning set forth in Section 9.5 hereof.

“Outside Date” has the meaning set forth in Section 8.1(c) hereof.

“Owned Proprietary Rights” means any and all Proprietary Rights owned or purported to be owned by the Company, or owned or purported to be owned by Seller (in relation to the Business) including Registered Company Proprietary Rights and Company Software.

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company.

“Party” has the meaning set forth in the Preamble hereof.

“Patent License-Back Agreement” means that certain Patent License-Back Agreement, to be entered into as of the Closing Date by and among Buyer, the Company and Seller, substantially in the form attached hereto as Exhibit L.

“Permitted Liens” means: (i) Liens for Taxes not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (ii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business and which are not, individually or in the aggregate material to the Business, in each case which are not yet delinquent or due or payable or that are being contested in good faith by appropriate proceedings; (iii) zoning, entitlement, building and other land use and environmental regulations imposed by any Governmental Entity which are not violated by the current use and operation of the Owned Real Property or Leased Real Property; (iv) Liens disclosed in any title policy issued for an Owned Real Property that has been made available to Buyer, and relating to (A) covenants, conditions, restrictions, easements and other similar matters of record affecting such Owned

Real Property which would not reasonably be expected to materially adversely impair the occupancy or use of such Owned Real Property for the purposes for which it is currently used in connection with the Business, and (B) covenants, conditions, restrictions, easements and other similar matters of record affecting the Leased Real Property which would not reasonably be expected to materially adversely impair the occupancy or use of the Leased Real Property for the purposes for which it is currently used in connection with the Business; (v) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (vi) Liens securing Indebtedness existing as of the date hereof but which shall be released at or prior to Closing; (vii) purchase money Liens and Liens securing rental payments under capital lease arrangements; (viii) Liens arising under leases of property or equipment in favor of the owner thereof; (ix) title of a lessor under capital or operating leases; (x) non-exclusive licenses of Proprietary Rights granted in the Ordinary Course of Business; (xi) Liens arising under or created by this Agreement or any of the transactions contemplated hereby; (xii) security interests arising under bonding indemnification agreements; (xiii) Liens set forth on the Permitted Liens Schedule; and (xiv) Liens which are disclosed by an accurate survey of the Owned Real Property or Leased Real Property provided by Seller to Buyer prior to the Closing.

“Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.

“Personal Information” means any information that identifies (alone or in combination with other information or data), is linked to, or relates to an individual, or is reasonably capable of being associated with an individual or household, including any information that is governed, regulated or protected by one or more Data Protection Laws concerning information relating to an identified or identifiable natural person, or that is protected as personal information, personal data or similar term under Laws applicable to Seller in connection with the Business or the Company.

“Post-Closing Representation” has the meaning set forth in Section 9.11 hereof.

“Post-Closing Tax Period” means any taxable period that begins after the Closing Date and the portion starting after the Closing Date for any Straddle Period.

“Pre-Closing Insurance Rights and Interests” has the meaning set forth in Section 6.12 hereof.

“Pre-Closing Period” has the meaning set forth in Section 6.1(a) hereof.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period.

“Preferred Bidder Status” means, as to a Government Contract and Government Bid in which the Company (or Seller in relation to the Business) at the time of submission of such Government Bid or at the time of executing such Government Contract represented that the Company (or Seller in relation to the Business), individually or as a member of a joint venture, was a small business concern, a small disadvantaged business, a service-disabled, veteran-owned small business concern, a veteran-owned small business concern, a woman-owned business concern, a “protégé” under a mentor-protégé agreement or program, or had or qualified for any other preferential or other “set aside” status.

“Privacy Contracts” means Contracts between and Seller (in relation to the Business) or the Company and any Person that currently govern the Processing of Personal Information.

“Privacy Requirements” means (a) Data Protection Laws; (b) Contracts relating to Process of Personal Information; (c) industry standards or self-regulatory guidelines to which the Seller in connection with the Business or the Company is bound, including the Payment Card Industry Data Security Standard; and (d) any policies, procedures or written representations of Company relating to the privacy, security or Processing of Personal Information.

“Proceeding” means any action, claim, suit, investigation, arbitration, mediation, audit, investigation, inquiry, hearing, litigation or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Entity.

“Process”, “Processing” or “Processed” means any operation or set of operations which is performed on Personal Information or on sets of Personal Information, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination, transfer (including cross-border) or otherwise making available, alignment or combination, restriction, erasure or destruction.

“Product” means any product distributed, sold, assembled, packaged and/or marketed by, for or on behalf of (a) the Company or any of its Subsidiaries, or (b) Seller in connection with the Business.

“Product Line Carve-In and Carve-Out Activities” means any activities or steps necessary to (i) carve-out or relocate the development, manufacturing or distribution activities for the Little Mule® products and (ii) carve-in or relocate the development, manufacturing or distribution activities for the Coffing Products or the Chester Products.

“Proprietary Rights” means any and all intellectual property, industrial property and proprietary rights of any kind, however arising, in any jurisdiction throughout the world or under any international convention, whether registered or unregistered, including any and all rights in, associated with, related to or arising from: (i) patent disclosures, inventions, utility models, industrial designs and discoveries (whether or not capable of being patented, and whether or not reduced to practice) and all improvements thereto, and all patents and patent applications, together with any reissuance, continuation, continuation-in-part, divisional, provisional, revision, extension, renewal, substitution or reexamination thereof, and all rights of priority with respect to any of the foregoing (collectively, “Patents”); (ii) trademarks, service marks and trade dress, logos, trade names, brand names, slogans and other indicia of origin, source, sponsorship or association, together with all goodwill connected with the use thereof and symbolized thereby, and all applications, registrations and renewals of or to any of the foregoing, and all rights of priority in respect of any of the foregoing (collectively, “Trademarks”); (iii) works of authorship (whether or not copyrightable), copyrights, mask works, rights in databases and Software and any moral rights associated with the foregoing, together with all registrations, applications for registration and renewals in connection therewith (collectively “Copyrights”); (iv) Internet domain names; and registrations thereof, social media accounts, usernames and handles, web addresses and URLs; (v) trade secrets, confidential information, business and technical information, know-how, methods, processes, developments, discoveries, ideas, designs, algorithms, models, strategies, systems and techniques, and other confidential or proprietary information (collectively, “Trade Secrets”); (vi) all rights to collect and charge fees with respect to the foregoing, rights to pursue causes of actions and remedies, and other enforcement rights, including arising out of or related to any past, present, or future infringement, dilution, misappropriation or other violation of the foregoing, and (vii) any similar, corresponding or equivalent rights to any of the foregoing.

“Public Official” means (i) any director, officer, employee or representative of any Governmental Entity; (ii) any director, officer, employee or representative of any commercial enterprise that is owned or controlled by a Governmental Entity; (iii) any officer, employee or representative of any public international organization, such as the International Monetary Fund, the United Nations or the World Bank; (iv) any Person acting in an official capacity for any Governmental Entity, enterprise, or organization identified above; and (v) any political party, party official or candidate for political office.

“Purchase Order” means, with respect to a given period of time, any firm purchase order or similar product purchase order transaction from, or on behalf of, any Person that is not an Affiliate of Buyer for any Business Products received and accepted by the Company or any of its controlled Affiliates during such period of time.

“R&W Insurance Policy” has the meaning set forth in Section 6.3(a) hereof.

“Real Property Laws” has the meaning set forth in Section 3.7(c)(iii) hereof.

“Real Property Permits” has the meaning set forth in Section 3.7(c)(v) hereof.

“Registered Company Proprietary Rights” has the meaning set forth in Section 3.10(b) hereof.

“Registered IP” has the meaning set forth in Section 3.10(b) hereof.

“Related Documents” means the Company Documents, the Seller Documents and the Buyer Documents.

“Release” means any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing of Hazardous Materials into the environment.

“Required Consents” has the meaning set forth in Section 2.6(b)(v)(L) hereof.

“Resolution Period” has the meaning set forth in Section 2.4(b) hereof.

“Response Notice” has the meaning set forth in Section 7.7(b) hereof.

“Restricted Period” has the meaning set forth in Section 6.17(c) hereof.

“Review Period” has the meaning set forth in Section 2.4(b) hereof.

“Sale of the Company” means (a) a transaction, or series of transactions, whose consummation would result in neither Buyer nor any Affiliate of Buyer owning, directly or indirectly, (i) a majority of the equity interests in the Company, (ii) all or substantially all of the assets of the Business (including the Contributed Assets), or (b) the granting of one or more exclusive licenses to one or more non-Affiliated third parties with respect to lines of Business Products representing more than fifty percent (50%) of the aggregate allocable percentages ascribed to the lines of Business Products on Schedule 1.2 hereof shall be deemed to be a sale of all or substantially all of the assets of the Business for purposes of this definition.

“Sanctioned Country” means a country or territory which is currently or has since April 24, 2019 been the subject of or target of any Sanctions and Export Control Laws (at the time of this Agreement, the Donetsk and Luhansk People’s Republics and Crimea regions of Ukraine, Cuba, Iran, and North Korea).

“Sanctioned Person” means a Person that is the subject or target of sanctions or restrictions under the Sanctions and Export Control Laws: any Person (i) listed on any Sanctions and Export Control Laws related list of designated Persons maintained by a Governmental Entity, (ii) greater than 50% owned, or controlled under applicable Sanctions and Export Control Laws, individually or in aggregate, directly or indirectly, by one or more Persons described in clause (i) above, or (iii) located, organized, or resident in a Sanctioned Country.

“Sanctions and Export Control Laws” means any Law of any Governmental Entity related to (i) the exportation of goods, technology, software, and services, including the U.S. Export Administration Regulations and the International Traffic in Arms Regulations, (ii) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State, the United Nations, and His Majesty’s Treasury of the United Kingdom, (iii) import controls and customs, including those administered by the U.S. Customs and Border Protection, and (iv) U.S. Laws governing international boycotts administered by the U.S. Department of Commerce and the Internal Revenue Service.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Liens” means Liens arising out of, under or in connection with (i) applicable federal, state and local securities Laws and (ii) restrictions on transfer, hypothecation or similar actions contained in any Governing Documents.

“Security Incident” means any (i) material misuse, compromise or unauthorized access, destruction, loss, alteration, acquisition, disclosure or other processing of Personal Information; (ii) material event or incident that constitutes a “data breach,” “breach of security,” or similarly defined term under Data Protection Laws; or (iii) other event or incident that materially compromises the security, integrity, availability, or confidentiality of Personal Information.

“Seller” has the meaning set forth in the Preamble hereof.

“Seller Carve-Out Obligations” means, without duplication, reasonable out-of-pocket costs and expenses or reasonable third-party fees incurred by the Seller or its Affiliates or the Company that are reasonably necessary to effect the separation of the Business from Seller and its Affiliates and enable the Business to legally and operationally function under the Transition Services Agreement, as identified on the Seller Carve-Out Obligations Schedule, in an aggregate amount not to exceed $[***].

“Seller Documents” has the meaning set forth in Section 4.1 hereof.

“Seller Employee Benefit Plan” has the meaning set forth in Section 3.14(a) hereof.

“Seller Indemnified Parties” means Seller and its Affiliates and their respective equityholders, officers, directors, managers, employees, agents, partners, members, counsel, accountants, financial advisors, engineers, consultants, other advisors, successors and assigns.

“Seller Parties” has the meaning set forth in Section 6.3(a) hereof.

“Seller Released Parties” has the meaning set forth in Section 6.9(a) hereof.

“Seller Releasing Parties” has the meaning set forth in Section 6.9(b) hereof.

“Sherman Act” means the Sherman Antitrust Act of 1890.

“Shortfall Amount” has the meaning set forth in Section 2.4(e) hereof.

“Software” (i) computer programs, including all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (iv) documentation, including user manuals and other training documentation, related to any of the foregoing.

“Solvent” means, that, as of any date of determination, (a) the fair value of the assets of Buyer and the Company on a consolidated basis, as of such date, exceeds the sum of all Liabilities of Buyer and the Company, including contingent and other Liabilities, as of such date, (b) the fair saleable value of the assets of Buyer and the Company on a consolidated basis, as of such date, exceeds the amount that will be required to pay the probable Liabilities of Buyer and the Company on their existing debts (including contingent Liabilities) as such debts become absolute and matured, and (c) Buyer and the Company on a consolidated basis will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses (including the Business) in which they are engaged.

“Source Code” means Software code in human-readable form.

“Stipulated Amount” has the meaning set forth in Section 7.7(e) hereof.

“Straddle Period” means any taxable period that begins on or before (but does not end on) the Closing Date.

“Subsidiaries” means, of any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than fifty percent (50%) of the voting power or equity is owned or controlled directly or indirectly by such Person, or one or more of the Subsidiaries of such Person, or a combination thereof.

“Royal-CMCO Supply Agreement” means that certain Supply Agreement, to be entered into as of the Closing Date by and among Buyer, the Company and Seller, substantially in the form attached hereto as Exhibit E.

“Target Working Capital” means an amount equal to $[***].

“Tax” or “Taxes” means (a) any federal, state, local or foreign income, gross receipts, payroll, employment, excise, severance, stamp, occupation, windfall, profits, customs, capital stock, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, ad valorem, franchise, license, escheat, unclaimed property, or add-on minimum tax, fee, levy, duty, tariff, impost, or other similar charge, in each case in the nature of a tax and any interest, additions to tax or penalties with respect to the foregoing (whether disputed or not), (b) any liability for the payment of any amounts of the type described in clause (a) above as a result of being or having been a member of an affiliated, consolidated, combined, unitary or similar group (including any arrangement for group or consortium relief or similar arrangement) for any period; and (c) any liability for the payment of any amounts of the type described in clauses (a) or (b) above as a result of any express or implied obligation to indemnify any other Person or as a result of any obligation under any Contract with any other Person with respect to such amounts and including any liability for taxes of a predecessor or transferor.

“Tax Contest” means any Tax audit, assessment, litigation or other Proceeding relating to Taxes with respect to the Company or the Business.

“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information, and including any amendments thereof) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any Party or the administration of any Laws, regulations or administrative requirements relating to any Taxes.

“Taxing Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Third Party Claim” has the meaning set forth in Section 7.5(a).

“Top Customer” has the meaning set forth in Section 3.19(a) hereof.

“Top Supplier” has the meaning set forth in Section 3.19(b) hereof.

“Total Net Sales” means an amount equal to the sum of (a) Net Sales for the 2027 Fiscal Year of the Company, and (b) Net Sales for the 2028 Fiscal Year of the Company following the Closing Date.

“Trademark License Agreement” means that certain Trademark License Agreement, to be entered into as of the Closing Date by and among Buyer, the Company and Seller, substantially in the form attached hereto as Exhibit B.

“Trademarks” has the meaning set forth in the definition of “Proprietary Rights.”

“Transaction Expenses” means, to the extent not paid prior to Closing, without duplication: (a) all fees, costs and expenses (including fees, costs and expenses of third-party advisors, legal counsel, investment bankers or other representatives) incurred by the Company or Seller through the Closing in connection with the negotiation, preparation and execution of this Agreement and the other agreements contemplated hereby and the consummation of the Transactions, (b) all sale, change in control bonuses or payments and severance and termination payments triggered solely by the consummation of the transactions contemplated hereby that are payable by the Company (or Seller in relation to the Business) to any current or former employee, officer, director, independent contractor, consultant or other service provider of the Company (or Seller in relation to the Business) contingent upon the Closing, including the Company’s (or Seller’s) share of Taxes payable with respect to all such amounts, (c) any unpaid employee bonuses payable to Business Employees relating to periods prior to the Closing Date (and related payroll Taxes), (d) the portion of Transfer Taxes payable by Seller pursuant to Section 6.5(c), and (e) Seller Carve-Out Obligations; provided, that in no event shall Transaction Expenses include any fees, costs or expenses (A) initiated or otherwise incurred at the request of Buyer or any of its Affiliates or representatives, (B) Transfer Taxes or other amounts that are the responsibility of Buyer under this Agreement, (C) incurred in respect of the R&W Insurance Policy, (D) related to any financing activities in connection with the transactions contemplated hereby, or (E) any amounts reflected in Indebtedness or Liabilities in the Working Capital.

“Transactions” means, collectively, the purchase and sale of the Interests and all of the other transactions contemplated by this Agreement and the Related Documents (including the Contribution).

“Transfer Taxes” has the meaning set forth in Section 6.5(c) hereof.

“Transition Services Agreement” means that certain Transition Services Agreement, to be entered into as of the Closing Date by and among Buyer, the Company and Seller, substantially in the form attached hereto as Exhibit G.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation Section shall be interpreted to include any final or temporary revision of or successor to that Section regardless of how numbered or classified.

“Waiving Parties” has the meaning set forth in Section 9.11 hereof.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar or related Law.

“Working Capital” means (i) the consolidated current assets (excluding Cash) of the Company set forth on the Working Capital Schedule attached hereto, minus (ii) the consolidated current Liabilities (excluding Indebtedness, Transaction Expenses and income or deferred Tax liabilities) of the Company set forth on the Working Capital Schedule attached hereto, in each case, determined as of 12:01 a.m. Eastern Time on the Closing Date and calculated in accordance with the Accounting Principles, consistently applied. The Working Capital Schedule attached hereto sets forth (x) the balance sheet accounts in respect of current assets and current Liabilities that shall be the exclusive accounts used for purposes of determining Estimated Working Capital and Final Working Capital and (y) an illustrative calculation of Working Capital as of September 30, 2025 using such balance sheet accounts.

ARTICLE II

PURCHASE AND SALE TRANSACTIONS

Section 2.1 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase from Seller, the Interests, free and clear of all Liens other than Securities Liens.

Section 2.2 Purchase Price. The aggregate consideration (to be delivered in the manner described in Section 2.6(c)(iii)(H) and, if applicable, Section 2.9) for the Interests shall be an aggregate amount equal to (a) the Initial Purchase Price and (b) the Earn-Out Payment (or Accelerated Earn-Out Payment), if any. The Initial Purchase Price shall be subject to adjustment after the Closing pursuant to Section 2.4.

Section 2.3 Estimated Closing Statement. At least three (3) Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer a statement reasonably satisfactory to Buyer (the “Estimated Closing Statement”) setting forth Seller’s good faith estimate of: (i) Working Capital (the “Estimated Working Capital”), (ii) the aggregate amount of Indebtedness (but, for clarity, not including any Company Guaranteed Debt) as of immediately prior to the Closing (the “Estimated Indebtedness”), (iii) the aggregate amount of Transaction Expenses (the “Estimated Transaction Expenses”), and (iv) the resulting calculation of the Initial Purchase Price, together with such summary calculation schedules reasonably appropriate to understand the line items set forth in the Estimated Closing Statement. Seller shall consider in good faith any comments made by Buyer to the Estimated Closing Statement and will make any revisions to the Estimated Closing Statement that are agreed to between Seller and Buyer. Any disagreement by Buyer with respect to the Estimated Closing Statement or any component thereof shall be resolved exclusively in accordance with Section 2.4 after the Closing, and Buyer shall have no right to delay, defer, or prevent the Closing or to assert any set-off or withholding at the Closing on account of any such disagreement.

Section 2.4 Post-Closing Adjustment.

(a) Within ninety (90) calendar days after the Closing Date, Buyer shall deliver to Seller a statement (the “Closing Statement”) setting forth Buyer’s good faith calculation of (each a “Closing Item”): (i) Working Capital (as finally determined pursuant to this Section 2.4, the “Final Working Capital”); (ii) the aggregate amount of Indebtedness (but, for clarity, not including any Company Guaranteed Debt) as of immediately prior to the Closing (as finally determined pursuant to this Section 2.4, “Final Indebtedness”); (iii) the aggregate amount of Transaction Expenses (as finally determined pursuant to this Section 2.4, the “Final Transaction Expenses”) and (iv) the resulting calculation of the Final Purchase Price, together with such summary calculation schedules reasonably necessary to understand the line items set forth in the Closing Statement. Buyer understands, acknowledges and agrees that if the Closing Statement is not delivered by Buyer to Seller by 5:00 p.m. ET on the ninetieth (90th) calendar day following the Closing (as such ninety (90) day period may be extended by mutual written agreement of Buyer and Seller), Seller may, at its sole election, elect that the Estimated Closing Statement shall constitute the Closing Statement deemed submitted by Buyer. Buyer agrees that, following the Closing through the date that the Closing Statement becomes conclusive and binding upon the Parties in accordance with this Section 2.4, it will not (and will cause its Affiliates not to) take any actions with respect to any books, records, policies or procedures on which the Closing Statement is based or on which the Closing Statement is to be based that would impede or delay the determination of the amount of the Final Working Capital, the Final Indebtedness, the Final Transaction Expenses or the preparation of the Dispute Notice or the Closing Statement in the manner and utilizing the methods required by this Agreement.

(b) Seller shall have forty-five (45) calendar days after Seller’s receipt of the Closing Statement (the “Review Period”) within which to review Buyer’s calculation of the Closing Items. If Seller disputes any of the Closing Items, Seller shall notify Buyer in writing of its objection to such Closing Item(s) within the Review Period, together with a description of the basis for and dollar amount, in reasonable detail, of such disputed items (a “Dispute Notice”). For the avoidance of doubt, Seller shall be entitled to deliver only one (1) Dispute Notice. The Closing Items, as set forth in the Closing Statement, shall become final, conclusive and binding on the Parties unless Seller delivers to Buyer a Dispute Notice within the Review Period. If Seller timely delivers a Dispute Notice, any amounts on the Closing Statement not objected to by Seller in the Dispute Notice (or by Buyer as a result of the items disputed by Seller in any such Dispute Notice) shall be final, conclusive and binding on the Parties, and Buyer and Seller shall, within 30 calendar days following Buyer’s receipt of such Dispute Notice (the “Resolution Period”), use commercially reasonably efforts to attempt to resolve in writing their differences with respect to the matters set forth in the Dispute Notice (and any matters with respect to the Closing Items which Buyer is disputing as a result of the matters set forth in the Dispute Notice) and any such resolution shall be final, conclusive and binding on the Parties. If, at the conclusion of the Resolution Period, any amounts remain in dispute, then each of Buyer and Seller shall submit all items remaining in dispute to a nationally recognized accounting or consulting firm mutually acceptable to Buyer and Seller (the “Accounting Firm”) for resolution by delivering within fifteen (15) calendar days after the expiration of the Resolution Period to the Accounting Firm their written position with respect to such items remaining in dispute. The fees and expenses of the Accounting Firm shall be allocated based upon the percentage which the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party in the written presentation to the Accounting Firm. For example, if Buyer claims an amount of $1,000, and if Seller contests only $500 of the amount claimed by Buyer, and if the Accounting Firm ultimately resolves the dispute by awarding Buyer $300 of the $500 contested, then the costs and expenses of the Accounting Firm will be allocated 60% (i.e., 300/500) to Seller and 40% (i.e., 200/500) to Buyer. The Accounting Firm shall determine, based solely on the submissions by Buyer and Seller, and not by independent review, only those issues set forth in the Dispute Notice (and those raised by Buyer in response thereto) that remain in dispute and shall determine a value for any such disputed item which is equal to or between the final values proposed by Buyer and Seller in their respective submissions. The Accounting Firm shall act as an expert and not as an arbitrator, and its determination shall be limited to resolving the specific disputed items submitted by the Parties in accordance with the terms of this Agreement. The Parties expressly agree that the procedures and authority of the Accounting Firm are not intended to constitute, and shall not be construed as, arbitration under any applicable Laws. The Parties shall request that the Accounting Firm make a decision with respect to all disputed items within thirty (30) calendar days after the submissions of the Parties, as provided above, and in any event as promptly as practicable. Neither Buyer nor Seller, nor any of their respective representatives, shall have any ex parte communications with the Accounting Firm regarding the disputed items or the subject matter of the Accounting Firm’s engagement under this Agreement. All communications with the Accounting Firm shall be made in writing with simultaneous copies provided to the other Party (or, exchanged by the Accounting Firm in accordance with the procedures agreed between the Parties and the Accounting Firm), or, if oral, shall occur only in the presence of representatives of both Parties (or with both Parties given a reasonable opportunity to participate). The final determination with respect to all dispute items shall be set forth in a written statement by the Accounting Firm delivered to Buyer and Seller and shall be final, conclusive and binding on the Parties except for fraud or manifest error. Buyer and Seller shall each cooperate fully with the Accounting Firm, including by providing the information, data and work papers used by each Party and its representatives (including accountants) to prepare and/or calculate the Closing Items, making its personnel and accountants reasonably available to explain any such information, data or work papers, so as to enable the Accounting Firm to make such determination as quickly and as accurately as practicable.

(c) From and after Seller’s receipt of the Closing Statement until the earlier of (i) the Closing Items are finally determined pursuant to this Section 2.4 or (ii) the submission of any dispute to the Accounting Firm pursuant to Section 2.4(b), Buyer shall, at Seller’s request, provide Seller and its auditors, accountants and other representatives any information reasonably relating to the Business reasonably requested and reasonable access during normal business hours to the books, records, properties, records and accounting personnel of and relating to the Business, in each case solely for the purpose of verifying the calculations contained in the Closing Statement upon which Seller’s objections in the Dispute Notice are based provided, that (A) Buyer shall not be required to give access to any information subject to Buyer’s attorney-client or other legal privilege, and (B) such access does not unreasonably interfere with or disrupt the normal operations of Buyer, the Company or any of its Affiliates.

(d) If the Final Purchase Price exceeds the Initial Purchase Price (such excess amount, if any, the “Excess Amount”), within three (3) Business Days after the Final Purchase Price is finally determined pursuant to this Section 2.4, Buyer shall, or shall cause the Company to, pay directly to Seller by wire transfer of immediately available funds to the account designated in writing by Seller, an aggregate amount equal to the Excess Amount.

(e) If the Final Purchase Price is less than the Initial Purchase Price (such shortfall amount, if any, the “Shortfall Amount”), within three (3) Business Days after the Final Purchase Price is finally determined pursuant to this Section 2.4, Seller shall pay directly to Buyer by wire transfer of immediately available funds to the account designated in writing by Buyer, an aggregate amount equal to the Shortfall Amount.

(f) The Parties acknowledge and agree that the adjustments set forth in this Section 2.4 shall be the sole and exclusive remedy of Buyer and Seller with respect to (i) determining whether any adjustment would be made to the Initial Purchase Price under this Section 2.4, (ii) determining the amount of such adjustment and (iii) any other claims relating to the components of determining any adjustments to the Initial Purchase Price under this Section 2.4 (except, for the avoidance of doubt, any claims for Fraud or any claims for breach of a representation and warranty made under the R&W Insurance Policy).

(g) Any payments made pursuant to this Section 2.4 shall be deemed an adjustment to the Final Purchase Price, to the extent permitted by applicable Law.

Section 2.5 Closing Transactions. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place by exchange of signature pages by email at 9:00 a.m. Eastern Time on (i) January 30, 2026, if all conditions set forth in Section 2.6 have been satisfied and remain satisfied, or, if permissible, waived by the Party entitled to the benefit of the same (other than those conditions which by their terms are required to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) at least three (3) Business Days prior to such date, (ii) if all conditions set forth in Section 2.6 have not been satisfied and remain satisfied, or, if permissible, waived by the Party entitled to the benefit of the same (other than those conditions which by their terms are required to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) at least three (3) Business Days prior to January 30, 2026, the last Business Day of any subsequent month in which all conditions set forth in Section 2.6 have been satisfied and remain satisfied, or, if permissible, waived by the Party entitled to the benefit of the same (other than those conditions which by their terms are required to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) at least three (3) Business Days prior to such last Business Day, or (iii) on such other date as the Parties mutually agree; (the date upon which the Closing occurs, the “Closing Date”). The Closing shall be deemed effective for all purposes as of 12:01 a.m. Eastern Time on the Closing Date.

Section 2.6 Conditions to the Obligations of the Parties.

(a) Conditions to the Obligations of Each Party. The obligation of each Party to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions:

(i) Antitrust Approval. All necessary consents of the DOJ for the consummation of the transactions contemplated by this Agreement shall have been obtained and all other consents (or expiration or termination of applicable waiting periods) under Antitrust Laws shall have been obtained (or expired or terminated, as applicable).

(ii) No Orders or Illegality. There shall not be any applicable Law in effect that makes the consummation of the transactions contemplated hereby illegal or any final and non-appealable order in effect preventing the consummation of the transactions contemplated hereby.

(b) Conditions to Obligations of Buyer. The obligation of Buyer to consummate the transactions to be performed by Buyer in connection with the Closing is subject to the satisfaction or written waiver, at or prior to the Closing Date, of each of the following conditions:

(i) Representations and Warranties. Each of the (A) Fundamental Representations (solely to the extent set forth in Article III and Article IV) shall be true and correct in all respects (other than de minimis inaccuracies) as of the Closing Date (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct in all material respects as of such date), (B) representations and warranties of the Company set forth in Article III of this Agreement and of Seller set forth in Article IV of this Agreement (other than the Fundamental Representations and the representations and warranties contained in

Section 3.5), in each case without giving effect to any materiality or Material Adverse Effect qualifiers contained therein (other than the representations and warranties contained in Section 3.4(a) and in respect of the defined term “Material Contract”), shall be true and correct as of the Closing Date (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, when taken as a whole, would not have a Material Adverse Effect and (C) representations and warranties contained in Section 3.5 shall be true and correct as of the Closing Date.

(ii) Performance and Obligations of Seller and the Company. Each of Seller and the Company shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by Seller and the Company, respectively, on or prior to the Closing Date.

(iii) Contribution. The Contribution shall have been consummated and deemed effective prior to the Closing Date in accordance with the Contribution Agreement (other than for any immaterial deviations or other deviations agreed to by Buyer in writing).

(iv) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect that is continuing as of the Closing.

(v) Deliveries and Closing Actions. At the Closing:

(A) Seller shall deliver to Buyer, a duly executed certificate from an authorized Person of Seller in the form attached hereto as Exhibit H, dated as of the Closing Date, certifying that the conditions set forth in Section 2.6(b)(i), Section 2.6(b)(ii), Section 2.6(b)(iii) and Section 2.6(b)(iv) have been satisfied;

(B) Seller shall deliver to Buyer a duly executed counterpart to the Royal-CMCO Supply Agreement;

(C) Seller shall deliver to Buyer a duly executed counterpart to the Trademark License Agreement;

(D) Seller shall deliver to Buyer a duly executed counterpart to the Patent License-Back Agreement;

(E) Seller shall deliver to Buyer a duly executed counterpart to the Transition Services Agreement;

(F) Seller shall deliver to Buyer a duly executed counterpart to the CMCO-Royal Supply Agreement;

(G) Seller shall deliver to Buyer a duly executed counterpart to the Coffing Services Agreement;

(H) Seller shall deliver to Buyer a duly executed assignment attached hereto as Exhibit I;

(I) Seller shall deliver to Buyer a validly completed and duly executed IRS Form W-9;

(J) the Company shall deliver to Buyer (1) a customary payoff letter with respect to the JPMorgan Credit Agreement, in form and substance reasonably satisfactory to Buyer and the Lenders, executed by the Administrative Agent, on behalf of the secured parties, and any other required party and customary evidence reasonably satisfactory to Buyer and the Lenders that any Liens on the Interests of the Company and the Company’s assets securing the obligations under the JPMorgan Credit Agreement shall be released (other than Permitted Liens and Securities Liens) upon the payment of the amounts set forth in such payoff letter, together with UCC financing statements, as applicable, for filing promptly following the Closing or (2) a written consent or acknowledgement in connection with the JPMorgan Credit Agreement, in which the Administrative Agent, on behalf of the secured parties, confirms that, upon the Closing, (i) any liens on the Interests of the Company and the Company’s assets securing the obligations under the JPMorgan Credit Agreement are released (other than Permitted Liens and Securities Liens) and (ii) any guaranties by the Company and its Subsidiaries of the JPMorgan Credit Agreement are released;

(K) the Company shall deliver to Buyer the written resignations, effective as of the Closing, of those directors and officers of the Company that Buyer designates in writing to the Company at least three (3) Business Days prior to the Closing; and

(L) Seller shall deliver to Buyer the consents, approvals, authorizations, filings, declarations, registrations and notices set forth on Schedule 2.6(b)(v)(L) (the “Required Consents”), duly executed and in full force and effect; provided that, without the prior written consent of Buyer, Seller shall not agree to any amendments or revisions in exchange for the receipt of such Required Consents.

(vi) All guarantees by the Company of any Company Guaranteed Debt shall have been released, discharged and terminated, effective as of the Closing.

(c) Conditions to Obligations of Seller and the Company. The obligation of Seller and the Company to consummate the transactions to be performed by Seller and the Company in connection with the Closing is subject to the satisfaction or written waiver, at or prior to the Closing Date, of each of the following conditions:

(i) Representations and Warranties. Each of (A) the Fundamental Representations of Buyer set forth in Article V of this Agreement shall be true and correct in all respects (other than de minimis inaccuracies) as of the Closing Date (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct in all material respects as of such date) and (B) the representations and warranties of Buyer set forth in Article V of this Agreement (other than the Fundamental Representations), in each case without giving effect to any materiality qualifiers contained shall be true and correct as of the Closing Date (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct as of such date) in all material respects.

(ii) Performance and Obligations of Buyer. Buyer shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date; provided, that the covenants to deliver monetary amounts pursuant to Section 2.6(c)(iii)(H), Section 2.6(c)(iii)(I) and Section 2.6(c)(iii)(J) shall have been complied with in all respects.

(iii) Deliveries and Closing Actions. At the Closing:

(A) Buyer shall deliver to Seller, a duly executed certificate from an officer of Buyer in the form attached hereto as Exhibit J, dated as of the Closing Date, certifying that the conditions set forth in Section 2.6(c)(i) and Section 2.6(c)(ii) have been satisfied;

(B) Buyer shall deliver to Seller a duly executed counterpart to the Royal-CMCO Supply Agreement;

(C) Buyer shall deliver to Seller a duly executed counterpart to the Trademark License Agreement;

(D) Buyer shall deliver to Seller a duly executed counterpart to the Patent License-Back Agreement;

(E) Buyer shall deliver to Seller a duly executed counterpart to the Transition Services Agreement;

(F) Buyer shall deliver to Seller a duly executed counterpart to the CMCO-Royal Supply Agreement;

(G) Buyer shall deliver to Seller a duly executed counterpart to the Coffing Services Agreement;

(H) Buyer shall deliver to Seller, by wire transfer of immediately available funds to the account designated in writing by Seller to Buyer, in consideration for the Interests, an amount equal to the Initial Purchase Price;

(I) Buyer shall pay an aggregate amount equal to the Estimated Transaction Expenses to the payees thereof as set forth on the Estimated Closing Statement delivered to Buyer pursuant to Section 2.3 by wire transfer of immediately available funds to the accounts designated by such payees; and

(J) Buyer shall pay all Indebtedness for Borrowed Money pursuant to payoff letters delivered to Buyer prior to the Closing by the Company to the payees set forth on such payoff letters by wire transfer of immediately available funds to the accounts designated by such payees.

(d) Frustration of Closing Conditions. None of Seller, the Company or Buyer may rely on the failure of any condition set forth in this Section 2.6 to be satisfied if such failure was caused by such Party’s failure to act in good faith or breach of its agreements set forth herein to cause the closing conditions of each such other Party to be satisfied, including as required by Section 6.2.

(e) Waiver of Closing Conditions. Upon the occurrence of the Closing, any condition set forth in this Section 2.6 that was not satisfied as of the Closing shall be deemed to have been waived by the Party having the benefit of such condition as of and from the Closing provided that such Party having the benefit of such condition shall have been notified in writing at least two (2) Business Days prior the Closing that such condition has not or will not be satisfied prior to the Closing. No such deemed waiver of a condition shall prejudice any rights under this Agreement or any Buyer Document or Seller Document, as applicable.

Section 2.7 Consent to Certain Assignments.

(a) Notwithstanding anything to the contrary contained in this Agreement, this Agreement shall not constitute an agreement to sell, transfer, assign or deliver, directly or indirectly, any Contributed Assets, including any Contracts or permits, if an attempted direct or indirect sale, transfer, assignment or delivery thereof, without the consent, authorization or approval of a third party (including a Governmental Entity), would constitute a breach, default, violation of any Contract, permit or Law. Seller shall use commercially reasonable efforts to obtain any such consent, authorization or approval as soon as reasonably practicable after the date hereof; provided, that Seller shall not be deemed to have breached this Section 2.7 if any such consent, authorization or approval is not obtained notwithstanding that Seller shall have exercised commercially reasonable efforts to obtain such consent, authorization or approval.

(b) If any such consent, authorization or approval as referred to in the preceding clause (a) is not obtained prior to the Closing (other than the Required Consents), subject to the satisfaction of the conditions to Closing in Section 2.6, the Closing shall nonetheless take place on the terms set forth herein, except that, unless otherwise agreed by the Parties, the applicable Contributed Asset (such Contributed Asset, a “Non-Assignable Transferred Asset”) will not be transferred to the Company at or prior to the Closing, and to the extent that doing so would not violate any applicable Law, Seller shall, and shall cause its Affiliates to, provide the Company and the Buyer the benefits in all material respects of such Non-Assignable Transferred Asset, including facilitating receipt of, and prompt payment to, the Company and the Buyer all monies received in respect of such Non-Assignable Transferred Asset, and the Company and the Buyer shall perform, fulfill, discharge and be responsible for all of Seller’s or its applicable Affiliate’s corresponding Liabilities, obligations and burdens with respect to the benefits of such Non-Assignable Transferred Asset so provided at the Company and the Buyer’s sole cost and expense (and the Company and Buyer shall be deemed to be Seller’s or its applicable Affiliate’s agents for such purposes only) (a “Back-to-Back Arrangement”) to the extent the Company would have been responsible therefor if such consent, authorization or approval had been obtained and such Liabilities, obligations and burdens had been assigned to and assumed by the Company at or prior to the Closing.

(c) During any Back-to-Back Arrangement, Seller shall use commercially reasonable efforts to obtain the applicable consent, authorization or approval as necessary to make assignment to and assumption by the Company of the applicable Non-Assignable Transferred Asset effective as soon as reasonably practicable after the Closing Date. The Company shall cooperate with Seller in such manner as may be reasonably requested in connection therewith. Each Party shall promptly notify the other Party upon receipt of any required consent, authorization or approval under a Non-Assignable Transferred Asset, which notice shall attach a copy of each such consent, authorization or approval.

(d) Notwithstanding anything to the contrary contained herein, the Parties hereto shall cooperate in good faith to structure any Back-to-Back Arrangements described in this Section 2.7 in a manner that minimizes to the extent permitted by applicable Law any deduction or withholding for Taxes on payments in connection with such arrangements. Without limiting Section 2.7(b), neither Seller nor any of its Affiliates shall be obligated to (i) pay any consent or approval fees, (ii) agree to any amendment, waiver or other concession, or (iii) initiate or prosecute any Proceeding to obtain any consent, except in each case as mutually agreed in writing by Seller and Buyer, and, for the avoidance of doubt, any failure to obtain any such consent shall not give rise to any indemnification obligation of Seller provided that Seller has otherwise complied with its obligations under this Section 2.7.

Section 2.8 Withholding(a) Buyer and its Affiliates shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any amount payable to Seller or any of its Affiliates pursuant to this Agreement, any amounts that are required to be deducted and withheld under applicable Tax Law; provided, however, Buyer will use commercially reasonable efforts to notify Seller at least five (5) Business Days prior to Closing (or as soon as reasonably practicable thereafter) of any anticipated withholding and cooperate with Seller to minimize the amount of any applicable withholding. To the extent that amounts are so withheld and timely paid to the applicable Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such Person in respect of which such deduction and withholding was made.

Section 2.9 Earn-Out Payment(a)

(a) As promptly as practicable following the Earn-Out Period (and in no event later than July 31, 2028), the Company shall deliver to Seller a written statement setting forth its good faith calculation of Total Net Sales and whether the Earn-Out Payment is payable to Seller based on such calculations (together with reasonably detailed supporting calculations) (the “Earn-Out Statement”). The Earn-Out Statement shall include summary calculation schedules of Total Net Sales for line of Business Products. In the event of any objection and dispute Seller may have with such written statement, such objection and dispute shall be resolved pursuant to, and upon the timing of, the procedures set forth in Section 2.4(b) and Section 2.4(c) as applied to such objection and dispute mutatis mutandis. Upon final agreement on Total Net Sales and the Earn-Out Payment and receipt in writing of wire transfer instructions from Seller in the event of the Earn-Out Payment being payable, the Company shall no later than ten (10) Business Days following the date on which the Company receives such wire transfer instructions pay, or cause to be paid the Earn-Out Payment.

(b) Upon the written request of Seller, the Company shall as soon as reasonably practicable (but no earlier than one hundred and twenty (120) days following the completion of the 2027 Fiscal Year or 2028 Fiscal Year) provide to Seller a good faith calculation of Net Sales (together with reasonably detailed supporting calculations) with respect to the 2027 Fiscal Year and the 2028 Fiscal Year.

(c) Notwithstanding anything else herein, the Earn-Out Payment shall be funded solely from the operating cash flows of the business and operations post-Closing of the Company and in no event shall the Earn-Out Payment be funded from any capital contribution from any direct or indirect investor in Buyer. In no event shall any interest accrue on, or be payable with respect to, any portion of the Earn-Out Payment.

(d) During the Earn-Out Period, Buyer shall use commercially reasonable efforts to maximize aggregate Net Sales for the overall Business; provided that in no event shall Buyer or its Affiliates be obligated to (i) make any incremental capital expenditures (including growth or expansion capital expenditures) or contribute additional capital to the Company, (ii) incur any Indebtedness, or (iii) take or refrain from taking any action that would reasonably be expected to adversely impact the profitability of the Business.

(e) Seller acknowledges, agrees and understands, on behalf of Seller and Seller’s Affiliates: (i) after the Closing, each Buyer Indemnified Party has the right to operate the Company (and all components of its business) in the manner each of them believe to be prudent and to make any and all decisions with respect to the Company (and all components of its business) that any of them, in their respective sole discretion, believe are reasonable and in the best interests of the Company, including to change the operations and policies of the Company from those conducted or in place prior to the Closing; (ii) subject to compliance with Section 2.9(d) above, no Buyer Indemnified Party is obligated to otherwise operate the Company (or any component of its business) in any manner in order to achieve, increase, or maximize the amount of Net Sales or devote any capital, personnel or other resources in order to do so; (iii) achievement of any amount of Net Sales is speculative, there is no assurance that sufficient Net Sales will be achieved for the Earn-Out Payment to be paid, and no Person has promised or projected any amount of Net Sales, nor has any representation or warranty, expressed or implied, been or will be made with respect thereto (all of which and reliance thereon is disclaimed); (iv) nothing in this Agreement will restrict any Person from engaging in any business or opportunity either with or without the Company or acquiring, entering into joint ventures, investing in or otherwise cooperating with other Persons, including any Competitor or any other Persons that may have interests adverse to or otherwise compete, directly or indirectly, with the Company; (v) the contingent right to receive the Earn-Out Payment, if any, shall not be represented by any form of certificate or other instrument, is not transferable, and does not constitute an equity or ownership interest in Buyer or any of its Affiliates (including the Company post-Closing); and (vi) neither Seller nor any of its Affiliates shall have any rights as a securityholder of Buyer or any of its Affiliates (including the Company post-Closing) as a result of Seller’s contingent right to receive the Earn-Out Payment hereunder.

(f) Upon a consummation of a Sale of the Company occurring in the Earn-Out Period, the Company shall as promptly as practicable (but in no event later than five (5) Business Days thereafter) pay, or cause to be paid, to Seller the Accelerated Earn-Out Payment solely out of the proceeds payable in such Sale of the Company, and upon payment of such Accelerated Earn-Out Amount, neither Buyer nor any of its Affiliates (including the Company post-Closing) shall owe any further obligation or liability to Seller or any of its Affiliates for any Earn-Out.

(g) Any information received by Seller in connection with the performance of a party’s obligations pursuant to this Section 2.9 shall be deemed Business Confidential Information, subject to Seller’s obligations pursuant to Section 6.17(a)(i).

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as set forth in the Disclosure Schedules of even date herewith, the Seller hereby represents and warrants to Buyer that the following representations and warranties are true and correct as of the date of this Agreement and as of the Closing Date (except, as to any representations and warranties that specifically relate to an earlier date, in which case such representations and warranties were true and correct as of such earlier date). For all purposes herein, references to the Company shall refer to the operation of the Business by Seller and its Affiliates prior to consummation of the Contribution and the Company after the consummation of the Contribution.

Section 3.1 Organization; Authority; Enforceability. The Company is (a) duly formed, validly existing, and in good standing (or the equivalent) under the Laws of its jurisdiction of formation and (b) qualified to do business and is in good standing (or the equivalent) in the jurisdictions in which the conduct of its business or locations of its assets or properties makes such qualification necessary, except where the failure to be so qualified to be in good standing (or the equivalent) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The Company has the limited liability company power and authority to validly execute and deliver this Agreement and to consummate the transactions contemplated hereby. The sole member of the Company has duly approved this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be validly executed by the Company in connection with the consummation of the

Transactions (the “Company Documents”) and has duly authorized the execution and delivery of this Agreement and each Company Document, and such authorizations have not been subsequently modified or rescinded. No other limited liability company proceedings on the part of the Company are necessary to approve and authorize the valid execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company constitutes, and the other Company Documents when executed and delivered by the Company will constitute, the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. True, complete and correct copies of the Governing Documents of the Company have been made available to Buyer. The Governing Documents of the Company are in full force and effect and the Company is not in breach or violation of any provision contained within such Governing Documents.

Section 3.2 Noncontravention. The execution and delivery of the Company Documents and the consummation of the Transactions by the Company do not (a) conflict with or result in any breach of any of the material terms, conditions or provisions of, (b) constitute a default under (whether with or without the giving of notice, the passage of time or both), (c) result in a violation of or conflict with, (d) give any third party the right to terminate, modify in any material respect, cancel or accelerate, or cause any termination or acceleration of, any material right or material obligation under, (e) result in the creation of any Lien upon the Interests or any of the assets or properties of the Company under, or (f) other than as set forth on Schedule 3.2, require any consent, approval or authorization from, or filing with or notice to, any Governmental Entity or any other Person under or pursuant to, the Governing Documents or any Law, order or Material Contract to which the Company or any of its assets or properties is bound or subject, except, with respect to any Law, order or Contract that would not reasonably be expected to be, individually or in the aggregate, material to the Company or the Business.

Section 3.3 Capitalization.

(a) Schedule 3.3(a) sets forth, with respect to the Company, (i) its name and jurisdiction of organization, (ii) its form of organization and (iii) the Equity Interests issued by each member of the Company and the holder(s) thereof. Except as set forth on Schedule 3.3(a) there are no other Equity Interests in the Company reserved for issuance or outstanding. All of the issued and outstanding Equity Interests of the Company have been duly authorized and validly issued and are fully paid, and not subject to any further capital contributions, except as provided in the Governing Documents.

(b) There are no outstanding options, warrants, Contracts, calls, puts, rights to subscribe, conversion rights, phantom equity rights, equity appreciation rights or other similar rights to which the Company is a party or which are binding upon the Company providing for the issuance, disposition or acquisition of any of its Equity Interests (other than this Agreement).

(c) The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any Equity Interests, either of itself or of another Person.

(d) The Company is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of its Equity Interests. There is no Indebtedness with voting rights (or convertible into, or exchangeable for, securities with voting rights) with respect to any matters on which any equity holder of the Company is entitled to vote.

(e) There are no contractual equityholder preemptive or similar rights, rights of first refusal, rights of first offer or registration rights in respect of the Company’s Equity Interests.

(f) The Company has not violated in any material respect any applicable securities Laws or any preemptive or similar rights created by statute, organizational document or agreement in connection with the offer, sale, issuance or allotment of any of its Equity Interests.

(g) The Company has no Liability for, or obligation with respect to, the payment of dividends, distributions or similar participation interests, whether or not declared or accumulated, and there are no contractual restrictions of any kind which prevent the payment of the foregoing by the Company.

(h) The Company does not have any Subsidiaries and does not own any Equity Interests of any other Person, Control any Person, does not have any investments in, any Person and does not have any obligation or requirement, directly or indirectly, to provide capital contributions to, or invest in, any Person.

Section 3.4 Carveout Financial Information.

(a) Attached to Schedule 3.4(a) are true, correct and complete copies of the unaudited standalone carveout balance sheet with respect to the Business as of March 31, 2024, March 31, 2025 and September 30, 2025, and the related unaudited standalone carveout income statement for the years ended March 31, 2024 and March 31, 2025 and the nine (9) months ended September 30, 2025, respectively (collectively, the “Carveout Financial Information”). The Carveout Financial Information (x) was derived in good faith from the consolidated income statements and consolidated balance sheets of Seller, which income statements and balance sheets have been prepared in accordance with GAAP as applied on a consistent basis throughout the periods involved; and (y) presents fairly in all material respects the financial position and the consolidated results of operations of the Business for the periods presented therein, subject to normal year-end adjustments that are not reasonably expected to be, individually or in the aggregate, material in nature or amount; provided that the Carveout Financial Information and the foregoing representations and warranties are qualified by the fact that the Business has not operated on a separate stand-alone basis, has historically been reported within the consolidated financial statements of Seller, and such allocations (i) may include allocations of certain expenses for services and other costs of Seller attributable to the Business that are considered to be reasonable and (ii) do not necessarily reflect the amounts that would have resulted from arm’s-length transactions or the actual costs that would be incurred if the Business operated as an independent enterprise or on a separate stand-alone basis, and the Carveout Financial Information is not necessarily indicative of what the financial position and results of operations of the Business will be in the future.

(b) The Company has no Liabilities except (i) obligations under Contracts to which the Company is a party; (ii) Liabilities reflected in, reserved against or otherwise described in the Carveout Financial Information or the notes thereto (if any) or on Schedule 3.4(a); (iii) Liabilities which have arisen after September 30, 2025 in the Ordinary Course of Business such that had such liabilities been incurred prior to such date they would have been included in the Carveout Financial Information; (iv) Transaction Expenses; (v) Liabilities that will be reflected in Final Indebtedness or Final Working Capital; or (vi) those that have been discharged or paid in full or will be discharged or paid in full prior to the Closing Date in the Ordinary Course of Business or in connection with the transactions contemplated hereby.

(c) All accounts payable of the Company arose in the Ordinary Course of Business consistent with past practice, and no such accounts payable is past due or otherwise in default in its payment, except for amounts being contested in good faith or as would not be material, individually or in the aggregate. Since the date of the Carveout Financial Information, the Company has paid their respective accounts payable in the Ordinary Course of Business, except for those accounts payable the Company is contesting in good faith.

(d) Schedule 3.4(d) sets forth a complete and correct list of all Indebtedness of Seller encumbering the Contributed Assets and of the Company, including the borrower or person incurring the debt, identifying the creditor (including name and address), the type of instrument under which the Indebtedness is owed and the amount of the Indebtedness.

(e) No Indebtedness contains any restriction upon: (i) the prepayment of any of such Indebtedness; (ii) the incurrence of Indebtedness by the Company; or (iii) the ability of the Company to grant any Lien on its properties or assets, in each case that will bind the Company after giving effect to the payments to be made by the Company at Closing. With respect to each item of Indebtedness, neither Seller nor the Company is in default and no payments are past due. Neither Seller nor the Company has received any notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any item of Indebtedness that has not been fully remedied and withdrawn. The consummation of the Transactions will not cause a default, breach or an acceleration, automatic or otherwise, of any conditions, covenants or any other terms of any item of Indebtedness after giving effect to the payments to be made by the Company contemplated by this Agreement.

(f) All inventory of the Company or Seller (in relation to the Business), including all raw materials, work-in-progress, finished goods and packaging materials (collectively “Inventory”), has been maintained in the Ordinary Course of Business, and is of good, merchantable quality, quantity and condition, useable or saleable in the Ordinary Course of Business and retains sufficient shelf life as of the date of this Agreement to allow it to be (i) in the case of raw materials and work-in-progress, manufactured into finished goods and those finished goods sold, (ii) in the case of finished goods, sold, (iii) in the case of packaging materials, used to sell finished goods, in each case, prior to its expiration date (or, in the case of packaging materials, the useful life thereof) in the ordinary course of business and in compliance with applicable customer requirements. The value of the Inventory as reflected in the Carveout Financial Information has been determined in accordance with GAAP and are, in all material respects, sufficient and consistent with the Ordinary Course of Business, and since the date of the Carveout Financial Information the Company has, in all material respects, recorded on its accounting books and records an inventory reserve that are determined in accordance with GAAP, applied on a consistent basis, and consistent with the Ordinary Course of Business. All Inventory has been distributed, produced, manufactured, packaged, labeled and marketed in compliance with the Company’s quality control procedures and been produced in the Ordinary Course of Business. The Company is not under any material Liability or obligation with respect to the return of Inventory in the possession of wholesalers, retailers or other customers, other than returns, refunds or allowances in the Ordinary Course of Business and applicable contractual warranty obligations.

Section 3.5 No Material Adverse Effect. Since September 30, 2025, there has been no Material Adverse Effect.

Section 3.6 Absence of Certain Developments. Except as described in the Carveout Financial Information or pursuant to the Contribution or the Contribution Agreement, since September 30, 2025, (a) the Business has been conducted in the Ordinary Course of Business and (b) the Company (or Seller in relation to the Business) has not:

(a) sold, leased, assigned, licensed, sublicensed, abandoned, encumbered, mortgaged, pledged, transferred or otherwise disposed of, or permitted the lapse or cancellation of, or agreed to any of the foregoing with respect to any (i) tangible material assets or properties (other than in the Ordinary Course of Business or the sale or disposal of inventory or obsolete equipment of the Company) or (ii) Proprietary Rights (other than non-exclusive licenses granted in the Ordinary Course of Business);

(b) made any amendment to its Governing Documents;

(c) made or granted any bonus or any material increase in base salary to any director or senior executive;

(d) other than in the Ordinary Course of Business, made or approved any promotions, annual increases in base salary or payment of bonuses to any Business Employees with an annual base salary in excess of $[***];

(e) amended (other than as required by applicable Law or as part of an annual renewal for health and/or welfare benefits), terminated or adopted any Employee Benefit Plan;

(f) effectuated any reduction in force or other voluntary or involuntary employment termination program, or otherwise implemented any employee termination affecting Business Employees that would trigger obligations under the WARN Act;

(g) made any changes to its accounting policies, methods or practices, cash management activities (including the extension of trade credit, the timing of invoicing and collection of receivables and the accrual and payment of payables and other current liabilities), except (i) as required by GAAP or applicable Law, (ii) as disclosed in the Carveout Financial Information, or (iii) in connection with the Transactions (including the Contribution) or at the written request of Buyer;

(h) made, changed or revoked any material election relating to Taxes, entered into any agreement, settlement or compromise with any Taxing Authority relating to any Tax Liability, filed any amended Tax Return, surrendered any right to claim any refund of material Taxes, changed or revoked of any accounting method in respect of Taxes; entered into any Tax allocation, Tax sharing or Tax indemnity agreement or “closing agreement” as defined in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) relating to Taxes, or consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(i) (x) issued, sold, granted any options, warrants, puts, calls, delivered, redeemed or purchased any Equity Interests, (y) declared, set aside or paid any dividends on, or made any other distributions (whether in Cash, securities or property) in respect of any Equity Interests or (z) adjusted, split, combined or reclassified any of its Equity Interests;

(j) assigned, amended or terminated any Material Contract (other than extension or renewal of any Lease or Material Contract in the Ordinary Course of Business);

(k) (x) incurred or guaranteed any additional Indebtedness for Borrowed Money (other than with respect to the Company Guaranteed Debt or incurrence of Indebtedness in the Ordinary Course of Business), (y) made any loans or advances to any other Person, other than advances to employees in the Ordinary Course of Business or (z) cancelled any debt owed to it;

(l) acquired any (x) Equity Interests of another Person or, other than assets acquired in the Ordinary Course of Business, acquired properties or (y) assets with a value in excess of $250,000, in each case whether through merger, consolidation, share exchange, business combination or otherwise;

(m) entered into any merger, consolidation, reorganization, recapitalization or similar transaction;

(n) (x) adopted a plan of complete or partial liquidation or dissolution or (y) filed a petition of bankruptcy under any provision of federal or state bankruptcy Law;

(o) instituted, settled, released, paid or discharged any pending or threatened Proceeding pertaining to the Business;

(p) entered into any new line of business or abandoned or discontinued any existing line of business;

(q) failed to maintain in full force and effect any material insurance policy;

(r) authorized any capital expenditures or commitments to capital expenditures for an amount in excess of $[***]; or

(s) authorized or entered into any Contract to do any of the foregoing.

Section 3.7 Real Property.

(a) Schedule 3.7(a) sets forth the address of each Owned Real Property. With respect to each Owned Real Property: (i) the Company has fee simple title to such Owned Real Property, free and clear of all Liens other than Permitted Liens; (ii) the Company has not leased to any Person the right to use or occupy such Owned Real Property and (iii) other than the right of Buyer pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property granted by the Company (or Seller in relation to the Business). Neither the Company nor any of its Affiliates is a party to any agreement to purchase any real property or interest therein.

(b) Schedule 3.7(b) sets forth the address of each Leased Real Property, the name of the landlord under each Lease (as listed in such Lease), and a complete list of all Leases for such Leased Real Property. The Seller has delivered to Buyer a true and complete copy of all Leases. With respect to each of the Leases:

(i) neither the Seller nor the Company has subleased, licensed or otherwise granted any right to use or occupy the Leased Real Property or any portion thereof and other than the Company, there are no other tenants in possession of the Leased Real Property.

(ii) such Lease is legal, valid, binding, enforceable and in full force and effect, subject to proper authorization and execution of such Lease by the other party thereto and except as may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and by general equitable principles;

(iii) the Company’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed;

(iv) to the Knowledge of the Company, the Company is not, and no other party to such Lease is, in breach or default under such Lease and no event has occurred which (with notice, lapse of time or both) would constitute a breach or default thereunder by the Seller or the Company; and

(v) Except as set forth on Schedule 3.7(b), the transactions contemplated by this Agreement do not require the consent of any other party to the Lease, will not result in a breach of or default under the Leases, and will not otherwise cause the Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing.

(c) With respect to each of the Owned Real Property and Leased Real Property, except as disclosed on Schedule3.7(c):

(i) except for Permitted Liens, neither the Seller nor the Company has collaterally assigned or granted any Liens in such Owned Real Property or Leased Real Property or any interest of Seller or the Company therein;

(ii) to the Knowledge of the Company, all buildings, structures, fixtures, building systems and equipment, and all material components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring and cable installations, included in the Owned Real Property and Leased Real Property (the “Improvements”) are reasonably sufficient for the operation of the Company’s business as currently conducted thereon.;

(iii) Neither the Seller nor the Company has received any written notice of violation of any applicable building, zoning, subdivision, health and safety and other land use laws, including The Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting each of the Owned Real Property and Leased Real Property (collectively, the “Real Property Laws”) which remains uncured;

(iv) to the Knowledge of the Company, all water, oil, gas, electrical, steam, compressed air, telecommunications, sewer, storm and waste water systems and other material utility services or systems for the Owned Real Property and Leased Real Property are reasonably sufficient for the operation of the Company’s business as currently conducted thereon;

(v) neither the Seller nor the Company has received any written notice from any Governmental Entity having jurisdiction over the Owned Real Property or Leased Real Property threatening a suspension, revocation, modification or cancellation of any certificates of occupancy, permits, licenses, franchises, consents, approvals and authorizations (collectively, the “Real Property Permits”) which remains uncured and, to the Knowledge of the Company, there is no basis for the issuance of any such notice or the taking of any such action;

(vi) the classification of each parcel of Owned Real Property and, to the Knowledge of the Company, Leased Real Property under applicable zoning laws, ordinances and regulations permits the use and occupancy of such parcel and the operation of the Company’s business as currently conducted thereon and permits the Improvements located thereon as currently constructed, used and occupied; and

(vii) the current use and occupancy of the Owned Real Property and Leased Real Property and the operation of the Company’s business as currently conducted thereon do not materially violate any easement, covenant, condition, restriction or similar provision in any instrument of record or, to the Knowledge of the Company, other unrecorded agreement affecting such Owned Real Property or Leased Real Property (the “Encumbrance Documents”). None of the Seller nor the Company has received any written notice of violation of any Encumbrance Documents which remains uncured.

(d) Neither the Seller nor the Company has received any written notice that the whole nor any portion of the material assets of the Company is subject to any order, writ, injunction, judgment, plan or decree of any Governmental Entity to be sold or is being condemned, expropriated or otherwise taken by any Governmental Entity with or without payment of compensation therefor.

Section 3.8 Tax Matters.

(a) The Company (or Seller in relation to the Business) has timely filed all Tax Returns required to be filed by or with respect to it pursuant to applicable Laws, and such Tax Returns are complete and correct in all material respects. The Company (or Seller in relation to the Business) has paid all Taxes due and payable by it (whether or not shown as due on any Tax Return). No written claim has ever been made by a Taxing Authority in a jurisdiction where the Company (or Seller in relation to the Business) does not file Tax Returns that the Company (or Seller in relation to the Business) is or may be subject to Tax by that jurisdiction.

(b) The Company (or Seller in relation to the Business) has not been audited by any federal, state or local Taxing Authority, and there is no Tax audit or examination or any Proceedings now being conducted. No deficiencies for Taxes or other assessments relating to Taxes have been claimed, threatened, proposed or assessed in each case in writing with respect to the Company or the Business.

(c) The Company (or Seller in relation to the Business) has not waived, extended, or agreed to extend any applicable statute of limitations relating to any Tax assessment or deficiency of the Company, in each case, which extension is currently in effect. Neither the Company nor Seller with respect to the Business is currently the beneficiary of any extension of time within which to file any Tax Return.

(d) The Company (or Seller in relation to the Business) has not engaged in any “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2).

(e) The Company (and Seller in relation to the Business) has: (i) withheld and collected all amounts required by Law to be withheld or collected, including sales, use, value-added, and similar Taxes and amounts required to be withheld for Taxes of employees, independent contractors, creditors, customers, equity holders or other third parties, and, to the extent required, timely paid over such amounts to the proper Governmental Entity; and (ii) properly requested, received and retained in all material respects all necessary exemption certificates and other documentation supporting any claimed exemption or waiver of Taxes on sales or similar transactions as to which the Company (or Seller in relation to the Business) would otherwise have been obligated to collect or withhold such Taxes.

(f) The Company is not a party to any Tax sharing agreement that will have continuing effect after the Closing.

(g) Neither the Company (nor Seller in relation to the Business) (i) has engaged in a trade or business, (ii) has had a permanent establishment (within the meaning of an applicable Tax treaty), or (iii) has otherwise become subject to Tax jurisdiction in a country other than the United States (or any subdivision thereof).

(h) The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any installment sale or other transaction or prior to the Closing Date, any accounting method change or agreement with any Governmental Entity filed or made on or prior to the Closing Date, any improper use of an accounting method, any “closing agreement” as described in Section 7121 of the Code or other agreement with a Governmental Entity (or any similar provision of any applicable Law) executed on or before the Closing Date, or any prepaid amount received outside the Ordinary Course of Business on or prior to the Closing.

(i) The Carveout Financial Information reflects all material liabilities for unpaid Taxes of the Company for periods (or portions of periods) through the dates reflected thereon. Neither the Company nor Seller in relation to the Business has any material liability for unpaid Taxes accruing after such dates except for Taxes arising in the Ordinary Course of Business after the period reflected thereon.

(j) The Company has no liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 or any corresponding or similar provision of Tax Law, as a transferee or successor or by Contract (other than a Contract entered into in the Ordinary Course of Business such as a lease the principal purpose of which is unrelated to Tax).

(k) There are no Liens for Taxes on the assets of the Company other than Liens for Taxes not yet due and payable.

(l) Schedule 3.8(l) sets forth all material Tax exemptions, Tax holidays or other Tax reduction agreements or arrangements applicable to the Company. The Company (or Seller in relation to the Business) is in material compliance with the requirements for any such Tax exemptions, Tax holidays or other Tax reduction agreements or arrangements.

Section 3.9 Contracts.

(a) Schedule 3.9(a), contains a list of each of the following Contracts to which the Company is a party or, solely with respect to Contracts that will be binding on or performed by the Company following the Closing, Seller (in relation to the Business) is a party to, or bound by and is in effect as of the date hereof:

(i) any collective bargaining agreement or similar agreement with any labor union, works council, or similar labor organization covering employees of the Company;

(ii) any (x) employment Contract providing for an annual base salary in excess of $[***] or (y) Contract providing for severance payments in excess of $[***] in the aggregate;

(iii) any Contract requiring the payment of royalties, fees, commissions and other amounts payable by the Company to any other Person (other than (1) sales commissions paid to employees according to the standard commissions plans of the Company, (2) non-exclusive licenses for generally commercially available Software (including non-exclusive “shrink-wrap” or “click-through” for “off-the-shelf” Software or software-as-a-service) in object code form obtained from a third Person on non-negotiated standard terms for a one-time or annual fee of not more than $100,000 and that is not used in or to provide or perform any Product, (3) Open Source Software licenses, or (4) non-exclusive Trademark or feedback licenses that are incidental to the transactions contemplated in such Contract, the commercial purpose of which is primarily for something other than such license) upon or for the use of any Proprietary Rights;

(iv) any Contract relating to Indebtedness for Borrowed Money, letter of credit arrangements;

(v) any Contract pursuant to which any Person transfers or assigns to Seller or the Company ownership of, or grants Seller or the Company any license, sublicense, covenant, right or immunity (including any right to receive or obligation to pay royalties or any other consideration) under or with respect to, any Proprietary Rights exclusively related to the Business (collectively, “Inbound IP Contracts”), other than any (1) non-exclusive licenses for generally commercially available Software (including non-exclusive “shrink-wrap” or “click-through” for “off-the-shelf” Software or software-as-a-service) in object code form obtained from a third Person on non-negotiated standard terms for a one-time or annual fee of not more than $100,000 and that is not used in or to provide or perform any Product, (2) Open Source Software licenses, or (3) non-exclusive Trademark or feedback licenses that are incidental to the transactions contemplated in such Contract, the commercial purpose of which is primarily for something other than such license;

(vi) any Contract pursuant to which the Company or Seller transfers or assigns to any Person ownership of, or grants to any Person any license, sublicense, covenant, right or immunity (including any right to receive or obligation to pay royalties or any other consideration) under or with respect to any Proprietary Rights exclusively related to the Business (collectively, “Outbound IP Contracts” and together with the Inbound IP Contracts, the “IP Contracts”), other than (1) Contracts containing only non-exclusive licenses under Owned Proprietary Rights granted by the Company or Seller to a service provider in the Ordinary Course of Business authorizing use thereof solely for the performance of services for the Company or Seller, or (2) non-exclusive Trademark or feedback licenses that are incidental to the transaction contemplated in the Contract, the commercial purpose of which is primarily for something other than such license;

(vii) any Contract (other than purchase orders with suppliers or customers entered into in the Ordinary Course of Business) which provides for aggregate future payments to or from the Company in excess of $[***] in any calendar year, other than those that can be terminated without material penalty by the Company upon ninety (90) days’ notice or less and can be replaced with a similar Contract on materially equivalent terms in the Ordinary Course of Business;

(viii) joint venture, strategic alliance, partnership agreement or other similar arrangement that involves a sharing of revenue, profits, losses, costs or Liabilities with any other Person;

(ix) power of attorney;

(x) any Contract with a Top Customer (other than purchase orders received or submitted in the Ordinary Course of Business);

(xi) any Contract with a Top Supplier (other than purchase orders received or submitted in the Ordinary Course of Business);

(xii) any Contract for Leased Real Property;

(xiii) any Contract with any Governmental Entity;

(xiv) other than this Agreement, any Contract for the sale, transfer or acquisition of any material assets or Equity Interest of the Company (other than those providing for sales, transfers or acquisitions of assets in the Ordinary Course of Business) or for the grant to any Person of any preferential rights to purchase any of the assets, Equity Interests or business of the Company, in each case, under which there are material outstanding obligations of the Company;

(xv) any Contract (A) containing a covenant limiting in any material respect the right of the Company to (I) engage in any line of business, or (II) compete with any Person in any line of business or any geographic area, (B) prohibiting or limiting the right of the Company to make, sell or distribute any products or services or (C) containing a “most favored nation” clause in favor of a third party, but, in each case, excluding confidentiality agreements entered into in the Ordinary Course of Business (none of which contain any non-compete provisions);

(xvi) any Contract granting to any Person an option or a first-refusal, first-offer or similar preferential right to purchase or acquire any material assets of any of the Company;

(xvii) any Contract providing for (A) payments upon change of control or (B) creation, acceleration or vesting of any right or interest for the benefit of any Business Employee which becomes payable as a result of or in connection with the consummation of the Transactions;

(xviii) any Contract providing for capital expenditures in excess of $[***] individually, or in excess of $[***] in the aggregate; and

(xix) any Contract involving the settlement of any material Proceeding or threatened material Proceeding in the past three (3) years.

(b) For purposes of this Section 3.9(b), any reference to ‘Seller (in relation to the Business)’ applies solely to Contracts that will be binding on or performed by the Company following the Closing pursuant to the terms of the Contribution Agreement. Each Contract listed on Schedule 3.9(a) (each, a “Material Contract”) is legal, valid, binding, enforceable against the Company (or Seller in relation to the Business) and, to the Knowledge of the Company, against each other party thereto, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and by general equitable principles. The Company (or Seller in relation to the Business) are not in material breach or default under the Material Contracts, and to the Knowledge of the Company, no other party to any Material Contract is in material breach or material default thereunder. To the Knowledge of the Company, no event has occurred, and no circumstance exists, in each case that (with or without notice or lapse of time or both) would constitute a breach of or default under, would cause or permit the termination or cancellation of, would cause any loss of benefit under, or would give rise to any right to accelerate the maturity or performance of any obligation under, such Material Contract. The Company (or Seller in relation to the Business) has not received from any counterparty thereto any written, or to the Knowledge of the Company, oral, notice regarding any actual or alleged material breach of or default under (or of any condition which with the passage of time or the giving of notice or both would cause a breach of or default under), termination or non renewal of such Material Contract that remains unresolved as of the date of this Agreement. The Company (or Seller in relation to the Business) have not provided or received from any counterparty thereto any written, or to the Knowledge of the Company, oral, notice announcing, contemplating or threatening to, and the Company (or Seller in relation to the Business) are not aware of any intention by any counterparty thereto to: (A) terminate (other than Material Contracts that are expiring pursuant to their terms) or not renew such Material Contract, (B) seek the renegotiation of such Material Contract in any material respect, (C) declare a force majeure or similar event, or (D) substitute performance under such Material Contract in any material respect. The Seller has delivered or made available to Buyer true, correct and complete copies of all written Material Contracts (including all amendments thereto).

Section 3.10 Proprietary Rights.

(a) (i) Prior to consummation of the Contribution, Seller and (ii) following consummation of the Contribution, the Company, solely and exclusively owns the Owned Proprietary Rights and has valid, enforceable and sufficient rights, pursuant to a written Inbound IP Contract, to use all other Proprietary Rights used or held for use in the conduct of the Business as currently conducted (the “Company Proprietary Rights”), free and clear of all Liens (other than Permitted Liens). The Owned Proprietary Rights, together with the Company Proprietary Rights licensed to the Company following the consummation of the Contribution pursuant to a valid, written Inbound IP Contract, constitutes all of the Proprietary Rights necessary and sufficient to enable the Company to conduct the Business as currently conducted. Following the Closing, the Company will continue to have the same rights to use, practice, perform, sell, license and otherwise exploit all Company Proprietary Rights that Seller has as of the date of this Agreement. No Person has been granted any exclusive license under any Owned Proprietary Rights.

(b) Schedule 3.10(b) sets forth an accurate and complete list of all: (i) issued Patents and pending Patent applications; (ii) registrations and applications for registration of any Copyrights; (iii) registrations and applications for registration of any Trademarks; and (iv) Internet domain names (the foregoing (i) through (iv), “Registered IP”), in each case, included in the Owned Proprietary Rights (collectively, “Registered Company Proprietary Rights”), together with, for each item of Registered Company Proprietary Rights, the title, name, or Internet domain name of such item; the application or serial number; the application or filing date; the registration or grant number; the registration or grant date; the jurisdiction or domain name registrar with which such item has been filed or registered; the current status; the owner and owner of record or registrant with respect to such Registered Company Proprietary Rights; and (v) Company Software.

(c) Each item of Registered Company Proprietary Rights is valid, subsisting and (other than pending applications) enforceable, and there are no specific facts or circumstances that would reasonably be expected to render any Registered Company Proprietary Rights invalid or unenforceable. Except where Seller has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew an issuance, registration or application and such issuance, registration or application was not material to the Business, (i) all necessary registration, maintenance and renewal fees due in connection with the Registered Company Proprietary Rights have been paid, and all necessary documents, recordations, and certificates in connection with the Registered Company Proprietary Rights have been filed with the relevant Governmental Entity or domain name registrar for the purposes of prosecuting, perfecting, and maintaining such Registered Company Proprietary Rights, and (ii) no Proprietary Right that is or was a Registered Company Proprietary Right, or any other Registered IP previously owned by Seller and exclusively related to the Business, has been cancelled, abandoned, allowed to lapse, or not renewed. All Registered Company Proprietary Rights, and the prosecution thereof, is currently and has been at all times in compliance with all applicable Laws.

(d) In the six (6) years immediately prior to the Closing: (i) no claim or Proceeding contesting the validity, enforceability, registrability, patentability, use or ownership of any Company Proprietary Rights has been received by or brought against the Company, or brought against Seller (in relation to the Business), and none is threatened or pending; (ii) none of the Company, or Seller (in relation to the Business), the Company Proprietary Rights, or use thereof, or the Business Products (or the making, use, offer for sale, lease, importation, exportation, distribution, performance, commercialization, or other disposal or exploitation thereof) has infringed, misappropriated, diluted or otherwise violated any Proprietary Rights of any third party, or engaged in any conduct that constituted unfair competition or trade practices; (iii) neither the Company nor Seller (in relation to the Business) has received any notices of, or been subject to any claim or Proceeding alleging, any infringement, misappropriation, dilution or other violation of any Proprietary Rights of any third party or unfair competition or trade practices, and neither the Company nor Seller (in relation to the Business) has sent any notices of, or made any claims or initiated any Proceedings alleging, the same with respect to the Owned Proprietary Rights; and (iv) there are no facts or circumstances existing that would reasonably give rise to any of the foregoing. No third party has infringed, misappropriated, diluted or otherwise violated, or is infringing, diluting, misappropriating or otherwise violating, the Owned Proprietary Rights, and no settlement agreement, Order or stipulation in litigation affecting the Owned Proprietary Rights exists.

(e) None of the Company, Seller (in relation to the Business), nor any other Person is (or will be as a result of the execution and delivery or effectiveness of this Agreement or the performance of Seller’s or the Company’s obligations under this Agreement or Related Documents) in default under or breach of any IP Contract. All IP Contracts are in full force and effect. The consummation of the Transaction will not result in the modification, cancellation, termination, suspension of, or acceleration of any payments with respect to any IP Contracts, or give any non-Company party to any IP Contract the right to do any of the foregoing. At the Closing, the Company will be permitted to exercise all of the Seller’s rights under the IP Contracts to the same extent Seller would have been able to had the Transactions not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Seller would otherwise be required to pay. There are no disputes regarding the scope of, or performance under, any IP Contract, including with respect to any payments to be made or received by the Company, or made or received by Seller (in relation to the Business).

(f) The Company and Seller (in relation to the Business) have taken and do take reasonable measures to protect the secrecy, confidentiality and value of all Trade Secrets included in the Company Proprietary Rights. No such Trade Secret has been authorized to be disclosed or has been actually disclosed to any Person other than pursuant to a written non-disclosure agreement restricting the disclosure and use thereof, and no Person has violated any such agreement or has otherwise misappropriated any such Trade Secrets. All current and former employees, consultants and contractors of the Company, and current and former employees, consultants and contractors of Seller (in relation to the Business), have executed valid, written, and enforceable Contracts (i) presently assigning to the Company, or to Seller, as applicable, all of such individual’s rights, title, and interests in and to all Proprietary Rights developed, authored, created or reduced to practice by such individual in the course of such individual’s employment or engagement, as applicable, with the Company or Seller, and (ii) that include customary non-disclosure and confidentiality obligations in favor of the Company, or in favor of Seller (in relation to the Business) (such Contracts, “Invention Assignment Agreements”) in a form made available to the Buyer. No such individual is, or has been in, breach of any such Invention Assignment Agreements, and no employee of the Company, nor any employee of Seller (in relation to the Business) has entered into any Contract with a third party that restricts or limits in any way the scope or type of work in which he or she may be engaged or requires him or her to transfer, assign, or disclose information concerning any work product conceived, developed, authored, created or reduced to practice by such employee to any Person other than the Company or Seller (in relation to the Business). As of consummation of the Contribution, all Invention Assignments Agreements between Seller and current and former employees, consultants and contractors of the Business have been assigned to the Company.

(g) The IT Systems have been properly maintained and are adequate and sufficient for the operation of the Business as currently conducted and as proposed to be conducted. As of consummation of the Contribution, the Company has all rights and licenses necessary to use and operate the IT Systems, and this Agreement, and the transactions contemplated by this Agreement, will not require the consent of any third Person to use such IT Systems after the Closing or result in the violation of any Contracts with respect to such IT Systems. The Company and Seller (in relation to the Business) have taken reasonable measures to preserve and maintain the performance, security and integrity of the IT Systems (and all software, information or data stored thereon) and maintain reasonable documentation regarding all IT Systems, their methods of operation and their support and maintenance. There has been no unauthorized access, use, intrusion, or breach of or cyberattack on, such IT Systems, or failure or interruption with respect to such IT Systems that has had a material effect on the operation of the Business. None of the IT Systems contain any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing or that without user intent will cause, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, any computer, tablet computer, handheld device or other device, (ii) damaging or destroying any data or file without the user’s consent, or (iii) sending information to any Person without the user’s consent ((i) through (iii), collectively, “Contaminants”). The Company and Seller (in relation to the Business) have regularly performed security assessments and penetration testing of the IT Systems, and have remediated all high, critical or medium vulnerabilities identified in such assessments and testing.

(h) Neither Seller nor the Company makes or has made the Source Code for any Company Software used in the conduct of the Business, available to any Person other than employees and contractors of the Company or Seller. No Open Source Software, or modification or derivative thereof, is or has been used by the Company, or has been used by Seller (in relation to the Business) in a way which creates an obligation for the Company, or for Seller (in relation to the Business) to (A) grant third parties the right to use, modify, commercially exploit, (B) distribute or disclose in Source Code form, (C) license for the purpose of making modifications or derivative works, or (D) permit or carry out the redistribution at no charge of, in each case, any Company Software, Owned Proprietary Rights or Business Product. With respect to any Open Source Software that is or has been used by the Company or used by Seller (in relation to the Business), the Company and Seller (in relation to the Business) have been and are in full compliance with all applicable license conditions and covenants with respect thereto.

(i) No Person (other than employees and contractors of the Company, or employees and contractors of Seller (in relation to the Business) bound by an Invention Assignment Agreement) has the right to possess or use, or otherwise has or has had access to, the Source Code of any Company Software (“Company Source Code”). No Person has claimed or demanded that any Company Source Code that is held in escrow be delivered or released by the escrow agent, and no Company Source Code which is held in escrow has ever been delivered or released by the escrow agent to any Person other than the Company or Seller (in relation to the Business). No event has occurred and no circumstance exists that, with or without the passage of time, will entitle any Person to receive any Company Source Code from an escrow agent or otherwise. The Company Source Code has been documented and annotated in a manner customary in the industry and sufficient for a programmer of ordinary skill to interpret, modify and update the Company Source Code. The Company Software and each Product is free from any defect, bug, virus or programming, design or documentation error or corruption that would have a material effect on the operation or use thereof. None of the Company Software or Products contains any Contaminants.

(j) None of Seller (in relation to the Business), the Company or any of their respective current or former employees, consultants or independent contractors have: (i) used or permitted the use of any AI Technologies in a manner that would (A) prevent or dilute the Company’s, or prevent or dilute Seller’s (in relation to the Business), ownership of, or rights in, any Company Proprietary Rights, including any Company Software or Company Source Code, or (B) grant or purport to grant any third party (including the providers of such AI Technologies) any rights or interests in or to any Company Proprietary Rights, or (ii) disclosed, uploaded or otherwise made available any portion of the Company Source Code or other Trade Secrets to any such AI Technologies.

(k) The Company and Seller (in relation to the Business) are and, for the past five (5) years, have been in material compliance with applicable Data Protection Requirements, including with respect to the Processing of Personal Information in material compliance with applicable Data Protection Laws. For the past five (5) years the Company and Seller (in relation to the Business) have provided all notices and obtained all consents necessary to the Processing of Personal Information. The Company and Seller (in relation to the Business) have had written policies and procedures regarding data security and privacy of Personal Information that are true, accurate and complete. Seller represents that since April 8, 2025, neither of the Company nor Seller has knowingly granted access to “Bulk U.S. Sensitive Personal Data” or “Government-Related Data” to any “covered person” or entity organized in a “country of concern,” (as those terms are defined in 28 C.F.R. 202) except as permitted under applicable exemptions, and neither the Company nor Seller has violated the Data Security Program.

(l) The Company and Seller (in relation to the Business) require third parties who Process Personal Information on behalf of the Business to maintain reasonable security measures, to comply with Data Protection Laws and comply with other requirements as specified under Data Protection Laws, including entering contracts with such third parties as required by Data Protection Laws. To the Knowledge of the Company, no such third party is in violation of its Privacy Contracts with Company or Seller (in relation to the Business).

(m) The Company has not received written notice of any complaint to, or any audit, proceeding, investigation, or claim or, to the Knowledge of the Company, threatened against the Company or Seller (in relation to the Business), and no such proceedings are likely to be asserted or threatened against the Company or Seller (in relation to the Business), by any Person or any Governmental Entity with respect to the Company’s Processing of Personal Information or relating to the Company’s compliance with any Data Protection Law.

(n) The Company and Seller (in relation to the Business) maintain commercially reasonable measures compliant with Data Protection Laws designed to protect its IT Systems and Personal Information against Security Incidents. The Company and Seller (in relation to the Business) (i) have regularly conducted vulnerability or other security related testing or assessments or the Company IT Systems (collectively, “Information Security Reviews”), (ii) timely corrected any material exceptions or vulnerabilities identified in such Information Security Reviews, (iii) made available to Buyer a true and correct copy of its most recent Information Security Review and (iv) installed generally available software security patches and other fixes to identified technical information security vulnerabilities in accordance with Company’s information security policy and industry standards.

(o) In the past three (3) years, neither the Company nor Seller (in relation to the Business) has experienced a Security Incident or notified or been required notify any Person of any Security Incident. Neither the Company nor Seller is currently planning to conduct any such notification or investigating whether any such notification is required.

(p) Neither the execution, delivery, or performance of this Agreement or the Related Documents, nor the consummation of Transaction, including any direct or indirect transfer of Personal Information resulting from the transactions contemplated hereby, will in material respects violate any Privacy Requirements or result in or give rise to any right of termination or other right to impair or limit the Company’s right to use or own any Personal Information used in or necessary for the conduct of the Business as currently conducted and as proposed to be conducted.

Section 3.11 Litigation. There are no Proceedings pending or, to the Knowledge of the Company, threatened, against the Company or Seller or related to the Business before any Governmental Entity that are, or would reasonably be expected to be, material to the Company or the Business. The Company (or Seller in relation to the Business) is not subject or bound by any outstanding orders or settlement agreement and there are no unsatisfied judgments, penalties or awards, in each case against or affecting the Company (or Seller in relation to the Business) that are, or would reasonably be expected to be, material to the Company or the Business. To the Knowledge of the Company, no event has occurred, and no circumstance exists, in each case that is reasonably likely to lead to such a Proceeding. To the Knowledge of the Company, the Company (or Seller in relation to the Business) does not plan to initiate any Proceeding against another Person.

Section 3.12 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the Transactions based on any arrangement or agreement made by or on behalf of the Company.

Section 3.13 Labor Matters.

(a) Schedule 3.13(a) sets forth a list of all employees of the Company (or Seller in relation to the Business) (the “Business Employees”), including their: (i) name and employee ID; (ii) job title; (iii) location of employment; (iv) status as exempt or non-exempt under the Fair Labor Standards Act or applicable state Laws; (v) annual salary or hourly rate; (vi) (x) current target commission, target bonus, or target incentive compensation for calendar year 2025 and any commission, bonus or incentive compensation paid to date with respect to calendar year 2025 and (y) current target commission, target bonus, or target incentive compensation for calendar year 2026; (vii) date of hire; (viii) vacation accrual rate and accrued but unused vacation; (ix) visa type (if any); (x) active or inactive status (and, if inactive, the type of leave and expected return to work date, if applicable); and (xi) whether the Business Employees are members of any labor union or similar organization. Schedule 3.13(a) also sets forth a list of all independent contractors and consultants of the Company (or Seller in relation to the Business), as of the date hereof, including their: (i) names; (ii) location; (iii) length of service; (iv) type of service; (v) current rate; and (vi) total compensation for 2025. Except as set forth on Schedule 3.13(a), all Business Employees are employed on an “at will” basis, and all Business Employees, independent contractors, and consultants can be terminated with 30 days’ notice or less and without triggering payment of contractual severance or other termination entitlements. As of consummation of the Contribution, the Business Employees are employed by the Company. The Business Employees comprise all of the personnel that are necessary for the management and operation of the Business as currently conducted.

(b) Except as set forth on Schedule 3.14(b), neither the Company nor Seller in relation to the Business is a party to, bound by, or subject to any collective bargaining agreement or similar agreement with any labor union, works council, or similar labor organization covering employees of the Company. There are no strikes, work stoppages, slowdowns, labor picketing, lockouts, or other labor disputes pending or, to the Knowledge of the Company, threatened against the Company (or Seller in relation to the Business), and no such disputes have occurred, or to the Knowledge of the Company, been threatened, within the past three years. There are no union organizing activities, card solicitations, petitions, or requests for representation, with respect to employees of the Company (or Seller in relation to the Business) occurring or, to the Knowledge of the Company, threatened, and no such activities have occurred, or to the Knowledge of the Company, been threatened, within the past three (3) years. For the past three (3) years, there have not been any grievances, arbitrations, or unfair labor practice charges pending or, to the Knowledge of the Company, threatened against the Company (or Seller in relation to the Business). With respect to the transactions contemplated by this Agreement, the Company has, or prior to the Closing will have satisfied, all notice and bargaining obligations to any unions which it must satisfy prior to the Closing under applicable Law or any collective bargaining agreement.

(c) The Company (and Seller in relation to the Business) are, and for the past three (3) years the Company (and Seller in relation to the Business) have been, in material compliance with all applicable Laws pertaining to labor and employment and employment practices, including, but not limited to, all applicable Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, sexual misconduct, civil rights, equal opportunity, retaliation, reasonable accommodation, immigration, wages, hours, overtime compensation, employee classification, fair labor standards, family and medical leave, sick leave, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, continuation of coverage under group health plans, wage payment and the payment and withholding of taxes, whistleblowing, disability rights or benefits, plant closures and layoffs, leaves of absence and unemployment insurance. For the past three (3) years, there have not been any employment-related Proceedings pending against the Company (or Seller in relation to the Business) or, to the Knowledge of the Company, threatened.

(d) Within the last three (3) years, neither the Company nor Seller in relation to the Business has not taken any action that would constitute a “mass layoff” or “plant closing” within the meaning of the WARN Act, nor has any such mass layoff or plant closing with respect to the Company (or Seller in relation to the Business) been planned or announced.

(e) All compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors, or consultants for services performed on or prior to the date of this Agreement have been paid in full, and there are no outstanding agreements, understandings or commitments of the Company (or Seller in relation to the Business) with respect to any compensation, commissions, bonuses or fees. The Company and Seller in relation to the Business have properly classified all employees, independent contractors, or consultants as employees, independent contractors, leased employees or as persons exempt from overtime pay for all purposes and have made all appropriate filings in connection with services provided by, and compensation paid to, such employees, independent contractors, and consultants.

(f) In the last three (3) years, there has been no allegation brought (internally or otherwise) by any current or former employee of, or any current or former independent contractor or consultant to, the Company or Seller in relation to the Business or by any applicant for employment with the Company or Seller in relation to the Business, that an officer, director, or management employee of the Company or Seller (in relation to the Business) has engaged in sexual harassment or misconduct.

(g) All employees employed in the United States are: (i) United States citizens or lawful permanent residents of the United States; (ii) aliens whose right to work in the United States is unrestricted; or (iii) aliens who have valid, unexpired work authorizations issued by the United States government. The Company has properly completed I-9 or similar forms for all employees and has retained such forms in accordance with applicable Law. For the past three years, neither the Company nor Seller in relation to the Business has not been the subject of an immigration compliance or employment visit from, been assessed any fine or penalty by, or been the subject of any order or directive of, the United States Department of Labor, the United States Department of Justice, the United States Department of Homeland Security, the U.S. Citizen and Immigration Services, or any other similar Governmental Entity.

Section 3.14 Employee Benefit Plans.

(a) Schedule 3.14(a) sets forth a list of each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), and each equity-based, retirement, profit sharing, bonus, incentive, severance, separation, change in control, retention, deferred compensation, vacation, paid time off, medical, dental, life, or disability written, unwritten, formal or informal plan, program, or policy or other arrangement involving direct or indirect compensation, and each other employee compensation or benefit plan, program, policy or Contract that is maintained, sponsored or contributed to (or required to be contributed to) by the Company for the benefit of the Business Employees, or with respect to which the Company has or may have any liability (contingent or otherwise), other than offer letters or employment agreements for “at will” employment that do not provide severance (each a “Company Employee Benefit Plan”), together with any such plans maintained, sponsored or contributed to (or required to be contributed to) by Seller and any Affiliates (other than the Company) for the benefit of the Business Employees, or with respect to which Seller or any of its Affiliates (other than the Company) has any Liability for the benefit of the Business Employees, other than offer letters or employment agreements for “at will” employment that do not provide severance, (each a “Seller Employee Benefit Plan” and together with any Company Employee Benefit Plan, the “Employee Benefit Plans”). Schedule 3.14(a) separately lists each Seller Employee Benefit Plan and Company Employee Benefit Plan.

(b) With respect to each Employee Benefit Plan, Seller has made available to Buyer copies of, as applicable, (i) correct and complete copies of all documents embodying such Employee Benefit Plan (and all amendments thereto), (ii) a written description of any Employee Benefit Plan that is not set forth in a written document, (iii) the most recent summary plan description together with the summary or summaries of material modifications thereto, if any, (iv) the most recent determination or opinion letter received from the Internal Revenue Service (the “IRS”), (v) the three (3) most recently filed Form 5500 annual reports, (vi) the three (3) most recent annual actuarial valuations, if any, (vii) all material correspondence to or from any Governmental Entity received in the last three years, (viii) all discrimination tests for the most recent three plan years, and (ix) all material written agreements and contracts currently in effect, including (without limitation) administrative service agreements, group annuity contracts, and group insurance contracts.

(c) No Employee Benefit Plan provides post-employment health insurance benefits other than as required under Section 4980B of the Code or any COBRA subsidy or payment that is part of a disclosed severance.

(d) No plan currently or in the past six (6) years maintained, sponsored, contributed to or required to be contributed to by the Company (or Seller in relation to the Business), any of its Subsidiaries, or any of their respective current or former ERISA Affiliates is or in the past six (6) years was (i) a plan subject to Title IV of ERISA and (ii) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code. The term “ERISA Affiliate” means any Person that, together with the Company or any of its Subsidiaries, would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

(e) Except as set forth in Section 3.14(e) of the Disclosure Schedules, none of the Company (or Seller in relation to the Business), any of its Subsidiaries, or any of their respective current or former ERISA Affiliates contribute to or have any actual or potential liability with respect to any multiemployer plan (as defined in Section 3(37) of ERISA) (each, a “Multiemployer Plan”). None of the Company (or Seller in relation to the Business), any of its Subsidiaries, or any of their respective current or former ERISA Affiliates have incurred any withdrawal liability with respect to any Multiemployer Plan. To the knowledge of Seller, no Multiemployer Plan (i) has filed a notice of reorganization, insolvency or termination under Section 4041A of Title IV of ERISA, (ii) is in “at risk” status within the meaning of Section 430(i) of the Code, or (iii) is in “endangered status” or “critical status” within the meaning of Section 432(b) of the Code. The Company (and Seller in relation to the Business), its Subsidiaries, and their respective current or former ERISA Affiliates have made all required contributions to any Multiemployer Plan when due.

(f) Each Employee Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code and each trust intended to qualify under Section 501(k) of the Code has received, or may rely upon, a favorable determination or opinion letter from the IRS as to its qualified status, and to the Knowledge of the Company, nothing has occurred that would reasonably be expected to adversely affect such favorable determination or opinion letter.

(g) Each Employee Benefit Plan has been maintained, funded and administered in accordance in all material respects with its respective terms and in compliance in all material respects with all applicable Laws, including ERISA and the Code. In all material respects, all contributions, reserves or premium payments required to have been made or accrued, or that are due, as of the date hereof to or with respect to the Employee Benefit Plans have been timely made or accrued.

(h) Neither the Company nor Seller in relation to the Business is subject to any material liability or material penalty under Sections 4971 through 4980H of the Code or Title I of ERISA.

(i) The Company (or Seller in relation to the Business) have in all material respects complied with all applicable health care continuation requirements in Section 4980B of the Code and in ERISA, and the provisions of the Patient Protection and Affordable Care Act.

(j) There have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA that are not otherwise exempt under Section 408 of ERISA, and no breaches of fiduciary duty (as determined under ERISA) with respect to any Employee Benefit Plan that could reasonably be expected to give rise to any material Liability.

(k) There is no Proceeding (other than routine and uncontested claims for benefits) that has been brought or is pending or, to the Knowledge of the Company, threatened against or with respect to any Employee Benefit Plan or against the assets or any fiduciary thereof (in that Person’s capacity as a fiduciary of such Employee Benefit Plan). There are no audits, inquiries or proceedings pending or, to the Knowledge of the Company, threatened by the IRS, U.S. Department of Labor, or other Governmental Entity with respect to any Employee Benefit Plan.

(l) The execution of this Agreement and the consummation of the transactions contemplated by this Agreement (alone or together with any other event which, standing alone, would not by itself trigger such entitlement or acceleration) will not, with respect to any Employee Benefit Plan, increase the amount of or result in the acceleration of time of payment, or otherwise result in the forgiveness of indebtedness, funding, distribution or vesting of compensation or benefits thereunder with respect to any Business Employee, or director or consultant of the Business.

(m) There is no contract, plan or arrangement covering any current or former employee, director or consultant of the Company (or Seller in relation to the Business) or its Subsidiaries that, individually or collectively, could give rise to the payment as a result of the transactions contemplated by this Agreement of any amount that would not be deductible by reason of Section 280G of the Code.

(n) No Employee Benefit Plan has failed to comply with Section 409A of the Code in all material respects in a manner that would result in any tax, interest or penalty thereunder with respect to any Business Employee, or director or consultant of the Business. Neither the Company (or Seller in relation to the Business) nor any of its Subsidiaries has any liability or obligation to pay or reimburse any taxes, or related penalties or interest, that may be incurred pursuant to Code Section 4999 or Code Section 409A.

Section 3.15 Insurance. As of the date hereof, the Company (or Seller in relation to the Business) has in place policies of insurance in amounts and scope of coverage as set forth in Schedule 3.15 (other than with respect to any Employee Benefit Plan) and each such policy is in full force and effect and all premiums are currently paid in accordance with the terms of such policy. During the twelve (12) months immediately prior to the date hereof, the Company (or Seller in relation to the Business) has not received any written notice that any such policy will be cancelled, materially modified or will not be renewed and there is no existing default or event which, with the giving of notice or lapse of time or both would constitute a default, by any insured thereunder. Schedule 3.15 sets forth a true and complete list of all insurance policies of the Company (or Seller in relation to the Business), setting forth, in respect of each such policy: (i) the policy number; (ii) the insurer; and (iii) the expiration date. There is no claim pending under any such insurance policy arising out of relating to the Business to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. All insurance policies are in compliance with all requirements of Law and all Contracts related to the Business to which Seller or the Company is a party. All claims have been properly noticed per insurance provisions on behalf of the Company. Except as set forth on Schedule 3.15, no material claim is outstanding under any insurance policy maintained by Seller or the Company with respect to the Business.

Section 3.16 Compliance with Laws; Permits.

(a) The Company (and Seller in relation to the Business) is, and has for the past five (5) years been, in compliance in all material respects with all applicable Laws and no written notices (or other communication) have been received by the Company (or Seller in relation to the Business) from any Governmental Entity alleging a violation of any such Laws. There are no Proceedings pending. The Company (and Seller in relation to the Business) have not received any written notification of any pending or threatened Proceeding from any Governmental Entity alleging a material violation of any applicable Laws in connection with the conduct of the Business during the past five (5) years. To the Knowledge of Seller, no event has occurred, and no circumstance exists, in each case that (with or without notice or lapse of time), would reasonably be expected to constitute or result in a material violation by the Company (or Seller in relation to the Business) of, or a material failure on the part of the Company (or Seller in relation to the Business) to comply with, any Law applicable to the Company (or Seller in relation to the Business).

(b) (i) Prior to consummation of the Contribution, Seller and (ii) following consummation of the Contribution, the Company holds all material permits required for the ownership and use of its assets and properties and the conduct of the Business (including for the occupation and use of the Leased Real Property) as currently conducted and is in compliance with all material terms and conditions of such permits. All such permits are unimpaired and in full force and effect. No Proceeding is pending or, to the Knowledge of the Company, threatened, to suspend, revoke, withdraw, modify or limit any such permit in a manner that has had or would reasonably be expected to have a material impact on the ability of the Company to use such permit.

(c) The Company, and Seller in relation to the Business, and their respective officers, directors, director equivalents, employees, and to the Knowledge of the Company, agents and other Persons acting on behalf of the Company or the Seller in relation to the Business, are and for the past five (5) years, (i) have been in compliance with applicable Anti-Bribery Laws, and (ii) have not paid, given, offered or promised to pay, or authorized or ratified the payment or transfer, directly or indirectly, of any monies or anything of value to any Public Official or other Person, for the purpose of corruptly influencing any act or decision of such Public Official or of a Governmental Entity, or any other Person, to obtain or retain business, to direct business to any Person, or to secure any other improper benefit or advantage. The Company, and Seller in relation to the Business, are not subject, and in the past five (5) years have not been subject, to any Proceedings, or made any disclosures, voluntary or otherwise, to any Governmental Entity, involving the Company or the Seller in relation to the Business relating to applicable Anti-Bribery Laws. The Company has instituted and maintained policies and procedures reasonably designed to promote compliance with Anti-Bribery Laws

(d) The Company, and Seller in relation to the Business, and their respective officers, directors, director equivalents, employees, and to the Knowledge of the Company, agents and other Persons acting on behalf of the Company or the Seller in relation to the Business, are and since April 24, 2019 (or later as applicable under relevant statutes of limitations) have been, in compliance in all respects with all applicable Sanctions and Export Control Laws. Since April 24, 2019, neither the Seller, Company, nor their officers, directors, director equivalents, employees, and to the Knowledge of the Company, agents or other Persons acting on behalf of the Company, has been a Sanctioned Person. Since April 24, 2019, the Company has not engaged in any unlawful dealings or transactions, directly or indirectly with any Sanctioned Person. The Company, and Seller in relation to the Business, are not subject, and since April 24, 2019 have not been subject, to any Proceedings, or made any disclosures, voluntary or otherwise, to any Governmental Entity, involving the Company or the Seller in relation to the Business, relating to applicable Sanctions and Export Control Laws. The Company has instituted and maintained policies and procedures reasonably designed to promote compliance with Sanctions and Export Control Laws.

Section 3.17 Environmental Matters. (i) The Company is, and, for the past three (3) years the Company (and Seller in relation to the Business) has been, in compliance in all material respects with all applicable Environmental Laws; (ii) the Company maintains and, to the extent applicable, has filed timely applications to renew, and the Company (and Seller in relation to the Business) is in compliance in all material respects with, all material permits required by applicable Environmental Laws for the ownership and use of its assets and properties and the conduct of the Business as currently operated; (iii) during the three (3) years immediately prior to the date hereof, the Company (and Seller in relation to the Business) has not received any written notice regarding any actual or alleged material violation by the Company (and Seller in relation to the Business) of, or material Liabilities of the Company (or Seller in relation to the Business) under, applicable Environmental Laws; (iv) the Company (and Seller in relation to the Business) has not treated, disposed of or Released any Hazardous Materials and to the Knowledge of the Company, no Hazardous Materials are present on the Leased Real Property or any other location in quantities or in concentrations that require remediation by the Company pursuant to applicable Environmental Laws, where the cost of such remediation would reasonably be expected to result in a material Liability to the Company (or Seller in relation to the Business) under Environmental Laws and (v) there are no Proceedings pending, or to the Knowledge of the Company, threatened against the Company (or Seller in relation to the Business) under applicable Environmental Laws which, if adversely determined, would reasonably be expected to result in a material Liability of the Company, and the Company (or Seller in relation to the Business) is not subject to or bound by any material outstanding order issued or arising under any Environmental Law. Seller has provided to Buyer all final or, if not issued in final, the most recent draft of and all non-privileged environmental audits, assessments, investigations, studies or other analysis relating to the Leased Real Property, the Business, or the Company’s compliance with or liability under applicable Environmental Laws that are in the possession or control of Seller or the Company and that have been prepared during the three (3) years immediately prior to the date hereof.

Section 3.18 Title to Assets; Condition and Sufficiency; Consummation of Contribution.

(a) As of the Closing Date, Seller and the Company have consummated the Contribution in accordance with the Contribution Agreement in all respects (other than any immaterial deviations or deviations agreed to by Buyer in writing).

(b) Except as disposed of in the Ordinary Course of Business, (i) prior to the consummation of the Contribution, Seller and (ii) following consummation of the Contribution, the Company has good and marketable title to, or in the case of leased tangible assets and other personal property, a valid leasehold interest in, the Contributed Assets and all other material items of tangible personal property reflected in the Carveout Financial Information as owned or leased by the Company, free and clear of any Liens other than Permitted Liens.

(c) The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company and together with the rights set forth in the Related Documents, are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted.

(d) The Contributed Assets have been maintained in the Ordinary Course of Business and are, in all material respects, in good operating condition and repair, subject to normal wear, tear and maintenance given the age and use of such Contributed Assets. After giving effect to the Contribution, no Person, other than the Company, owns any equipment or other tangible assets situated on the premises of the Business or necessary to operate the Business in a manner, and at levels of activity and productivity, consistent with the manner and levels at which such the Business has been conducted during the periods reflected in the Carveout Financial Information and is conducted on the date of this Agreement.

Section 3.19 Top Customers; Top Suppliers.

(a) Schedule 3.19(a) sets forth the names of the top fifteen (15) customers of the Company and (or Seller in relation to the Business) by dollar purchase volume (measured by the gross amount invoiced to such customer during the applicable period) that purchased goods, products or services from the Company (or Seller in relation to the Business) during the period commencing January 1, 2025 and ending September 30, 2025 (each a “Top Customer”), together with the amount of the dollar purchase volume of each such Top Customer. No event has occurred that would be reasonably likely to materially and adversely affect any of the Company’s relations with any such Top Customer. Since January 1, 2025, none of the Top Customers have canceled, terminated or made any threat in writing to: (i) cancel, materially modify or otherwise terminate its Contract with the Company or Seller, (ii) cancel or otherwise terminate its business relationship with the Company or Seller, or (iii) materially decrease its usage of the Company’s or Seller’s services or products.

(b) Schedule 3.19(b) sets forth the names of the top fifteen (15) vendors and/or suppliers by dollar purchase volume (measured by the gross amount invoiced to the Company (or Seller in relation to the Business) by such vendor and/or supplier during the applicable period) from which the Company (or Seller in relation to the Business) ordered raw materials, components, supplies, merchandise, finished goods and related services or other goods and services during the period commencing January 1, 2025 and ending September 30, 2025 (each a “Top Supplier”), together with the total amount for which each such Top Supplier invoiced the Company (or Seller in relation to the Business) for the applicable time period. No event has occurred that would be reasonably likely to materially and adversely affect the Company’s relations with any such Top Supplier. Since January 1, 2025, none of the Top Suppliers have canceled, terminated or made any threat in writing to: (i) cancel, materially modify or otherwise terminate its Contract with the Company or Seller, (ii) cancel or otherwise terminate its business relationship with the Company or Seller, or (iii) materially decrease its commitment to provide goods or services to the Company or Seller.

(c) Neither Seller nor the Company has received any written notice from any Top Customer or Top Supplier stating that such Person has ceased, or will cease, doing business with the Company, or stating that such Person has filed for, or is the subject of, any proceeding under any applicable bankruptcy, insolvency or similar Law, in each case that remains unresolved as of the date hereof.

Section 3.20 Government Contracts.

(a) No Current Government Contract was, at the time of award or currently, dependent upon the Company (or Seller in relation to the Business) having any Preferred Bidder Status, either individually or as a member of a joint venture, and no Government Bid required the Company to certify or represent that it had Preferred Bidder Status, either individually or as a member of a joint venture, either to be eligible for award or to receive credit under the evaluation criteria of the solicitation to which the Government Bid relates. The Company (or Seller in relation to the Business) has not submitted a Government Bid or been awarded a Current Government Contract which the Company (or Seller in relation to the Business) was ineligible to be awarded due to its bidder status classification at the time such Government Bid was submitted. All certifications, representations, and recertifications relating to size, status, and eligibility made by or on behalf of the Company (or Seller in relation to the Business) in connection with any Government Bid or Current Government Contract were true, accurate, complete, and not misleading when made and remain accurate to the extent required to remain accurate under applicable Law and contract requirements. With respect to each Government Contract, no Person has informed the Company (or Seller in relation to the Business) in writing, or to the Knowledge of the Company, orally, that the applicable Governmental Entity shall terminate, reduce expenditures under or fail to exercise options included in the Government Contract because of any change in Preferred Bidder Status following size recertification or consummation of the Transactions contemplated by this Agreement.

(b) Neither the Company (or Seller in relation to the Business) nor, to the Knowledge of the Company, any officer, manager, director or any “Principal” (as defined in FAR 2.101) of the Company (or Seller in relation to the Business), has been debarred, proposed for debarment or suspended from participation in the award of Government Contracts; nor subject to any indictment, lawsuit, subpoena, civil investigative demand, discovery request, Proceeding, voluntary disclosure, consent decree, judgment, deferred prosecution agreement, dispute, mediation, arbitration or settlement concerning any material violation of any requirement pertaining to a Government Contract or Government Bid. The Company (or Seller in relation to the Business) has not been determined by a Governmental Entity to be non-responsible or ineligible for award of a Government Contract, and to the Knowledge of the Company, no such determination is pending or threatened in writing.

Section 3.21 Products Warranty. Each Product manufactured, sold, leased, or delivered by the Company (or Seller in relation to the Business) is, or has been during the past five (5) years, in conformity in all material respects with all applicable contractual commitments, and the Company has no material Liabilities (and there has been no written notice or indication of intent of any reasonable basis for any present or future action, suit, claim or Proceeding against any of them giving rise to any material Liability) for replacement or repair thereof or other damage in connection therewith in excess of any reserve for Product warranty claims included in the Carveout Financial Information, as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company (or Seller in relation to the Business). No Product manufactured, sold, leased, or delivered by the Company (or Seller in relation to the Business) is, or has been during the past five (5) years, subject to any guaranty, warranty, or other indemnity beyond the applicable terms and conditions of sale or lease. There are not presently pending or, to the Knowledge of the Company, threatened in writing any material Proceedings, notices of violation or demand letters asserting any Liability arising out of any injury to individuals, including wrongful death, or damage to property as a result of the ownership, possession or use of any Products. The Company has not currently, nor has it during the past five (5) years, implemented any product recall, field correction, withdrawal or similar corrective action with respect to any Product, and has not received any written notice from any Governmental Entity requiring the same.

Section 3.22 Affiliate Transactions. Schedule 3.22 sets forth a list of all services provided since November 10, 2025 to the Company by its Affiliates and by the Company to its Affiliates. Except for employment agreements, the Governing Documents of the Company, there are no loans, Leases, commitments, guarantees, agreements or other transactions or arrangements (oral or written) between the Company, on the one hand, and any Affiliate thereof or any current or former director, officer, stockholder/equity holder, or employee of the Company or any immediate family member or Affiliate of any of the foregoing, on the other hand.

Section 3.23 Bank Accounts; Letters of Credit; Performance Bonds. Schedule 3.23 sets forth: (a) the identity of each bank or financial institution in which the Company maintains an account, safe deposit box or lockbox and in each case, (x) the general purpose of each such account or box, (y) the number of each such account or box (z) and the names of all Persons authorized to draw thereon or having signatory power or access thereto; (b) each letter of credit with respect to which the Company is an applicant or of which the Company is a beneficiary (whether drawn or undrawn); and (c) each performance bond to which the Company is a party or to which an Affiliate of the Company is a party for or on behalf of the Company. No such performance bonds have been called.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedules, Seller hereby represents and warrants to Buyer that the following representations and warranties are true and correct as of the date of this Agreement and as of the Closing Date (except, as to any representations and warranties that specifically relate to an earlier date, in which case such representations and warranties were true and correct as of such earlier date):

Section 4.1 Organization; Authority; Enforceability. Seller is a corporation duly formed, validly existing and in good standing under the Laws of the State of New York and Seller is qualified to do business as a foreign entity in each jurisdiction in which the character of its properties, or in which the transaction of its business, makes such qualification necessary, except where the failure to be so qualified and in good standing (or equivalent) would not be reasonably likely to have a material adverse effect on Seller’s ability to consummate the transactions contemplated by this Agreement. Seller has the corporate power and authority to validly execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by Seller in connection with the consummation of the Transactions (the “Seller Documents”) and to consummate the Transactions. The Seller has duly authorized the execution and delivery of this Agreement and each Seller Document, and such authorizations have not been subsequently modified or rescinded. No other corporate proceedings on the part of Seller are necessary to approve and authorize the valid execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and constitutes, and the other Seller Documents when executed and delivered by Seller will constitute, the valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.

Section 4.2 Ownership. Seller holds all of the Interests free and clear of all Liens other than Securities Liens. Seller is the sole owner of the Company and holds all of the issued and outstanding Interests of the Company. Except for this Agreement, Seller is not a party to (a) any option, warrant, purchase right or other Contract or commitment (other than this Agreement) that could require Seller to sell, transfer or otherwise dispose of any of the Interests or (b) any voting trust, proxy, or other Contract or understanding with respect to the voting of the Interests. The Seller has full right, power and authority to transfer and deliver to Buyer good, valid and marketable title to the Interests.

Section 4.3 Noncontravention. The execution and delivery of the Seller Documents and the consummation of the Transactions by Seller do not (a) conflict with or result in any breach of any of the terms, conditions or provisions of, (b) constitute a default under (whether with or without the giving of notice, the passage of time or both), (c) result in a violation of or conflict with, (d) give any third party the right to terminate, modify in any material respect, cancel or accelerate, or cause any termination or acceleration of, any material right or obligation under, (e) result in the creation of any Lien upon the Interests or any of the assets or properties used in the Business under, or (f) other than as set forth on Schedule 4.3, require any consent, approval or authorization from, or filing with or notice to, any Governmental Entity or any other Person the Governing Documents of Seller, or any Law, order or Contract to which Seller is bound or subject, except, with respect to any Law, order or Contract that would not reasonably be expected to be individually or in the aggregate, material to the Company or the Business or Seller’s ability to consummate the Transactions.

Section 4.4 Litigation. There is no Proceeding pending, or to the Knowledge of the Company, threatened in writing before any Governmental Entity, against or affecting Seller, its Affiliates or any of its properties or rights that that seeks to enjoin, restrain, prevent or would reasonably be expected to prevent, materially impair or materially delay the execution, delivery or performance of this Agreement, Related Documents or the Transactions. No Order is outstanding against Seller or any of its Affiliates that would reasonably be expected to have any of the foregoing effects.

Section 4.5 Brokerage. Except for amounts owed to Guggenheim Securities in connection with the transactions contemplated by this Agreement and other arrangements for which Seller shall be solely responsible or which will be included in the calculation of Estimated Transaction Expenses, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants that each of the following representations are true and correct as of the date of this Agreement and as of the Closing Date:

Section 5.1 Organization; Authority; Enforceability. Buyer is a limited liability company duly formed under the Laws of the State of Delaware, with the requisite power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by the Buyer in connection with the consummation of the Transactions (the “Buyer Documents”) and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of Buyer and no other proceedings on the part of Buyer are necessary to authorize the execution, delivery or performance of this Agreement or the other agreements contemplated hereby. This Agreement and the other agreements contemplated hereby to be executed and delivered by Buyer constitute, or will constitute when executed and delivered, valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.

Section 5.2 Brokerage. Except for arrangements for which Buyer shall be solely responsible, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.

Section 5.3 Litigation. There is no Proceeding pending before any Governmental Entity, against or affecting Buyer or any of its properties or rights with respect to the Transactions contemplated hereby.

Section 5.4 Solvency. Assuming the representations and warranties of the Company and Seller contained in this Agreement and the Disclosure Schedules are true and correct, after giving effect to the transactions contemplated by this Agreement, including the receipt of any financing, and any repayment or refinancing of debt, payment of all amounts required to be paid in connection with the Closing, and payment of all related fees and expenses, Buyer and the Company will be Solvent immediately after Closing.

Section 5.5 Noncontravention. The consummation of the transactions contemplated hereby by Buyer do not (a) conflict with or result in any breach of any of the terms, conditions or provisions of, (b) constitute a default under (whether with or without the giving of notice, the passage of time or both), (c) result in a violation of, (d) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any material right or obligation under, or (e) require any approval from, or filing with, any Governmental Entity under or pursuant to, the Governing Documents of Buyer, or any Law, order or Contract to which Buyer is bound or subject.

Section 5.6 Investment Intent.

(a) Buyer understands and acknowledges that the acquisition of the Interests involves substantial risk. Buyer and its representatives have experience as investors in Equity Interests and other securities of companies such as the ones being transferred pursuant to this Agreement, and Buyer can bear the economic risk of its investment (including a lack of liquidity for an indefinite period) and has such knowledge and experience in financial or business matters that Buyer is capable of evaluating the merits and risks of its investment in the Interests.

(b) Buyer is acquiring the Interests for its own account, for investment purposes only and not with a view toward, or for sale in connection with, any distribution thereof, or with any present intention of distributing or selling any Interests, in each case, in violation of the federal securities Laws, any applicable foreign or state securities Laws or any other applicable Law; provided that Buyer reserves the right to transfer the Interests as permitted under this Agreement and in compliance with applicable Law, including pursuant to exemptions from registration.

(c) Buyer qualifies as an “accredited investor,” as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act.

(d) Buyer understands and acknowledges that the Interests have not been registered under the Securities Act, any United States state securities Laws or any other applicable foreign Law. Buyer acknowledges that such securities may not be transferred, sold, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any other provision of applicable United States federal, United States state, or other Law or pursuant to an applicable exemption therefrom. Buyer acknowledges that there is no public market for the Interests and that there can be no assurance that a public market will develop.

Section 5.7 Funds.

(a) As of the execution of this Agreement, Buyer will have at Closing sufficient unrestricted cash on hand or other sources of immediately available funds to enable Buyer to purchase the Interests at the Closing in accordance with the terms and conditions of this Agreement and to make at such time all other necessary payments of fees and expenses incurred by or on behalf of Buyer in connection with the transactions contemplated hereby, including any adjustment payments to the Initial Purchase Price pursuant to Section 2.4. Buyer represents and warrants that all funds paid to Seller shall not have been derived from, or constitute, either directly or indirectly, the proceeds of any criminal activity under the anti-money laundering Laws of the United States. Buyer understands and acknowledges that receipt or availability of funds or financing by Buyer or any of its Affiliates shall not be a condition to Buyer’s obligations hereunder.

(b) Buyer has received and accepted an executed commitment letter, dated January 13, 2026 (the “Commitment Letter”) from certain Persons (collectively, the “Equity Investors”) pursuant to which the Equity Investors have committed, subject solely to the terms and conditions thereof and expressly stated therein to provide the full amount of the cash equity required by Buyer (i) to make the payments required pursuant to Sections 2.6(c)(iii)(H), (I) and (J) and (ii) to settle the out-of-pocket costs and expenses of Buyer arising from the transactions contemplated by this Agreement in connection with the Closing pursuant to and in accordance with this Agreement (the “Financing”). Buyer has delivered to Seller a true, complete and correct copy of the executed Commitment Letter. Except as set forth in the Commitment Letter, there are no conditions precedent to the obligations of the Equity Investors to provide the Financing or any contingencies that would permit the Equity Investors to reduce the total amount of the Financing. There are no other agreements, side letters or arrangements relating to the Financing to which Buyer or any of its Affiliates is a party that could impose conditions to the funding of any amount of the Financing, other than those set forth in the Commitment Letter. As of the date of this Agreement, Buyer does not have any reason to believe that it will be unable to satisfy on a timely basis all conditions to be satisfied by it in the Commitment Letter at the time it is required to consummate the Closing hereunder, nor does Buyer have knowledge, as of the date of this Agreement, that any of the Equity Investors will not perform their respective funding obligations under the Commitment Letter in accordance with its terms and conditions. The Commitment Letter has not been modified, altered or amended on or prior to the date of this Agreement, nor is any such amendment, modification, withdrawal, termination or rescission currently contemplated or the subject of current discussions. The commitments under the Commitment Letter have not been withdrawn, terminated or rescinded in any respect prior to the date of this Agreement. Subject to its terms and conditions, the Financing, when funded in accordance with the Commitment Letter, will provide Buyer with acquisition financing on the Closing Date sufficient to consummate the transactions contemplated by this Agreement on the Closing Date (including making all necessary payments of fees and expenses in connection with the transactions contemplated hereby). As of the date of this Agreement, the Commitment Letter is valid, binding and in full force and effect (subject to the effect of any laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)) and no event has occurred that, with or without notice, lapse of time, or both, which would reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of Buyer under the terms and conditions of the Commitment Letter, other than any such default, breach or failure that has been irrevocably waived by the applicable Equity Investor or otherwise cured in a timely manner by Buyer to the satisfaction of such Equity Investor. As of the date of this Agreement, Buyer has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Commitment Letter on or before the date of this Agreement, and will pay in full any such amounts due on or before the Closing Date and Buyer is unaware of any fact or occurrence existing on the date hereof that would reasonably be expected to make any of the assumptions or any of the statements set forth in the Commitment Letter inaccurate or that would reasonably be expected to cause the Commitment Letter to be ineffective.

Section 5.8 Compliance with Applicable Law. Buyer is not subject to any Law or Order that prohibits, and has not received any written notice from any Governmental Entity that remains unresolved stating that it will seek to prohibit, the consummation of the Transactions. Buyer is not debarred, suspended or otherwise ineligible to transact business with any Governmental Entity in a manner that would reasonably be expected to prevent, materially impair or materially delay the consummation of the Transactions.

Section 5.9 Foreign Person Status. Buyer is not, and is not controlled by, a “foreign person” or a “foreign entity,” as defined in Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Interim Covenants.

(a) Affirmative and Negative Covenants of the Company. From the date hereof until the earlier of (x) the date this Agreement is terminated pursuant to Article VIII and (y) the Closing Date (the “Pre-Closing Period”), unless Buyer shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed) or except as otherwise expressly contemplated by this Agreement or the Company Documents (including the Contribution Agreement) or as otherwise required by applicable Law, Seller and the Company (i) shall operate the Business in the Ordinary Course of Business, (ii) shall use commercially reasonable efforts to maintain and preserve intact the Business and the operations of the Business, (iii) shall use reasonable best efforts to maintain and preserve the rights and goodwill of the material customers and suppliers and others having business relationships with the Business that are material to the Company taken as a whole, (iv) shall use its commercially reasonable efforts to maintain the Contributed Assets in substantially the same condition as they are on the date of this Agreement, subject to ordinary wear and tear, and (v) shall not take or omit to take any action that would have required disclosure pursuant to Section 3.6 if such action had been taken after September 30, 2025 and prior to the date of this Agreement.

(b) Certain Covenant Limitations. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall (i) give Buyer, directly or indirectly, the right to control or direct in any manner the operations of the Company prior to the Closing; (ii) prohibit or restrict the Company’s ability to make withdrawals, borrow funds or make payments or pre-payments under any agreement related to Indebtedness (including any revolving line of credit, working capital facility or similar facilities); (iii) prohibit or restrict the Company from any actions in the Ordinary Course of Business in connection with the commencement of any new business relationship; (iv) restrict the ability of the Company to declare or pay any Cash dividends or distributions prior to the Closing; or (v) prohibit or restrict the Company from taking any of the actions set forth on Schedule 6.1(b).

(c) Reasonable Best Efforts. Subject to the terms and conditions set forth herein, and to applicable legal requirements, the Parties shall cooperate and use reasonable best efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including the satisfaction of the conditions set forth in Section 2.6.

(d) Exclusivity. During the Pre-Closing Period, neither Seller nor the Company shall take, and shall not authorize, knowingly encourage, permit or instruct any of its Affiliates (and shall instruct its representatives to not) take, directly or indirectly, any action to: (a) solicit, initiate or knowingly encourage the making, submission or announcement of any Acquisition Proposal from any Person (other than Buyer or its Affiliates or representatives); (b) initiate, knowingly encourage, participate in or engage in any discussions, negotiations or other communications regarding an Acquisition Proposal; (c) execute, enter into or become bound by any letter of intent or other Contract with any Person (other than Buyer or its Affiliates or representatives) relating to or in connection with an Acquisition Proposal; (d) provide any information to any Person (other than Buyer or its representatives) in response to an Acquisition Proposal other than to inform such Person that the Seller and the Company are subject to this Section 6.1(d); or (e) entertain or accept any Acquisition Proposal from, cooperate in any way with, or knowingly facilitate or encourage any effort or attempt by any Person (other than Buyer or its Affiliates or representatives) relating to an Acquisition Proposal. Each of Seller and the Company shall, and shall instruct its Affiliates and representatives to, immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Person conducted heretofore with respect to any Acquisition Proposal. Within five (5) Business Days following the date hereof, Seller shall, or shall cause its representatives to, instruct any such Person to return or destroy all nonpublic information provided to such Person in connection with such Person’s consideration of any Acquisition Proposal in accordance with the confidentiality agreements entered into between Seller or its representatives and any such Person (each, an “Existing NDA”). Each of Seller and the Company shall promptly (and in any event within twenty-four (24) hours of receipt thereof) notify Buyer orally and in writing of any Acquisition Proposal that is received by Seller or the Company during Pre-Closing Period, which notice shall, to the extent permissible under any applicable Existing NDA, include: (i) the identity of the Person making or submitting such indication of interest, inquiry, proposal, offer or request, and the material terms and conditions thereof; and (ii) a complete copy of all written materials provided in connection with such Acquisition Proposal.

(e) Access to Information.

(i) During the Pre-Closing Period, upon reasonable prior notice, Seller shall, and shall cause the Company to, afford the representatives of Buyer reasonable access, during normal business hours and in a manner so as not to unreasonably disrupt the operations of the Company, to the properties, books and records of the Company and furnish to the representatives of Buyer such additional existing financial and operating data and other existing information regarding the Business as Buyer or its representatives may from time to time reasonably request for purposes of consummating the transactions and preparing to operate the Business following the Closing.

(ii) Notwithstanding anything in this Agreement to the contrary:

(A) in no event shall Seller, the Company or their respective Affiliates be obligated to provide any (v) access or information in violation of any applicable Law, (w) except as required by Section 6.1(d), information with respect to bids, the identity of any bidder, confidentiality or non-disclosure agreements, letters of intent, expressions of interest or other proposals received in connection with transactions comparable to those contemplated by this Agreement or any information or analysis relating to any such communications, (x) information the disclosure of which would reasonably be expected to jeopardize any applicable privilege (including the attorney-client privilege) available to any of Seller, the Company or any of their respective Affiliates relating to such information (provided that the event that access is withheld under this subclause (x), at Buyer’s reasonable request, the Parties shall use their commercially reasonable efforts to develop an arrangement to communicate, to the extent feasible, the applicable information or a portion thereof in a manner that would not risk waiver of any such privilege), or (y) any Tax Return of Seller or its Affiliates (other than such portions of any Tax Return that relate solely to the Business or that are necessary for Seller or its Affiliates to comply with Section 6.5(b));

(B) the investigation contemplated by Section 6.1(e)(i) shall not unreasonably interfere with any of the businesses (including the Business), personnel or operations of any of Seller, the Company or any of their respective Affiliates, and shall not include any Phase II environmental site assessments or any invasive or intrusive investigations or other testing, analysis or sampling (including with respect to environmental matters);

(C) the auditors and accountants of any of Seller, the Company or any of their respective Affiliates shall not be obligated to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants; and

(D) if so reasonably requested by Seller, Buyer shall enter into a customary joint defense agreement or common interest agreement with Seller, the Company or any of their respective Affiliates with respect to any information provided to Buyer, or to which Buyer gains access, pursuant to this Section 6.1(e)(ii)(D) or otherwise.

(f) Communications. Prior to the Closing, without the prior written consent of Seller, which Seller may withhold in its discretion, Buyer shall not (and shall not permit any of its Affiliates or its or their respective employees, counsel, accountants, consultants, financing sources or other representatives to) contact any supplier, customer, distributor, contractor or employee of the Company or Seller in connection with the transactions contemplated hereby or engage in any discussions with any supplier, customer, distributor, contractor or employee of the Company or Seller in respect of the transactions contemplated hereby, or to otherwise discuss the Business or operations of the Company or Seller.

(g) Contribution. Seller (i) shall keep Buyer reasonably informed as to the status of the Contribution as requested by Buyer, (ii) shall promptly inform Buyer of any deviations from the Contribution Agreement contemplated by Seller or the Company and (iii) shall not amend or modify, or waive any provisions of (including any conditions precedent to consummation of the Contribution) without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.2 Antitrust Laws.

(a) The Parties shall each use its reasonable best efforts, and shall cooperate fully with each other (i) to comply as promptly as practicable with all requirements of Governmental Entities applicable to the transactions contemplated hereby and (ii) to obtain as promptly as practicable all necessary permits, orders or other consents, approvals or authorizations of Governmental Entities and consents or waivers of all other third parties necessary in connection with the consummation of the transactions contemplated hereby. In connection therewith, Seller and Buyer shall make and cause their respective Affiliates to make all legally required filings as promptly as practicable in order to facilitate prompt consummation of the transactions contemplated hereby, shall provide and shall cause their respective Affiliates to provide such information and communications to Governmental Entities as such Governmental Entities may request, shall take and shall cause their respective Affiliates to take all steps that are necessary, proper or advisable to avoid any Proceeding by any Governmental Entity with respect to the transactions contemplated hereby, shall defend, contest, or litigate on the merits any Proceeding by any third party (including any Governmental Entity), whether judicial or administrative, challenging any of this Agreement, any other document contemplated hereby or the transactions contemplated hereby or thereby, or that could otherwise prevent, impede, interfere with, hinder or delay in any material respect the consummation of the transactions contemplated thereby, including by using its reasonable best efforts to have vacated reversed any stay, temporary restraining order, or judgement (whether temporary, preliminary, or permanent) entered with respect to the transactions contemplated hereby by any Governmental Entity that would restrain or prevent the Closing by the Outside Date, and shall consent to and comply with any condition imposed by any Governmental Entity on its grant of any such permit, order, consent, approval or authorization.

(b) The Parties shall use reasonable best efforts to promptly obtain, and to cooperate with each other to promptly obtain, all authorizations, approvals, clearances, consents, actions or non-actions of any Governmental Entity in connection with the above filings, applications or notifications. Each Party shall promptly inform the other Parties of any material communication between itself (including its representatives) and any Governmental Entity regarding any of the transactions contemplated hereby. If a Party or any of its Affiliates receives any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the transactions contemplated hereby, then the Party shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request (subject to the terms hereof). Buyer shall, and shall cause its Affiliates to, pay all fees or make other payments required by applicable Law to any Governmental Entity in order to obtain any such approvals, consents, or orders.

(c) For the avoidance of doubt, Buyer understands that Buyer and this Agreement are subject to the approval of the DOJ. Buyer shall take any and all actions necessary to as promptly as practicable prepare and furnish all necessary information and documents reasonably requested by, and otherwise cooperate with, the DOJ (including by taking any and all actions necessary to promptly make available all information and appropriate personnel in response to any queries made by the DOJ that are raised in connection with obtaining any approval from a Governmental Entity for the transactions contemplated by this Agreement, which may include information regarding this Agreement, Buyer’s capabilities as the purchaser of the Company, Buyer’s plans with respect to the Company following the Closing, or any other matter related thereto), and shall respond to all such DOJ requests within the timeframe specified by the DOJ, and, in any event, as promptly as reasonably practicable. Buyer shall take any and all actions necessary to obtain approval by the DOJ of this Agreement and Buyer as an acceptable purchaser of the Company. Each party shall promptly inform the other party of any material communication made by such party to, or received by such party from, the DOJ and any requests for additional information from the DOJ with respect to the transactions contemplated by this Agreement. In the event the DOJ requests any changes to this Agreement or any other agreements entered into in connection with the transactions contemplated by this Agreement, each party shall cooperate in good faith to amend any such agreement, to reflect the changes so requested in a manner that, to the fullest extent possible, preserves the economic benefits intended to be obtained by the parties from the transactions contemplated by this Agreement and any other agreements entered into in connection with the transactions contemplated by this Agreement.

(d) Buyer shall not, and shall cause its Affiliates and ultimate parent entities not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or equity interests, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation would reasonably be expected to, (i) impose any material delay in the obtaining of any consents of any Governmental Entity necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period; or (ii) materially delay or prevent the consummation of the transactions contemplated by this Agreement.

(e) Seller and the Company, on the one hand, and Buyer, on the other hand, shall keep each other reasonably apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and, to the extent permissible, promptly furnish the other with copies of material notices or other material communications between Seller, the Company or Buyer (including their respective Affiliates and representatives), as the case may be, and any third party and/or Governmental Entity with respect to such transactions. Seller and the Company, on the one hand, and Buyer, on the other hand, shall give the other Party and its counsel a reasonable opportunity to review in advance, to the extent permissible, and consider in good faith the views and input of the other Party in connection with, any proposed material written communication to any Governmental Entity relating to the transactions contemplated by this Agreement. Each Party agrees not to participate in any substantive meeting, conference, or discussion, either in person or by telephone, with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Entity, gives the other Party the opportunity to attend and participate.

Section 6.3 R&W Insurance Policy.

(a) Buyer has acquired a binding agreement (the “Binder Agreement”) to be issued at Closing of a buyer-side representation and warranty insurance policy (the “R&W Insurance Policy”), naming Buyer as the “named insured” and the Buyer Indemnified Parties (including, post-Closing, the Company) as additional insureds and provided a copy of such R&W Insurance Policy to Seller. The R&W Insurance Policy will expressly (a) waive any right of subrogation, indemnification, contribution or similar rights based upon, arising out of, or related to this Agreement and shall not pursue any claim against Seller or its Affiliates, and each of their past, present and future direct or indirect equityholders, officers, directors, managers, employees, principals, beneficiaries, advisors, consultants, agents and representatives (the “Seller Parties”), except in the case of Fraud (and then only against the specific Seller Party who committed such Fraud), and (b) provide for third-party beneficiary rights in favor of the Seller Parties with respect to such anti-subrogation provisions. During the term of any R&W Insurance Policy, Buyer shall not (and shall cause its Affiliates, including the Company, to not) amend, modify, terminate, or waive such subrogation or third-party beneficiary provisions set forth in any such R&W Insurance Policy without the prior written consent of Seller. The provisions of this Section 6.3 are intended to be for the benefit of, and enforceable by, each of the Seller Parties and such Seller Parties’ estates, heirs, representatives, successors and assigns. For the avoidance of doubt, no failure by Buyer to obtain or maintain any R&W Insurance Policy will cause any of the Seller Parties to incur any Liability.

(b) In connection with the R&W Insurance Policy, Buyer covenants and agrees not to, and to ensure that its Affiliates, officers, managers, members, directors, agents and representatives do not, take any action (or omit to take any action) the effect of which would, or would reasonably be expected to, void, impair or otherwise abrogate any of the coverages provided or made available pursuant to or under the R&W Insurance Policy. The cost of obtaining the R&W Insurance Policy, including all premiums and any related brokers fees, shall be paid by Buyer at or prior to the Closing. From and after the Closing, to the extent requested in writing, Seller shall, and shall cause its Affiliates to, at Buyer’s sole cost and expense, use good faith efforts to reasonably cooperate with the Buyer Indemnified Parties in connection with any claim made by any Buyer Indemnified Party under the R&W Insurance Policy.

Section 6.4 [Intentionally Left Blank].

Section 6.5 Certain Tax Matters.

(a) Buyer shall not, and shall cause its Affiliates (including the Company) not to, unless otherwise required by applicable Law, (i) file or amend or otherwise modify any Tax Return of the Company relating solely to a Pre-Closing Tax Period, (ii) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Tax or deficiency related solely to a Pre-Closing Tax Period of the Company, or (iii) make or change any Tax election or accounting method or practice with respect to, or that has retroactive effect to, any Pre-Closing Tax Period of the Company; provided, in each case, such limitation shall only apply to the extent such limitation could reasonably be expected to result in any material liability to Seller pursuant to this Agreement.

(b) Each Party shall cooperate (and cause its Affiliates to cooperate) fully, as and to the extent reasonably requested by each other Party, in connection with the preparation and filing of Tax Returns pursuant to this Section 6.5 and any Tax Contest with respect to Taxes and payments in respect thereof. Such cooperation shall include the provision of records and information which are reasonably relevant to any such Tax Contest and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Following the Closing, Buyer and Seller agree to retain all books and records with respect to Tax matters pertinent to the Company and the Business relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority. Each Party shall furnish the other Parties with copies of all relevant correspondence received from any Taxing Authority in connection with any Tax Contest with respect to the Business for any Pre-Closing Tax Period.

(c) All transfer, documentary, sales, use, value added, goods and services, stamp, registration, notarial fees and other similar Taxes and fees (collectively, “Transfer Taxes”) arising as a result of Buyer’s purchase of the Interests, shall be paid 50% by Buyer and 50% by Seller, and each Party shall indemnify and hold the other Party harmless against any and all such Transfer Taxes that are the liability of such Party. The Company will file (or such other Party as is required to file by applicable Law will file) all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, Seller and Buyer will, and will cause their respective Affiliates to, cooperate and join in the execution of any such Tax Returns and other documentation.

(d) To the extent it is necessary for purposes of this Agreement to determine the allocation of Taxes among a Straddle Period, Taxes of the Company, as applicable, based on or measured by income, gross or net sales, or payments or receipts shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period based on an interim closing of the books as of the end of the Closing Date and any other Taxes shall be allocated between the Pre-Closing Tax Period and Post-Closing Tax Period on a per diem basis.

(e) The Allocation, as defined below, shall be determined in the following manner:

(i) Within 90 days following the determination of the Final Purchase Price pursuant to Section 2.4, Buyer shall provide Seller with a proposed allocation (“Draft Allocation”) of the Final Purchase Price (together with any other amounts treated as consideration for U.S. federal income Tax purposes) among the assets of the Company in accordance with Section 1060 of the Code and any comparable provision of applicable Law and the principles set forth on Exhibit K (the “Allocation”).

(ii) If Seller disagrees with the Draft Allocation, Seller may, within 90 days after delivery of the Draft Allocation, deliver a notice (the “Seller Allocation Notice”) to Buyer to such effect, specifying the items with which Seller disagrees and setting forth Seller’s proposed allocation of the Purchase Price (and other relevant amounts). Buyer and Seller shall negotiate in good faith to resolve any items set forth in the Seller Allocation Notice. If Buyer and Seller are unable to resolve any proposed allocations set forth in the

Seller Allocation Notice, each such unresolved items shall be finally resolved in accordance with the procedures set forth in Section 2.4(b), and the Draft Allocation, as revised to reflect resolution of items set forth in the Seller Allocation Notice, shall be the Allocation. Buyer and Seller shall attach a duly completed IRS Form 8594 (Asset Acquisition Statement), reflecting the Allocation, to their respective U.S. federal income Tax Returns for the taxable year that includes the Closing Date.

The Parties shall not, and Buyer shall cause its Affiliates not to, take any position in any audits or on any Tax Return which is inconsistent with the Allocation determined pursuant to this Section 6.5(e) unless required to do so by a final “determination” pursuant to Section 1313(a) of the Code. If the Purchase Price is adjusted pursuant to this Agreement, the allocation of the adjusted Purchase Price shall be adjusted as appropriate in accordance with the principles set forth in the Allocation agreed pursuant to this Section 6.5(e), and Buyer and Seller shall cooperate in good faith in making any such adjustments.

(f) The Parties intend and agree that, for federal (and applicable state and local) income tax purposes, the transactions contemplated by this Agreement shall be treated as a sale of all of the assets of the Company, which is treated as a disregarded entity for federal (and applicable state and local) income tax purposes, by Seller and a purchase by Buyer of such assets (none of which assets consist of any stock or other equity interest in any Person for U.S. federal income tax purposes). The Parties and their Affiliates shall not take any position in any audits or on any Tax Return which is inconsistent with this Section 6.5(f) unless required to do so by a final “determination” pursuant to Section 1313(a) of the Code.

(g) Prior to the Closing Date, Seller shall cause any Tax sharing agreements and arrangements with respect to which the Company is a party or that otherwise relates to the Business to be terminated (other than, for the avoidance of doubt, any applicable provisions of this Agreement), such that after the Closing Date, the Company shall not have any rights or obligations under any such Tax sharing agreement or arrangement.

(h) In the event that Seller is subject to any Tax Contest with respect to a Pre-Closing Tax Period, Seller shall control all proceedings and may make all decisions taken in connection with such Tax Contest at its own expense; provided, that, to the extent such Tax Contest would reasonably be expected to materially and adversely impact Buyer, the Company or the Business for a Post-Closing Tax Period, (i) Seller shall notify Buyer within ten (10) days after receiving notice that any such Tax Contest will be initiated, (ii) Buyer shall have the right to participate in such proceedings (at its own expense) and (iii) Seller shall not settle such Tax Contest without the written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed).

Section 6.6 Press Release. The initial press release issued by the Parties concerning this Agreement and the transactions contemplated hereby shall be in a form agreed to by Seller and Buyer. Buyer and the Seller shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any other press release or other public statements with respect to the Transactions, and shall not issue any such press release or make any such public statement without the prior written consent of the other Party following such consultation; provided however, that if a Party is required by Law, stock exchange rule or regulation or for financial reporting purposes to issue a press release or other public statement concerning this Agreement (in the reasonable opinion of counsel) no such consent shall be required, in which case the issuing Party will use reasonable best efforts to allow the other Parties reasonable time to review and comment on such press release, announcement or communication prior to its issuance, distribution or publication; provided further, the foregoing will not restrict or prohibit (a) any Party from making any press release or other public statement made which is consistent with the initial jointly approved press release and the terms of this Agreement and does not contain any information relating to the Transactions that has not been previously announced or made public in accordance with the terms of this Agreement, (b) Seller or the Company from making any announcement to its employees, customers and other business relations to the extent Seller or the Company reasonably determines in good faith that such announcement is necessary or advisable, or is necessary to comply with any applicable Law or the requirements of any Contract to which Seller or the Company is a party, or (c) Buyer or any of its Affiliates (i) providing in the ordinary course after the Closing to their respective general and limited partners, equityholders, members, managers and investors summary financial information regarding any of the Company, the Business, or Contributed Assets and other information properly redacted to eliminate confidential or sensitive information, or (ii) making ordinary course communications after the Closing to prospective general and limited partners, equityholders, members, managers and investors of Buyer or any of its Affiliates, including any communications made in connection with any capital raising or generating investment interest; provided, however, that, in each case of any such disclosures pursuant to this clause (c)(ii), the information provided is consistent with the initial jointly approved press release and the terms of this Agreement and does not contain any information relating to the Transactions that has not been previously announced or made public in accordance with the terms of this Agreement and the recipient is informed of the confidential nature of such information. The Company and Buyer agree to keep the terms of this Agreement confidential, except to the extent required by applicable Law, stock exchange rule or regulation or for financial reporting purposes, and will only disclose the terms of this Agreement to their respective employees, accountants, advisors and other representatives as necessary in connection with the Ordinary Course of Business (so long as such Persons agree to or are bound by contract to keep the terms of this Agreement confidential).

Section 6.7 Expenses. Except as otherwise expressly provided in this Agreement, each Party shall be liable for and pay all of its own costs and expenses (including attorneys’, accountants’ and investment bankers’ fees and other out-of-pocket expenses) in connection with the negotiation and execution of this Agreement, the performance of such Party’s obligations hereunder and the consummation of the transactions contemplated hereby; provided, that, Buyer shall pay and be fully responsible for all (x) filing fees under Antitrust Laws and under any such other Laws applicable to Buyer, and (y) to avoid any confusion, (i) fees, costs and expenses incurred in respect of any financing by Buyer and its Affiliates of the transactions contemplated hereby, and (ii) fees, costs and expenses incurred in respect of the R&W Insurance Policy; provided, further, that, Transfer Taxes incurred in connection with this Agreement shall be the subject Section 6.5(c).

Section 6.8 Further Assurance. Each Party shall execute and deliver such further instruments of conveyance and transfer and take such additional action as reasonably requested by any other Party to effect, consummate, confirm or evidence the transactions contemplated hereby and carry out the purposes of this Agreement.

Section 6.9 Mutual Release.

(a) Effective as of the Closing (but only if the Closing actually occurs), Buyer, on behalf of itself and each of its Subsidiaries (including the Company) and each of its past, present or future officers, directors, employees, agents, general or limited partners, managers, management companies, members, stockholders, equity holders, controlling persons, representatives or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Buyer Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges Seller and its Affiliates (excluding the Company), and each of the foregoing’s respective past, present or future officers, directors, employees, agents, general or limited partners, managers, management companies, members, stockholders, equity holders, controlling persons, representatives or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (excluding any person who continues to be an officer, director, employee or manager of the Company after the Closing Date, but only in such person’s capacity as such) (collectively, the “Seller Released Parties”) of and from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, contracts and covenants (whether express or implied), and claims and demands whatsoever whether in law or in equity, including arising under the Comprehensive Environmental Response, Compensation and Liability Act (whether based upon contract, tort, contribution or otherwise), which the Buyer Releasing Parties may have against each of the Seller Released Parties, now or in the future, in each case to the extent arising out of, resulting from or relating to (i) the preparation, negotiation, execution or consummation of this Agreement or any other Related Document or the transactions contemplated herein or therein (including arising out of or due to any inaccuracy or breach of any representation or warranty or the breach of any covenant, undertaking or other agreement contained in this Agreement, Schedules, Exhibits and the Related Documents (and any certificate contemplated to be delivered in connection herewith and therewith)), (ii) the assets and Business or the operation or ownership of the Company or its assets and Business (including any acts or omissions related thereto), in each case, to the extent related to or arising from facts that existed during the period prior to the Closing or (iii) the Seller’s status as an equityholder of the Company occurring or arising on or prior to the date of the Closing Date, but, in each case, only to the extent that such cause, matter or thing does not otherwise constitute Fraud. Notwithstanding the foregoing, nothing in this Section 6.9(a) shall release any claims arising from the rights or obligations of any person under this Agreement or the other Related Documents.

(b) Effective as of the Closing (but only if the Closing actually occurs), Seller, on behalf of itself and each of its Affiliates and each of its past, present or future officers, directors, employees, agents, general or limited partners, managers, management companies, members, stockholders, equity holders, controlling persons, representatives or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Seller Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges Buyer and its Affiliates (including the Company and its Subsidiaries), and each of the foregoing’s respective past, present or future officers, directors, employees, agents, general or limited partners, managers, management companies, members, stockholders, equity holders, controlling persons, representatives or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Buyer Released Parties”) of and from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, contracts and covenants (whether express or implied), and claims and demands whatsoever whether in law or in equity (whether based upon contract, tort, contribution or otherwise) which the Seller Releasing Parties may have against each of the Buyer Released Parties, now or in the future, in each case to the extent arising out of, resulting from or relating to (i) the preparation, negotiation, execution or consummation of this Agreement or any other Related Document or the transactions contemplated herein or therein (including arising out of or due to any inaccuracy or breach of any representation or warranty or the breach of any covenant, undertaking or other agreement contained in this Agreement, Schedules, Exhibits and the Related Documents (and any certificate contemplated to be delivered in connection herewith and therewith)), (ii) the respective assets and businesses of the members of the Company or the operation, management, or ownership of any of the Company or its assets and Business (including any acts or omissions related thereto), in each case, to the extent related to or arising from facts that existed during the period on or prior to the Closing Date, or (iii) the Sellers’ status as a direct or indirect equityholder of the Company and its Subsidiaries, as applicable, in each case, occurring or arising on or prior to the date of the Closing Date, but, in each case, only to the extent that such cause, matter or thing does not otherwise constitute Fraud. Notwithstanding the foregoing, nothing in this Section 6.9(b) shall release any claims arising from the rights or obligations of any person under this Agreement or the other Related Documents. Notwithstanding the foregoing, nothing in this Section 6.9(b), shall release any indemnification, exculpation, or advancement rights of any Indemnified Person.

Section 6.10 Directors and Officers.

(a) The Company’s Governing Documents shall contain provisions with respect to indemnification and exculpation of past and present officers, directors, and managers of the Company (the “Indemnified Persons”) that are at least as favorable to Indemnified Persons as those provisions contained in the Governing Documents of the Company in effect on the date hereof, and such provisions shall not be amended, repealed or otherwise modified for a period of six (6) years in any manner that would adversely affect the rights of the past and present officers, directors, and managers of the Company.

(b) Seller shall continue to provide “former subsidiary” coverage for the Company, and any past and present officers, directors, managers and employees for pre-Closing matters (whether known or unknown) under its Director’s & Officers Liability, Employment Practices Liability and Fiduciary Liability insurance programs for at least six (6) years following the Closing. All financial obligations associated with the pre-Closing matters that would be covered under such insurance programs, including but not limited to deductibles, self-insurance and defense costs shall be the responsibility of the Seller.

(c) Notwithstanding any other provisions hereof, the obligations of Buyer and the Company contained in this Section 6.10(a) shall be binding on the successors and assigns of Buyer and the Company. If Buyer, the Company or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Buyer or the Company, as the case may be, shall assume the obligations set forth in this Section 6.10.

(d) The provisions of this Section 6.10 are intended for the benefit of, and shall be enforceable by, all Indemnified Persons and his or her heirs and representatives. The rights of all past and present officers and directors of the Company under this Section 6.10 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract, applicable Laws or otherwise.

Section 6.11 Access to Books and Records.

(a) From and after the Closing, and subject to Section 6.17(a), Buyer and its Affiliates shall (at its or their sole expense) make or cause to be made available to Seller all books, records, Tax Returns and documents of the Company (and the assistance of employees responsible for such books, records and documents) during regular business hours as may be reasonably necessary for (a) preparing reports to Governmental Entities, (b) the preparation of financial statements or (c) such other bona fide business purposes for which access to such documents is reasonably necessary, including preparing and delivering any accounting or other statement provided for under this Agreement or otherwise, preparing Tax Returns, pursuing Tax refunds or responding to or disputing any Tax audit. Buyer shall (at its sole expense) cause the Company to maintain and preserve all such Tax Returns, books, records and other documents for the greater of (i) six (6) years after the Closing Date and (ii) any applicable statutory or regulatory retention period, as the same may be extended. Notwithstanding anything herein to the contrary, Buyer shall not be required to provide any access or information to Seller, its Affiliates or any of their respective representatives which Buyer reasonably believes it or, after the Closing, the Company (x) is or are prohibited from providing to Seller, its Affiliates or their respective representatives by reason of applicable Law, (y) constitutes or allows access to information protected by attorney-client privilege, or which Buyer or the Company is required to keep confidential, or (z) could by reason of a Contract with a third party or which would otherwise expose Buyer or any of its Affiliates (including, after the Closing, the Company) to a material risk of Liability.

(b) From and after the Closing, Seller and its Affiliates shall (at its or their sole expense) make or cause to be made available to Buyer and the Company all books, records, Tax Returns and documents of Seller and its Affiliates solely to the extent relating to the Business or the Company (and the assistance of employees responsible for such books, records and documents) during regular business hours as may be reasonably necessary for (a) preparing reports to Governmental Entities, (b) the preparation of financial statements or (c) such other bona fide business purposes for which access to such documents is reasonably necessary, including preparing and delivering any accounting or other statement provided for under this Agreement or otherwise, preparing Tax Returns, pursuing Tax refunds or responding to or disputing any Tax audit. Seller shall (at its sole expense) maintain and preserve all such Tax Returns, books, records and other documents for the greater of (i) six (6) years after the Closing Date and (ii) any applicable statutory or regulatory retention period, as the same may be extended. Notwithstanding anything herein to the contrary, Seller shall not be required to provide any access or information to Buyer, its Affiliates or any of their respective representatives which Seller reasonably believes it (x) is or are prohibited from providing to Buyer, its Affiliates or their respective representatives by reason of applicable Law, (y) constitutes or allows access to information protected by attorney-client privilege, or which Seller or its Affiliates are required to keep confidential, or (z) could by reason of a Contract with a third party or which would otherwise expose Seller or any of its Affiliates to a material risk of Liability.

Section 6.12 Insurance. Seller shall cause the interests and rights of the Company, the Business, the Business Employees and the Contributed Assets as of the Closing Date as insureds or beneficiaries under occurrence based insurance policies of Seller or any of its Affiliates in respect of periods prior to the Closing Date (“Pre-Closing Insurance Rights and Interests”) to survive the Closing for the period for which such Pre-Closing Insurance Rights and Interests would have survived without regard to the Transactions to the extent permitted under such policies, and Seller shall, and shall cause its Affiliates to, at Buyer’s expense, continue to administer claims made under occurrence based policies with respect to Damages occurring prior to the Closing Date on behalf of the Buyer and the Company in respect of such Pre-Closing Insurance Rights and Interests. Any proceeds received by Seller or any of its Affiliates after the Closing for claims under such occurrence based policies (for pre-Closing occurrences) and claims based policies for pre-Closing matters with respect to any Damages covered under the Pre-Closing Insurance Rights and Interests and occurring on or after the Closing Date shall be paid over to Buyer or, at Buyer’s direction, the Company, net of any reasonable, documented out-of-pocket expenses or costs incurred by Seller or its Affiliates to pursue and secure such proceeds, and in each case (i) without giving effect to any deductibles, retrospective premiums, experience based charges, and/or self-insured retentions relating to such claims, which shall be the sole responsibility of Seller or its Affiliates, and (ii) in each case without duplication or limitation of the indemnification obligation of Seller pursuant to this Agreement.

Section 6.13 Employee Matters. During the period beginning on the Closing Date and ending on the first anniversary of the Closing Date, Buyer shall, or shall cause the Company to, provide each employee of the Company (“Continuing Employees”) with (i) a base annual salary or wage rate that is no less than the base annual salary or wage rate that is in effect for such Continuing Employee immediately prior to the Closing Date, (ii) annual cash bonus opportunities (excluding, for the avoidance of doubt, equity or equity-based compensation opportunities and opportunities provided prior to the Closing under any long-term incentive award agreement) that are no less favorable than the annual cash bonus opportunities provided to such employees immediately prior to the Closing Date, and (iii) employee benefits (excluding those pursuant to any deferred compensation, equity-based, retiree medical, defined benefit pension and ESOP plans) that are no less favorable in the aggregate than the employee benefits provided under the Employee Benefit Plans; provided, however, that for those Continuing Employees whose terms and conditions of employment are governed by a collective bargaining agreement, such employees’ terms and conditions of employment shall continue to be so governed and such employees shall not be subject to the terms of this Section 6.13. Buyer further agrees that, from and after the Closing Date, Buyer shall, or shall cause the Company to grant each Continuing Employee with credit for any and all service with the Company (and Seller and any of its Affiliates) earned prior to the Closing Date (a) for eligibility and vesting purposes and (b) for purposes of vacation and paid time off accrual and severance benefit determinations under each benefit or compensation plan, program, agreement or arrangement that may be established or maintained by Buyer, the Company or any of its or their Subsidiaries on or after the Closing Date (but not for purposes of benefit accruals under any deferred compensation, equity-based, retiree medical or defined benefit pension plans) (the “New Plans”). In addition, Buyer hereby agrees that Buyer shall, or shall cause the Company to, use reasonable best efforts to (i) cause to be waived all pre-existing condition exclusion and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived or satisfied by a Continuing Employee under any Employee Benefit Plan as of the Closing Date, (ii) cause any deductible, co-insurance and out-of-pocket covered expenses paid on or before the Closing Date by any Continuing Employee (or covered dependent thereof) to be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any applicable New Plan in the year of initial participation, and (iii) permit the Continuing Employees to make rollover contributions of their account balances, including rollovers of any outstanding loans under the Company’s or its Affiliate’s new 401(k) plan to a plan maintained by the Buyer or any of its controlled Affiliates that is intended to satisfy the requirements of Section 401(k) of the Code. Seller will accelerate any unearned vesting of any employer contributions for Continuing Employees to the extent they participate in the Company’s new 401(k) plan following the Closing Date, and Seller shall cooperate with Buyer in connection with effectuating any rollovers, including by exchanging any necessary participant records or engaging any recordkeepers, administrators, providers, insurers, or other third parties. From and after the Closing Date, Buyer shall have no Liability under any Seller Employee Benefit Plan, including any defined benefit pension plan, ESOP plan, deferred compensation plan or retiree medical plan. Nothing contained herein, express or implied, is intended to confer any rights (including any third-party beneficiary rights), remedies or claims upon any employee of the Company, any Continuing Employee or any other Person, other than the Parties to this Agreement, or shall constitute an amendment to or any other modification of any New Plan or Employee Benefit Plan. Nothing contained herein shall limit Buyer’s or the Company’s rights to terminate any New Plans or the employment of any Continuing Employee following the Closing Date. Buyer agrees and acknowledges that all collective bargaining agreements in effect at the Company as of the Closing Date will continue in effect after the Closing Date in accordance with their terms and with applicable Law.

Section 6.14 Investigation by Buyer; No Other Representations; Non-Reliance of Buyer. Buyer has substantial familiarity with the Business and fully understands the risks inherent therewith. Furthermore, Buyer (for itself and on behalf of the Buyer Indemnified Parties and its Affiliates, representatives and financing sources), has conducted an independent investigation, verification, review and analysis of the Business, operations, assets, Liabilities, results of operations, financial condition, technology and prospects of the Company and Buyer, its Affiliates and their advisors and representatives have had access to the personnel, properties, premises and records of the Company for such purpose. In entering into this Agreement, Buyer has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the Company or Seller or the Company’s or Seller’s employees, directors, managers, officers, representatives or any other Person, and, except for the specific representations and warranties expressly made by the Company in Article III and Seller in Article IV (in each case, as modified by the Disclosure Schedules), Buyer (for itself and on behalf of the Buyer Indemnified Parties and its Affiliates, representatives and financing sources): (a) specifically acknowledges that none of the Company, Seller nor any other Person is making nor has made any representation or warranty, expressed or implied, at law or in equity, in respect of Seller, the Company or the Company’s Business, assets, risks and other incidents of the Company, Liabilities, operations, prospects or condition (financial or otherwise), including with respect to merchantability or fitness for any particular purpose of any assets and whether the Company possesses sufficient real property or personal property to operate the Business, the nature or extent of any Liabilities, the prospects of the Business, the effectiveness or the success of any operations, or the accuracy or completeness of any confidential information memoranda, documents, projections, material or other information (financial or otherwise) regarding the Company furnished to Buyer or its Affiliates or their advisors or representatives or made available to Buyer, its Affiliates or their advisors or representatives in any data rooms, management presentations or in any other form in expectation of, or in connection with, the transactions contemplated hereby, and the Interests are being transferred through the sale of the Interests “as is, where is, with all faults”; (b) specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges that the Company, Seller and its Affiliates hereby specifically disclaim any such other representation or warranty made by any Person; (c) specifically disclaims any obligation or duty by the Company, Seller or any of its Affiliates or any other Person to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties set forth in Article III and Article IV; and (d) specifically acknowledges Buyer is entering into this Agreement and acquiring the Interests subject only to the specific representations and warranties set forth in Article III and Article IV. Without limiting the generality of the foregoing, (i) neither the Company nor Seller makes any representation or warranty regarding any third party beneficiary rights or other rights which Buyer might claim under any studies, reports, tests or analyses prepared by any third parties for the Company or any of their Affiliates, even if the same were made available for review by Buyer or its Affiliates or representatives and (ii) none of the documents, information or other materials provided to Buyer at any time or in any format by the Company, Seller or any of their Affiliates or representatives constitute legal advice, and Buyer waives all rights to assert that it received any legal advice from the Company, Seller or any of their Affiliates, or any of their respective representatives or counsel, or that it had any sort of attorney-client relationship with any of such Persons.

Section 6.15 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a partnership or limited liability company, each Party hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Parties (each, but excluding for the avoidance of doubt, the Parties, a “Non-Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, Contract or otherwise) by or on behalf of such party against the Non-Party Affiliates, by the enforcement of any assessment or by any Proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being expressly agreed and acknowledged that no personal Liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Party Affiliate, as such, for any obligations of the applicable party under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, Contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Except to the extent otherwise expressly set forth in, and subject in all cases to the terms and conditions of and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. Each Non-Party Affiliate is expressly intended as a third-party beneficiary of this Section 6.15.

Section 6.16 Termination of Affiliate Agreements. Prior to or concurrently with the Closing, the Company and Seller shall terminate the Contracts that are set forth on Schedule 6.16 between Seller or any of its Affiliates, on the one hand, and the Company, on the other hand, existing at the Closing, without any further liability or obligation of the Company thereunder.

Section 6.17 Additional Covenants. Schedule 6.17 (Additional Covenants) is hereby incorporated by reference into, and forms part of, this Section 6.17 as if set forth in full herein. All references in this Agreement to ‘Section 6.17’ (including any subsection(s) thereof) shall be deemed to refer to ‘Schedule 6.17’ (including the corresponding subsection(s) thereof).

Section 6.18 Financing.

(a) Buyer shall use, and shall cause its Affiliates to use, its reasonable best efforts to obtain the proceeds of the Financing on the terms and conditions described in the Commitment Letter. Buyer shall use, and shall cause its Affiliates to use, its reasonable best efforts to comply with its obligations, and enforce its rights, under the Commitment Letter. Buyer shall give Seller prompt notice of any material breach (or alleged or purported breach) by any party to the Commitment Letter of which Buyer has become aware or any termination (or alleged or purported termination) of the Commitment Letter of which Buyer has become aware, or upon receipt of written notice of any material dispute or disagreement between or among the parties to Commitment Letter, in each case that could result in the failure of the funding obligations in respect of the Financing. Buyer shall not, without the prior written consent of Seller, permit any amendment or modification to, or any waiver of any material provision or remedy under, the Commitment Letter in a manner that would be, or would reasonably be expected to be adverse in any material respect to Seller or Seller’s enforcement rights thereunder. Notwithstanding the foregoing, failure to obtain the Financing and compliance by Buyer with this Section 6.18(a) shall not relieve Buyer of its obligation to consummate the transactions contemplated by this Agreement whether or not the Financing is available.

(b) Prior to the earlier of the Closing and the termination of this Agreement pursuant to Section 8.1, the Company agrees to use commercially reasonable efforts to provide reasonable cooperation in connection with arranging, obtaining and securing the Debt Financing, which shall include using commercially reasonable efforts to: (i) assist in the preparation, execution and delivery of any pledge and security documents, perfection certificates, other definitive financing documents (and any schedules related thereto), or other certificates, or documents as may be reasonably requested by Buyer or otherwise reasonably facilitating the pledging of, granting security interests in and obtaining perfection of any Liens on the collateral, provided, that, such documents will not take effect until the Closing, (ii) solely to the extent required in connection with the Debt Financing, provide quarterly financial statements of the Company (excluding footnotes) to the extent, the Company customarily prepares such financial statements, within the time such statements are normally prepared, (iii) at the Company’s option, taking or appointing a representative of Buyer to take all corporate actions, subject to the occurrence of the Closing, reasonably requested by Buyer to permit the consummation of the Debt Financing and the direct borrowing or incurrence of all of the proceeds of the Debt Financing, by the Company immediately following the Closing, (iv) upon reasonable prior notice, cause members of management of the Company to participate in a reasonable number of meetings, presentations and roadshows with prospective lenders and investors, and sessions with the ratings agencies in each case in connection with the Debt Financing and only to the extent customarily needed for financings of the same type as the Debt Financing, (v) cause members of management of the Company to reasonably assist Buyer and the Lenders in their preparation of (A) any bank information memoranda and related lender presentations, and (B) materials for rating agency presentations; provided that any such bank information memoranda, lender presentations, offering memorandum or similar documents that includes disclosure and financial statements with respect to the Company shall only reflect Buyer and, following the Closing, the Company and its Subsidiaries as the obligor(s) and no such bank information memoranda, lender presentations, materials, or similar documents shall be issued by the Seller and (C) provide information to allow Buyer to prepare the pro forma financial information and pro forma financial statements in connection with the Debt Financing, it being agreed that information and assistance will not be required relating to (I) the proposed aggregate amount of debt and equity financing, together with assumed interest rates, dividends (if any) and fees and expenses relating to the incurrence of such debt or equity financing, (II) any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing or (III) any financial information related to the Buyer or any of its Subsidiaries or any adjustments that are not directly related to the acquisition of the Company and its Subsidiaries by Buyer and (vi) provide Buyer all documentation and other information with respect to the Company and its Subsidiaries as shall have been reasonably requested in writing by Buyer at least ten (10) Business Days prior to the Closing Date that is required in connection with the Debt Financing by U.S. regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, that are required by the providers of the Debt Financing. Notwithstanding the foregoing, (i) such requested cooperation shall not unreasonably interfere with the ongoing operations of the Company and shall not require the Company to provide any investor, arranger or syndicate lender access to the personnel or facilities of the Company that is greater in scope or frequency than the access afforded to Buyer under this Agreement, (ii) the Company shall not be required to provide any disclosures, which disclosures would be a material breach of this Agreement or would reasonably be expected to cause the breach of any material Contract to which the Company is a party (iii) the Company shall not be required to pay any commitment or other similar fee or incur any other Liability or obligation in connection with the Debt Financing prior to the Closing, (iv) neither the Company nor any of its officers, directors, or employees shall be required to execute or enter into or perform any agreement with respect to the Debt Financing that is not contingent upon the Closing or that would be effective prior to the Closing, (v) neither the Company nor its officers, managers, directors or employees shall be required to execute any solvency certificate or authorization letter in connection with the Debt Financing and (vi) Persons who are on the board of directors or the board of managers (or similar governing body) of the Company prior to the Closing in their capacity as such shall not be required to pass resolutions or consents to approve or authorize the execution of the Debt Financing. For the avoidance of doubt, neither the Company nor any of its Affiliates shall be required to provide, and Buyer shall be solely responsible for the preparation of, (1) pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial information (other than, for the avoidance of doubt, the historical financial information required for Buyer to prepare its own pro forma financial information), (2) any description of all or any component of the Financing, including any such description to be included in any liquidity or capital resources disclosure, (3) projections, risk factors or other forward-looking statements or any other information of the type required by Rule 3-09, Rule 3-10 or Rule 3-16 of the Regulation S-X or (4) Compensation Disclosure and Analysis required by Item 402(b) of Regulation S-K. Nothing contained in this Section 6.18(b) or otherwise shall require the Company, prior to the Closing, to be an issuer or other obligor with respect to the Debt Financing. Seller hereby consents to the use of logos of the Company, its Subsidiaries and the Business in connection with the Debt Financing; provided that such logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage, or the reputation or goodwill of, the Seller, the Company and its Subsidiaries or the Business.

(c) None of Seller, the Company, their Affiliates or any of their respective representatives shall be required to take any action that would subject such Person to actual or potential Liability, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment or incur any other Liability or provide or agree to provide any indemnity in connection with the Debt Financing or their performance of their respective obligations under this Section 6.18(c) or any information utilized in connection therewith. Buyer shall indemnify and hold harmless Seller, the Company, their Affiliates and their respective representatives from and against any and all loss suffered or incurred by them in connection with the arrangement of the Debt Financing and the performance of their respective obligations under this Section 6.18(c) and any information utilized in connection therewith, except to the extent such liability is a result of the Seller’s or, prior to the Closing, the Company’s and its Subsidiaries’ gross negligence, bad faith, fraud or a material breach of this Agreement as finally determined by a court of competent jurisdiction. Buyer shall, promptly upon request of Seller or the Company, reimburse Seller or the Company and their Affiliates for all reasonable and documented or invoiced out-of-pocket costs and expenses incurred by Seller, the Company or their Affiliates (including those of its accountants, consultants, legal counsel, agents and other representatives) in connection with the cooperation required by this Section 6.18(c).

Section 6.19 Wrong Pockets. If, following the Closing, Seller or any of its Affiliates, on the one hand, or Buyer or any of its Affiliates (including the Company), on the other hand, receives any funds properly belonging to the other Party, the receiving party will promptly so advise such other Party, will segregate and hold such funds in trust for the benefit of such other Party and will promptly (but no later than three (3) Business Days following receipt) deliver such funds, to an account or accounts designated in writing by such other Party.

ARTICLE VII

SURVIVAL AND INDEMNIFICATION

Section 7.1 Survival of Representations and Covenants.

(a) No Survival of Representations and Warranties. None of the representations and warranties made by Seller and Buyer in this Agreement (or in any certificate or instrument delivered with respect hereto) shall survive the Closing and thereafter there will be no Liability on the part of, nor will any claim be made by, any Party or any of their respective Affiliates in respect thereof.

(b) Survival of Covenants. All covenants and agreements of the Parties contained herein that by their terms are to be performed following the Closing or otherwise expressly by their terms survive the Closing shall survive the Closing until fully performed or complied with, and no other covenants and agreements shall survive the Closing.

Section 7.2 Indemnification by the Sellers.

(a) Indemnification. From and after the Closing (but subject to Section 7.1 and Section 7.4), Seller shall hold harmless and indemnify each of the Buyer Indemnified Parties from and against any Damages which are suffered or incurred by any of the Buyer Indemnified Parties (regardless of whether or not such Damages relate to any Third Party Claim) and which arise from or as a result of:

(i) any breach of any covenant or other obligation in this Agreement of or to be performed by Seller, subject to Section 7.4(c);

(ii) any Excluded Liabilities (as defined in the Contribution Agreement); or

(iii) any breach of Sections 5.1 (Wrong Pockets), 5.2 (Further Assurances), 5.3 (Required Consents), 5.4 (Non-Assignability of Contributed Assets) or 5.6 (Employees) of the Contribution Agreement.

Section 7.3 Indemnification by Buyer. From and after the Closing (but subject to Section 7.1 and Section 7.4), Buyer shall hold harmless and indemnify each of the Seller Indemnified Parties from and against any Damages which are suffered or incurred by any of the Seller Indemnified Parties (regardless of whether or not such Damages relate to any Third Party Claim) and which arise from or as a result of:

(a) any breach of any covenant or other obligation in this Agreement made or to be performed by Buyer; or

(b) any Assumed Liabilities (as defined in the Contribution Agreement).

Section 7.4 Limitations.

(a) Overall Liability Cap. In no event will the total cumulative amount of Damages for which Seller may be liable to the Buyer Indemnified Parties under this Article VII exceed [***]; and in no event will the total cumulative amount of Damages for which Buyer may be liable to the Seller Indemnified Parties under this Article VII exceed [***].

(b) Insurance. The amount of any Damages subject to indemnification under Section 7.2 and Section 7.3 shall be calculated net of any insurance proceeds or any indemnity, contribution or other similar payment actually recovered by the applicable Indemnitee from any insurer or other third party with respect to such Damages, net of all reasonable and documented costs of collection and any resulting increase in insurance premiums incurred as a result of seeking recovery for such amounts. Each Indemnitee shall use, and shall cause its Affiliates to use, commercially reasonable efforts (which the Parties agree does not require any party to commence any litigation or other Proceedings) to seek recovery under all insurance and other indemnity, contribution or other similar arrangements covering such Damages to the same extent as it would if such Damages were not subject to indemnification hereunder. In the event that any insurance proceeds are, or any indemnity, contribution or other similar payment is, actually recovered by any Indemnitee from any insurer or other third party with respect to any Damages for which such Indemnitee has been indemnified hereunder and such insurance recovery would result in duplicative recovery by such Indemnitee, then a refund equal to the aggregate amount of such duplicative insurance recovery or indemnity, contribution or other similar payment shall be made promptly by such Indemnitee to the applicable Indemnitor, net of all reasonable and documented costs of collection and any resulting increase in insurance premiums incurred by such Indemnitee or its Affiliates as a result of seeking recovery for such amounts.

(c) Limitations on Breach of Covenants, etc. In the event that any matter or circumstance constitutes both a breach of any representation or warranty and a breach of any covenant or agreement under this Agreement, such matter or circumstance shall be deemed solely to constitute a breach of the applicable representation or warranty. The sole and exclusive remedy of Buyer with respect to such breach shall be pursuant to the R&W Insurance Policy, and, notwithstanding anything to the contrary contained herein, Buyer shall not have any additional or alternative recourse or remedy for such matter or circumstance under this Agreement.

Section 7.5 Defense of Third Party Claims.

(a) In the event of the assertion or commencement by any Person, other than a Party, of any claim or Proceeding (whether against the Company, Buyer, Seller or any other Person) with respect to which the Seller or Buyer, as the case may be (each, an “Indemnitor”), may become obligated to hold harmless or indemnify any Indemnitee pursuant to Section 7.2 or Section 7.3, as the case may be (a “Third Party Claim”), the Indemnitor shall have the right, at its election, to proceed with the defense of such Third Party Claim on its own with counsel reasonably satisfactory to the Indemnitee unless: (A) the Response

Notice fails to specify that the Indemnitor desires to assume control of the defense of such Third Party Claim; (B) the Third Party Claim is in respect of any matter involving criminal liability or asserts fraud of an Indemnitee; (C) the Third Party Claim seeks Damages in excess of one hundred fifty percent (150%) of the amount for which the Indemnitor may be liable under this Agreement; (D) the Indemnitor fails to provide reasonable assurance to the Indemnitee of its financial capacity to defend such Third Party Claim and provide indemnification with respect to such Third Party Claim; (E) the Indemnitee is also a party to such Third Party Claim and under applicable standards of professional conduct, a conflict of interest on any significant issue related to such proceeding exists or is reasonably likely to arise between the Indemnitor, on the one hand, and the Indemnitee on the other hand; (F) after receipt of written notice and failure to cure within ten (10) days thereafter, the Indemnitor has failed or is failing to reasonably prosecute or defend such Third Party Claim; (G) such Third Party Claim involves any Governmental Entity as a party thereto; or (H) the Third Party Claim seeks as the primary cause of action the imposition of an equitable or injunctive remedy against the Indemnitee or any of its Affiliates (other than equitable relief that is ancillary to claim for monetary damages). If the Indemnitor so proceeds with the defense of any such Third Party Claim:

(i) the Indemnitee shall make available to the Indemnitor any documents and materials in such Indemnitee’s and in such Indemnitee’s Affiliates’ possession or control that may be necessary to the defense of such Third Party Claim; provided, however, that any confidential or privileged materials shall not be disclosed by the Indemnitee other than as needed for such defense, and the Indemnitor agrees to enter into a commercially reasonable confidentiality and non-use agreement with the Indemnitee with respect to such information;

(ii) the Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defense of such Third Party Claim; and

(iii) the Indemnitor may not settle, adjust or compromise such Third Party Claim without the consent of the Indemnitee (it being understood that if the Indemnitor requests that the Indemnitee consent to a settlement, adjustment or compromise, the Indemnitee shall not unreasonably withhold, condition or delay such consent); provided, however, that no such consent shall be required if: (A) there is no finding or admission of any violation of Law or suggestion of any wrongdoing on behalf of the Indemnitee; (B) each Indemnitee that is a party to such Third Party Claim is fully and unconditionally released from liability with respect to such claim, without prejudice; and (C) as a result of such settlement, adjustment or compromise, no injunctive or other equitable relief will be imposed against the Indemnitee.

(b) If the Indemnitor does not elect or is not entitled to proceed with the defense of any such Third Party Claim, the Indemnitee shall proceed with the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnitor; provided, however, that the Indemnitee may not settle, adjust or compromise any such Third Party Claim without the prior written consent of the Indemnitor (which consent may not be unreasonably withheld, conditioned or delayed). An Indemnitee shall give the applicable Indemnitor prompt notice of the commencement of any such Third Party Claim against the Indemnitee; provided, however, that any failure on the part of the Indemnitee to so notify the Indemnitor shall not limit any of the obligations of the Indemnitor under this Article VII (except to the extent such failure materially prejudices the defense of such Third Party Claim).

Section 7.6 No Contribution. Effective as of the Closing, each Party waives and acknowledges and agrees that such Party shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or advancement of expenses or other right or remedy against any other Party in connection with any indemnification obligation or any other Liability to which such Party may become subject under or in connection with this Agreement or any Related Document (without limiting such Party’s indemnity obligations under this Article VII or under the indemnity sections, if any, of any Related Document).

Section 7.7 Indemnification Claim Procedure.

(a) If any Indemnitee has or claims in good faith to have incurred or suffered, or believes in good faith that it may incur or suffer, Damages for which it is or may be entitled to be held harmless, indemnified, compensated or reimbursed under this Article VII or for which it is or may be entitled to a monetary remedy (such as in the case of a claim based on Fraud), such Indemnitee may deliver a notice of claim (a “Notice of Claim”) to the applicable Indemnitor. Each Notice of Claim shall: (i) state that such Indemnitee believes in good faith that such Indemnitee is or may be entitled to indemnification, compensation or reimbursement under this Article VII or is or may otherwise be entitled to a monetary remedy; (ii) contain a brief description of the facts and circumstances supporting the Indemnitee’s claim; and (iii) contain a good faith, non-binding, preliminary estimate of the aggregate amount of the actual and potential Damages that the Indemnitee believes have arisen and may arise as a result of such facts and circumstances (the aggregate amount of such estimate, as it may be modified by such Indemnitee in good faith from time to time, being referred to as the “Claimed Amount”).

(b) During the thirty (30)-day period commencing upon delivery by an Indemnitee to the applicable Indemnitor of a Notice of Claim (the “Claim Dispute Period”), the applicable Indemnitor may deliver to the Indemnitee who delivered the Notice of Claim a written response (the “Response Notice”) in which the Indemnitor: (i) agrees that the full Claimed Amount is owed to the Indemnitee; (ii) agrees that part, but not all, of the Claimed Amount (such agreed portion, the “Agreed Amount”) is owed to the Indemnitee; or (iii) indicates that no part of the Claimed Amount is owed to the Indemnitee. If the Response Notice is delivered in accordance with clause (ii) or (iii) of the preceding sentence, the Response Notice shall also contain a brief description of the facts and circumstances supporting the Indemnitor’s claim that only a portion or no part of the Claimed Amount is owed to the Indemnitee, as the case may be. If the Notice of Claim relates to a Third Party Claim, the Response Notice shall also specify whether or not the Indemnitor desires to assume control of the defense of such Third Party Claim. Any part of the Claimed Amount that is not agreed to be owed to the Indemnitee pursuant to the Response Notice (or the entire Claimed Amount, if the Indemnitor asserts in the Response Notice that no part of the Claimed Amount is owed to the Indemnitee) is referred to in this Agreement as the “Contested Amount” (it being understood that the Contested Amount shall be modified from time to time to reflect any good faith modifications by the Indemnitee to the Claimed Amount).

(c) If the Indemnitor delivers a Response Notice agreeing that the full Claimed Amount is owed to the Indemnitee; then, within ten (10) Business Days following the receipt of such Response Notice by the Indemnitee (or, in the case the Notice of Claim was delivered by a Buyer Indemnified Party) or within ten (10) Business Days after the expiration of the Claim Dispute Period, as the case may be, the Indemnitor shall pay to the applicable Indemnitee an amount in cash equal to the full Claimed Amount.

(d) If the Indemnitor delivers a Response Notice during the Claim Dispute Period agreeing that less than the full Claimed Amount is owed to the Indemnitee, then within ten (10) Business Days following the receipt of such Response Notice, the Indemnitor shall pay to the applicable Indemnitee an amount in cash equal to the Agreed Amount.

(e) If the Indemnitor delivers a Response Notice during the Claim Dispute Period indicating that there is a Contested Amount, the Indemnitor and the Indemnitee shall attempt in good faith to resolve the dispute related to the Contested Amount. If the Indemnitee and the Indemnitor resolve such dispute, a settlement agreement stipulating the amount owed to the Indemnitee, if any (the “Stipulated Amount”) shall be signed by the Indemnitee and the Indemnitor. Within ten (10) Business Days following the execution of such settlement agreement (or such shorter period of time as may be set forth in the settlement agreement), the Indemnitor shall pay to the applicable Indemnitee an amount in cash equal to the Stipulated Amount, if any.

(f) In the event that there is a dispute relating to any Notice of Claim or any Contested Amount (whether it is a matter between any Indemnitee, on the one hand, and the applicable Indemnitor, on the other hand, or it is a matter that is subject to a Third Party Claim brought against any Indemnitee) that remains unresolved after application of the terms of this Section 7.7, such dispute shall be settled in accordance with Section 9.8 hereof.

Section 7.8 Exercise of Remedies Other Than by Buyer or the Seller.

(a) No Buyer Indemnified Party (other than Buyer or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Buyer or any successor thereto or assign thereof, as the case may be, shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

(b) No Seller Indemnified Party (other than the Seller or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless the Seller or any successor thereto or assign thereof, as the case may be, shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

Section 7.9 Exclusive Remedy. Except: (a) for equitable relief, to which any Party may be entitled pursuant to this Agreement (including pursuant to Section 9.9) or (b) as otherwise expressly provided in this Agreement, after the Closing the indemnification provided in this Article VII shall be the sole and exclusive remedy of the Parties for any and all claims against any Party to the extent arising under or out of, this Agreement (or in any certificate or instrument delivered with respect hereto), including any breach of any representation, warranty or covenant contained in this Agreement (or in any certificate or instrument delivered with respect hereto); provided that, Buyer’s sole recourse in the event of any breach by Seller or the Company of any representation or warranty under this Agreement (other than in the case of Fraud) will be to seek coverage for such breach under the R&W Insurance Policy. Nothing in this Article VII (including Section 7.1(c)) shall be deemed to limit a Party’s remedy to pursue a Person for its own Fraud.

Section 7.10 Tax Treatment of Indemnification. Any indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Final Purchase Price for Tax purposes, unless otherwise required by applicable Law.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated at any time prior to the Closing only as follows:

(a) by the mutual written consent of Seller and Buyer;

(b) by either Seller or Buyer, by written notice to the other if any applicable Law is in effect making the consummation of the transactions contemplated hereby illegal or any final and non-appealable order is in effect permanently preventing the consummation of the transactions contemplated hereby; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement of this Agreement results in or causes such Law, order or other action;

(c) by either Seller or Buyer by written notice to the other if the consummation of the transactions contemplated hereby shall not have occurred on or before April 30, 2026 (the “Outside Date”); provided, further, that (i) the right to terminate this Agreement under this Section 8.1(c) shall not be available to (i) any Party whose breach of its representations, warranties, covenants or agreements under this Agreement has been the primary cause of the failure of the Closing to occur on or before the Outside Date and (ii) Seller if the DOJ has not yet made a determination with respect to its approval of the transactions contemplated hereby.

(d) by Seller, if Buyer breaches in any material respect any of its representations or warranties contained in this Agreement or breaches or fails to perform in any material respect any of its covenants contained in this Agreement, which breach or failure to perform (i) would render a condition precedent to Seller’s obligations to consummate the transactions contemplated hereby set forth in Section 2.6(a) or Section 2.6(c) not capable of being satisfied and (ii) after the giving of written notice of such breach or failure to perform to Buyer by Seller, cannot be cured or has not been cured by the earlier of the Outside Date and fifteen (15) Business Days after the delivery of such notice; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to Seller if the Company or Seller is then in material breach of this agreement and such breach would reasonably be expected to result in or cause the failure of any of the conditions set forth in Section 2.6(b)(i) or Section 2.6(b)(ii) to be satisfied;

(e) by Buyer, if the Company or Seller breaches in any material respect any of its representations or warranties contained in this Agreement or the Company or Seller breaches or fails to perform in any material respect any of its covenants contained in this Agreement, which breach or failure to perform (i) would render a condition precedent to Buyer’s obligations to consummate the transactions contemplated hereby set forth in Section 2.6(a) or Section 2.6(b) not capable of being satisfied and (ii) after the giving of written notice of such breach or failure to perform to Seller by Buyer, cannot be cured or has not been cured by the earlier of the Outside Date and 15 Business Days after the delivery of such notice; provided, however, that the right to terminate this Agreement under this Section 8.1(e) shall not be available to Buyer if Buyer is then in breach of this Agreement and such breach would reasonably be expected to result in or cause the failure of any of the conditions set forth in Section 2.6(c)(i) or Section 2.6(c)(ii) to be satisfied; and

(f) by Seller if: (i) all of the conditions to Closing set forth in Section 2.6(a) and Section 2.6(b) were satisfied or waived as of the date the Closing should have been consummated pursuant to the terms of this Agreement (other than those conditions that by their terms are to be satisfied at the Closing and could have been satisfied or would have been waived assuming a Closing would occur), (ii) Seller has irrevocably notified Buyer in writing that all of the conditions to Closing set forth in Section 2.6(c) were satisfied or waived as of the date the Closing should have been consummated pursuant to the terms of this Agreement (other than those conditions that by their terms are to be satisfied at the Closing and could have been satisfied or would have been waived assuming a Closing would occur) and that Seller and the Company are ready, willing and able to consummate the transactions contemplated by this Agreement and (iii) Buyer fails to complete the Closing within five (5) Business Days after the delivery of such notification by Seller.

Section 8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall immediately become null and void, without any Liability on the part of any Party or any other Person and all rights and obligations of each Party shall cease; provided, that (a) the Confidentiality Agreement and the agreements contained in Section 6.6, Section 6.7, this Section 8.2 and Article IX of this Agreement survive any termination of this Agreement and remain in full force and effect and (b) no such termination shall relieve any Party from any Liability arising out of or incurred as a result of its Fraud or material, willful and intentional breach of the terms of this Agreement prior to such termination, nor shall such termination limit the right of such non-breaching Party to seek all other remedies available to it at law or equity; provided, that a failure of a Party to consummate the transactions contemplated by this Agreement at a time when all of the conditions to closing set forth in Section 2.6 have been satisfied or validly waived shall be deemed to be an intentional and willful breach of the terms of this Agreement. Notwithstanding anything to the contrary contained herein, in the event of the termination of this Agreement pursuant to Section 8.1, (i) under no circumstance shall a Party be permitted or entitled to receive both a grant of specific performance pursuant to, and in accordance with the limitations contained in, Section 9.9 to cause the Closing to occur and monetary damages in connection with this Agreement or any termination of this Agreement, and (ii) in no event may the aggregate damages award(s) payable by Buyer or by Seller exceed, in the aggregate, an amount equal to $31,500,000.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Amendment and Waiver. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. No waiver of any provision or condition of this Agreement shall be valid unless the same shall be in writing and signed by the Party against which such waiver is to be enforced. No waiver by any Party of any default, breach of representation or warranty or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence.

Section 9.2 Notices. All notices, demands, requests, instructions, claims, consents, waivers and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment), sent by email (with no “bounce back” or similar error message) prior to 5:00 p.m. Eastern Time on a Business Day or delivery by reputable overnight express courier (charges prepaid), or (b) three calendar days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing, notices, demands and communications to the Company, Buyer and Seller shall be sent to the addresses indicated below:

Notices to Seller, and prior to the Closing, the Company: Columbus McKinnon Corporation Legal Department 205 Crosspoint Parkway Getzville, NY 14068 Attention: General Counsel Email:	with a copy to (which shall not constitute notice): DLA Piper LLP (US) 1251 Avenue of the Americas, 27th Floor New York, NY 10020 Attention: Michael Murphy & David Clark Email:

Notices to Buyer, and following the Closing, the Company:

Star Hoist Intermediate, LLC c/o Pacific Avenue

Capital Partners

2447 Pacific Coast Hwy

Hermosa Beach, California 90254

Attention: Jonathan Sinnot, Managing Director

E-mail:

with a copy to (which shall not constitute notice): O’Melveny & Myers LLP 1999 Avenue of the Stars, 7th Floor Los Angeles, California 90067 Attention: David Smith E-mail:

Section 9.3 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided, that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Party (including by operation of Law) without the prior written consent of the other Parties; provided, further, that without such prior written consent: (a) Seller may assign its rights under this Agreement (but not delegate its obligations) to any Affiliate of Seller, (b) Buyer may assign its rights under this Agreement (but not delegate its obligations) to any Affiliate of Buyer, (c) Buyer may assign its rights under this Agreement to (x) any purchaser of a substantial portion of the assets of Buyer or any Affiliates or (y) as a matter of law to the surviving entity in any merger, consolidation, share exchange or reorganization involving Buyer or any of its Affiliates (provided, however, that, in each of (x) and (y), no such assignment of Buyer’s rights under Sections 6.11, 6.12, and 6.17(b), (c), or (d) may be made to a Competitor without Seller’s prior written consent (which Seller may withhold in its sole discretion)), and (d) Buyer and its Affiliates shall be permitted to collaterally assign, at any time and in their sole discretion, their respective rights hereunder to any lender or lenders providing financing to Buyer or any of its Affiliates (including any agent for any such lender or lenders) or to any assignee or assignees of such lender, lenders or agent; provided that no such collateral assignment shall release Buyer from any of its obligations hereunder. No permitted assignment pursuant to this Section 9.3 shall relieve the assigning Party of any liability for the performance of its obligations under this Agreement.

Section 9.4 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

Section 9.5 Interpretation. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. The use of the word “including” herein shall mean “including without limitation.” The words “this Agreement”, “herein”, “hereby”, “hereunder” and “hereof”, and words of similar import, refer to this Agreement as a whole and not to any particular clause or other subdivision thereof unless expressly so limited. The words “this Article”, “this Section”, “this clause”, and words of similar import, refer only to the Article, Section, clause or other subdivision hereof in which such words occur. Pronouns in masculine, feminine or neuter genders shall be construed to include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, in each case, unless the context otherwise requires. The word “or” has the inclusive meaning “and/or” and the word “including” (and correlative forms thereof) shall be deemed to be followed by the phrase “without limitation”. References to “written” or “in writing” include in electronic form. The use of the word “Ordinary Course of Business” shall mean, with respect to any Person, any action taken by such Person in the ordinary course of business consistent with past practice. All references to “$”, “U.S. Dollars”, “Dollars” and “dollars” and other monetary figures shall be deemed to refer to United States currency unless otherwise expressly provided herein. All accounting terms used but not defined herein shall have the meanings given to them under the GAAP. Whenever this Agreement refers to a number of days, such number shall refer to calendar days, unless such reference is specifically to “Business Days,” and the terms “year” and “years” mean and refer to calendar years. If any action is to be taken on or by a particular calendar day that is not also a Business Day, then such action may be deferred until the immediately succeeding Business Day. Unless the context otherwise requires, any reference to (a) any Person shall be deemed to refer to such Person’s successors and permitted assigns, and, in the case of any Governmental Entity, to any Person(s) succeeding to its functions and capacities, (ii) any Law shall be deemed to refer to all rules and regulations promulgated thereunder and (iii) any Contract or Law shall be deemed to refer to such Contract or Law as amended, restated, supplemented or otherwise modified from time (and in the case of any Contract, in accordance with the terms hereof or thereof, as applicable), and in effect at any given time (and in the case of any Law, to any successor provisions). The phrases “delivered”, “provided”, “furnished”, “made available” or words of similar import when used with respect to information or documents means that such information or documents have been physically or electronically delivered to the relevant receiving party (including, in the case of information or documents of Seller or any of its Affiliates (including the Company), posted at least forty-eight (48) hours prior to the execution and delivery of this Agreement to the Data Room). The Parties and their respective counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the Parties, and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person.

Section 9.6 Entire Agreement. This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way. The Parties have voluntarily agreed to define their rights, Liabilities and obligations with respect to the transactions contemplated hereby exclusively in Contract pursuant to the express terms and provisions of this Agreement, and the Parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. Furthermore, this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and no Person has any special relationship with another Person that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.

Section 9.7 Counterparts; Electronic Delivery. This Agreement and agreements, certificates, instruments and documents entered into in connection herewith may be executed and delivered in one or more counterparts, including email or other digital format, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of email or other digital format to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of email or other digital format as a defense to the formation or enforceability of a Contract and each Party forever waives any such defense.

Section 9.8 Governing Law; Waiver of Jury Trial; Jurisdiction. The Law of the State of Delaware shall govern (i) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (ii) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES HEREUNDER. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. EACH PARTY HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY UNITED STATES DISTRICT COURT LOCATED IN WILMINGTON, DELAWARE OR DELAWARE CHANCERY COURT LOCATED IN WILMINGTON, DELAWARE (OR IF, BUT ONLY IF, SUCH COURTS DO NOT HAVE SUBJECT MATTER JURISDICTION, ANOTHER STATE COURT SITTING IN THE STATE OF DELAWARE) AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER SUCH ACTIONS OR PROCEEDINGS ARE BASED IN STATUTE, TORT, CONTRACT OR OTHERWISE), SHALL BE LITIGATED IN SUCH COURTS. Nothing in this Section 9.8, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

Section 9.9 Specific Performance.

(a) The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Parties hereto in accordance with their specific terms or were otherwise breached, and that money damages would not be an adequate remedy for any such damages. It is accordingly agreed that Buyer, on the one hand, and Seller, on the other hand, shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement by the other (as applicable) and to enforce specifically the terms and provisions of this Agreement and to thereafter cause the transactions contemplated by this Agreement to be consummated on the terms and subject to the conditions thereto set forth in this Agreement (including, for the avoidance of doubt, the obligation of Buyer to cause the Financing to be fully funded and to enforce its rights under the Commitment Letter). The foregoing rights are in addition to and without limitation of any other remedy to which the parties hereto may be entitled at law or in equity. The parties hereto further agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. Each of the Parties hereto hereby waives (i) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief. If any Party brings any action to enforce specifically the performance of the terms and provisions hereof by any other Party, the Outside Date shall automatically be extended by (x) the amount of time during which such action is pending, plus ten (10) Business Days or (y) such other later date established by the court presiding over such action. The parties hereto further agree that (i) by seeking the remedies provided for in this Section 9.9, no Party hereto shall in any respect waive its right to seek at any time any other form of relief that may be available to it under this Agreement or any other agreement or document entered into in connection herewith or the transactions contemplated hereby (including monetary damages) in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 9.9 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 9.9 shall require any Party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 9.9 prior to or as a condition to exercising any termination right under Article VIII, nor shall the commencement of any legal proceeding pursuant to this Section 9.9 or anything set forth in this Section 9.9 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies under this Agreement or any other agreement or document entered into in connection herewith or the transactions contemplated hereby that may be available then or thereafter.

(b) Notwithstanding anything to the contrary set forth in Section 9.9(a), Seller shall be entitled to obtain an injunction or other appropriate form of equitable relief to cause Buyer to cause the Financing to be funded and to thereafter cause the Closing to occur in accordance with Section 2.5 if, and only if, each of the following conditions have been satisfied: (w) all of the conditions set forth in Sections 2.6(a) and 2.6(b) (other than those conditions that, by their nature, are to be satisfied at the Closing, but which are capable of being satisfied at the Closing) have been satisfied, and remain satisfied, at the time when the Closing would have occurred but for the failure of the Financing to be funded; (x) all conditions to funding set forth in the Commitment Letter have been satisfied (other than those conditions that, by their nature, are to be satisfied at the Closing, but which are capable of being satisfied at the Closing); and (y) with respect to any funding of the Financing to occur at the Closing, Seller has irrevocably confirmed to Buyer in writing that if specific performance is granted and the Financing is funded, then the Closing pursuant to Section 2.5 will occur.

Section 9.10 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such permitted assigns, any legal or equitable rights hereunder (other than in respect of the Buyer Indemnified Parties, the Seller Indemnified Parties, the Seller Parties, the Indemnified Persons and Non-Party Affiliates, each of whom is an express third-party beneficiary hereunder and entitled to enforce certain obligations hereunder).

Section 9.11 Legal Representation. Seller, Buyer and the Company hereby agree, on their own behalf and on behalf of their current and future directors, managers, members, partners, officers, equityholders, employees and Affiliates and each of their successors and assigns (all such parties, the “Waiving Parties”), that DLA Piper LLP (US) (“DLA”) (or any successor thereto) may represent Seller or any direct or indirect director, manager, member, partner, officer, employee, equityholder or Affiliate thereof, in connection with any dispute, litigation, claim, Proceeding or obligation arising out of or relating to this Agreement, any agreement entered into in connection herewith or the transactions contemplated hereby (any such representation, the “Post-Closing Representation”) notwithstanding its representation (or any continued representation) of the Company in connection with the transactions contemplated by this Agreement, and each of Buyer and the Company on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto. Buyer and the Company each acknowledge that the foregoing provision applies whether or not DLA provides legal services to the Company after the Closing Date. Each of Buyer and the Company, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications among DLA, the Company, Seller and/or any director, officer, manager, member, equityholder, employee or representative of any of the foregoing made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Proceeding arising out of or relating to, this Agreement, any agreement entered into in connection herewith, the transactions contemplated hereby or any matter relating to any of the foregoing, are privileged communications and the attorney-client privilege and the expectation of client confidence belongs solely to Seller and may be exclusively controlled by Seller and shall not pass to or be claimed by Buyer or the Company, and from and after the Closing none of Buyer, the Company or any Person purporting to act on behalf of or through Buyer, the Company or any of the Waiving Parties, will seek to obtain the same by any process. From and after the Closing, each of Buyer and the Company, on behalf of itself and the Waiving Parties, irrevocably waives and will not assert any attorney-client privilege with respect to any communication among DLA, the Company, Seller and/or any director, officer, manager, member, equityholder, employee or representative of any of the foregoing occurring prior to the Closing in connection with any Post-Closing Representation. Notwithstanding the foregoing, in the event that a dispute arises between Buyer or the Company, on the one hand, and a third party other than Seller, on the other hand, Buyer and the Company may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that neither Buyer nor the Company may waive such privilege without the prior written consent of Seller.

Section 9.12 Schedules. All Schedules, including the Disclosure Schedules, and Exhibits attached hereto or referred to herein and the recitals to this Agreement are (a) each hereby incorporated in and made a part of this Agreement as if set forth in full herein and (b) qualified in their entirety by reference to specific provisions of this Agreement. Any fact or item disclosed in any Section of the Disclosure Schedules shall be deemed disclosed in each other Section of the Disclosure Schedules to which such fact or item may apply so long as (x) such other Section is referenced by applicable cross-reference or (y) it is reasonably apparent that such disclosure is applicable to such other Section of the Disclosure Schedules. The headings contained in the Schedules (including the Disclosure Schedules) are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in the Disclosure Schedules or the Agreement. The Disclosure Schedules are not intended to constitute, and shall not be construed as, an admission or indication that any such fact or item is required to be disclosed. No disclosure in the Disclosure Schedules shall be deemed to have expanded in any way the scope or effect of any representations, warranties or covenants contained in this Agreement. Any fact or item, including the specification of any dollar amount, disclosed in the Disclosure Schedules shall not by reason only of such inclusion be deemed to be material, to establish any standard of materiality or to define further the meaning of such terms for purposes of the Agreement and matters reflected in the Disclosure Schedules are not necessarily limited to matters required by the Agreement to be reflected herein and may be included solely for information purposes; and no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in the Disclosure Schedules in any dispute or controversy between the Parties as to whether any obligation, item or matter not described or included in the Disclosure Schedules is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the Ordinary Course of Business. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any Contract, Law or order shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. Moreover, in disclosing the information in the Disclosure Schedules, Seller expressly does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein.

* * * * *

Each of the undersigned has caused this Equity Purchase Agreement to be duly executed as of the date first above written.

BUYER:

STAR HOIST INTERMEDIATE, LLC

By:	/s/ Christopher Sznewajs
Name:	Christopher Sznewajs
Title:	Authorized Signatory

[Signature Page to Equity Purchase Agreement]

THE COMPANY:

ROYAL NY COMPANY HOLDINGS, LLC

By:	/s/ David J. Wilson
Name:	David J. Wilson
Title:	Manager

SELLER:

COLUMBUS MCKINNON CORPORATION

By:	/s/ David J. Wilson
Name:	David J. Wilson
Title:	President and Chief Executive Officer

[Signature Page to Equity Purchase Agreement]